UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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RAMTRON INTERNATIONAL CORPORATION
(Name of Registrant as Specified in its Charter)

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Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(719) 481-7000

October 29, 2012

To the Stockholders of Ramtron International Corporation:

You are cordially invited to attend a special meeting of stockholders of Ramtron International Corporation, a Delaware corporation (“Ramtron,” “we,” “us” or “our”), to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, at 8:00 a.m., Pacific time, on November 20, 2012.

On September 18, 2012, we entered into a merger agreement with Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”) and Rain Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cypress (“Purchaser”). At the special meeting, we will ask you to approve and adopt that merger agreement (the “merger agreement”). The merger is the second and final step of the acquisition of Ramtron by Cypress. The first step was a tender offer by Purchaser for all of the outstanding common stock, par value $0.01 per share (“common stock”), of Ramtron at a price of $3.10 per share, net to the seller in cash (less any applicable withholding taxes and without interest) (the “offer”), which was completed on October 17, 2012. The second step of Cypress’s purchase of Ramtron consists of the merger of Purchaser with and into Ramtron pursuant to the merger agreement, with Ramtron surviving the merger as a wholly owned subsidiary of Cypress (the “merger”).

If the merger is completed, you will be entitled to receive $3.10 in cash (less any applicable withholding taxes and without interest) for each share of common stock that you own.

Our board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Ramtron and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

The merger cannot be completed unless stockholders holding at least a majority of the common stock outstanding and entitled to vote at the close of business on the record date approve and adopt the merger agreement. Following the tender offer, Cypress beneficially owns approximately 27.6 million shares of common stock, representing approximately 78% of the outstanding shares of common stock. Cypress will vote all such shares in favor of approving and adopting the merger agreement, and such vote is sufficient to assure approval and adoption of the merger agreement at the special meeting. As a result, the affirmative vote of other Ramtron stockholders is not required to approve and adopt the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other conditions. More information about the merger is contained in the accompanying proxy statement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Ramtron’s named executive officers by Ramtron based on or otherwise relating to the merger. Our board of directors unanimously recommends that you vote “FOR” the named executive officer merger-related compensation proposal described in the accompanying proxy statement. Cypress will vote all shares of common stock that it owns in favor of approving and adopting the named executive officer merger-related compensation proposal, and such vote is sufficient to assure approval of the named executive officer merger-related compensation proposal at the special meeting. As a result, the affirmative vote of other Ramtron stockholders is not required to approve the named executive officer merger-related compensation proposal agreement.

We encourage you to read the accompanying proxy statement in its entirety because it explains the merger, the documents related to the merger (including the merger agreement), the named executive officer merger-related compensation proposal and other related matters.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Thank you for your support of Ramtron.

Sincerely,

Eric A. Balzer

Chief Executive Officer

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

The accompanying proxy statement is dated October 29, 2012 and is first being mailed to stockholders on or about October 29, 2012.

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(719) 481-7000

TO THE STOCKHOLDERS OF RAMTRON INTERNATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Ramtron International Corporation, a Delaware corporation, will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, at 8:00 a.m., Pacific time, on November 20, 2012 for the following purposes:

•

to approve and adopt the Agreement and Plan of Merger, dated as of September 18, 2012 (the “merger agreement”), by and among Ramtron International Corporation, a Delaware corporation (“Ramtron,” “we,” “us” or “our”), Cypress Semiconductor, a Delaware corporation (“Cypress), and Rain Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cypress (“Purchaser”), pursuant to which Purchaser will be merged with and into Ramtron, with Ramtron surviving the merger as a wholly owned subsidiary of Cypress (the “merger”); and

•

to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Ramtron to its named executive officers that is based on or otherwise relates to the merger.

For more information about the transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached as Annex A.

Our board of directors has fixed the close of business on October 19, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting. Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy either by mail with a later date or by appearing at the special meeting and voting in person by ballot. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Ramtron stockholders who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal and the fair value of their shares but only if they perfect their appraisal rights by complying with the required procedures under the Delaware General Corporation Law. See the section of the proxy statement captioned “Approval of the Merger Agreement—Appraisal Rights.”

All stockholders are cordially invited to attend the special meeting.

By Order of the Board of Directors,

Eric A. Balzer

Chief Executive Officer

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction form forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting.

If your shares of common stock are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope so that your shares of common stock can be voted in favor of the proposals at the special meeting.

For additional questions about the merger or other matters to be voted on at the special meeting, assistance in submitting proxies or voting shares of common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the following:

Georgeson, Inc.

199 Water Street, 26th Floor

New York, New York 10038

Toll-Free: (866) 219-9786

Banks and Brokers: (212) 440-9800

-i-

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Needham & Company, LLC
Annex C	Section 262 of the Delaware General Corporation Law

-ii-

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(719) 481-7000

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of Ramtron International Corporation, a Delaware corporation (“Ramtron,” “we,” “us” or “our”), to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, at 8:00 a.m., Pacific time, on November 20, 2012 and at any adjournments or postponements thereof. We are furnishing this proxy statement to holders of our common stock, par value $0.01 per share (“common stock”), of Ramtron as part of the solicitation of proxies by our board of directors for use at the special meeting. This proxy statement is dated October 29, 2012 and is first being mailed to stockholders on or about October 29, 2012.

SUMMARY TERM SHEET

This summary highlights selected information in this proxy statement and may not contain all of the information about the merger described in this proxy statement that is important to you. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting.

The Companies

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(719) 481-7000

We are a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions that are used in many markets for a wide range of applications. Our products combine the nonvolatile data storage capability of ROM with the benefits of RAM, which include a high number of read and write cycles, high-speed read and write cycles, and low power consumption. We also integrate wireless communication capabilities as well as analog and mixed-signal functions such as microprocessor supervision, tamper detection, timekeeping, and power failure detection into its devices. Our common stock is currently listed on the NASDAQ Global Market under the symbol “RMTR.”

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

(408) 943-2600

Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress is the world leader in universal serial bus controllers. In addition, Cypress is the industry leader in the high-performance SRAM memory market and a market leader in programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Its shares are currently listed on the NASDAQ Global Select Market under the symbol “CY.”

Rain Acquisition Corp.

c/o Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

(408) 943-2600

Rain Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Cypress (“Purchaser”), has engaged in no activities other than those incident to its formation and to the transactions contemplated by the merger agreement. Purchaser currently owns 27,580,523 shares of common stock, representing approximately 78% of the outstanding shares of common stock. Upon consummation of the merger, Purchaser will merge with and into Ramtron and will cease to exist, with Ramtron surviving the merger as a wholly owned subsidiary of Cypress.

Overview of the Transaction

Ramtron, Cypress and Purchaser entered into the merger agreement on September 18, 2012. In the merger agreement, Cypress agreed to acquire Ramtron through a two-step process. The first step was a tender offer by Purchaser for all of the outstanding shares of common stock at a price of $3.10 per share, net to the seller in cash (less any applicable withholding taxes and without interest) (the “offer”), which was completed on October 17, 2012. The second step is a merger of Purchaser with and into Ramtron, with Ramtron surviving the merger as a wholly owned subsidiary of Cypress (the “merger”). The following will occur in connection with the merger:

•

each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than those owned by Cypress or any of its subsidiaries or Ramtron or any of its subsidiaries and any shares of common stock in respect of which rights of appraisal have been properly and validly exercised (which shares shall be treated as described under the section of this proxy statement captioned “Approval of the Merger Agreement—Appraisal Rights”)) will by virtue of the merger, and without action by the holder thereof, be cancelled and converted into the right to receive $3.10 per share, net to the seller in cash (less any applicable withholding taxes and without interest);

•

all shares of common stock so converted will, by virtue of the merger, be cancelled and extinguished, and each holder of a certificate representing any shares of common stock will cease to have any rights with respect thereto, except the right to receive the $3.10 per share merger consideration upon surrender of such certificate;

•	each outstanding share of common stock of Purchaser will be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving corporation;

•

Ramtron stockholders (other than Cypress and its affiliates) will no longer have any interest in, and no longer be stockholders of, Ramtron, and will not participate in any of our future earnings or growth;

•	shares of common stock will no longer be listed on the NASDAQ Global Market and price quotations with respect to shares of common stock in the public market will no longer be available; and

•	the registration of shares of common stock pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

The Special Meeting

The special meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, at 8:00 a.m., Pacific time, on November 20, 2012. At the special meeting, you will be asked:

•	to approve and adopt the merger agreement; and

•

to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Ramtron to its named executive officers that is based on or otherwise relates to the merger.

Please see the section of this proxy statement captioned “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your shares of common stock.

Stockholders Entitled to Vote; Vote Required

You may vote at the special meeting if you owned shares of common stock at the close of business on October 19, 2012, the record date for the special meeting. On that date, there were 35,493,653 shares of common stock outstanding and entitled to vote. You may cast one vote for each share of common stock that you owned on that date. The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of common stock outstanding and entitled to vote at the special meeting as of the record date. The proposal to approve the named executive officer merger-related compensation requires the affirmative vote of a majority of those shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the special meeting. Purchaser owns approximately 78% of the shares of common stock and has advised us that it will vote such shares in favor of both proposals. Thus, the approval of both proposals is assured without the vote of any other stockholder.

Payment for Shares of Common Stock

Computershare Inc. has been appointed as the paying agent to coordinate the payment of the merger consideration to our stockholders. The paying agent will send written instructions for surrendering your stock certificates, if your shares of common stock are certificated, and obtaining the merger consideration after we have completed the merger. Do not return your stock certificates with your proxy card, and do not forward your stock certificates to the paying agent prior to receipt of those instructions. If you hold uncertificated shares of common stock (i.e., you hold your shares in book entry form), you will automatically receive your cash consideration as soon as practicable after the effective time of the merger without any further action required on your part.

Our Share Price

Our common stock is currently traded on the NASDAQ Global Market under the symbol “RMTR.” On September 18, 2012, the trading day prior to announcement of the signing of the merger agreement, the closing price per share was $2.87. The $3.10 per share to be paid for each share of common stock in the merger represents a 71.3% premium to the closing price of the shares of common stock on the NASDAQ Global Market on June 11, 2012 (the last trading day prior to the first public announcement of Cypress’s initial proposed offer to acquire Ramtron) and a 77.1% premium to the average closing price of the shares of common stock on the NASDAQ Global Market for the five trading days preceding June 11, 2012 (the last trading day prior to the first public announcement of Cypress’s initial proposed offer to acquire Ramtron). On October 25, 2012, the last practicable trading day before the printing of this proxy statement, the closing price per share was $3.09.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement

At a special meeting of our board of directors held on September 18, 2012, our board of directors (which, at the time, was composed solely of directors not affiliated with, or designated by, Cypress) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable, fair to and in the best interests of Ramtron and its stockholders and approved and adopted the merger agreement and the transactions contemplated thereby and unanimously recommended that the Ramtron stockholders accept the offer and tender their shares pursuant to the offer, and, if required by Delaware law, adopt the merger agreement. Accordingly, our board of directors unanimously recommends that Ramtron stockholders vote “FOR” the approval and adoption of the merger agreement.

In adopting the merger agreement and making the determination to unanimously recommend that the merger agreement be approved and adopted, our board of directors consulted with Ramtron’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision. For a further description of the reasons our board of directors recommends the approval and adoption of the merger agreement, you should refer to the section of this proxy statement captioned “Approval of the Merger Agreement—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement.”

In addition, the Securities and Exchange Commission (the “SEC”) has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Ramtron’s named executive officers by Ramtron based on or otherwise relating to the merger. Our board of directors unanimously recommends that Ramtron stockholders vote “FOR” the named executive officer merger-related compensation proposal described in this proxy statement.

Background of the Merger

For a description of the events leading to the adoption of the merger agreement by our board of directors, you should refer to the sections of this proxy statement captioned “Approval of the Merger Agreement—Background of the Merger” and “Approval of the Merger Agreement—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement.”

Opinion of Our Financial Advisor

On September 18, 2012, Needham & Company, LLC (“Needham & Company”) delivered its written opinion to our board of directors that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration of $3.10 per share, net to the seller in cash, to be received by the holders of shares of common stock (other than Cypress, Purchaser and their respective affiliates) in the offer and the merger pursuant to the merger agreement was fair, from a financial point of view, to those holders.

The complete text of Needham & Company’s opinion, dated September 18, 2012, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached as Annex B. Needham & Company provided its opinion for the information and assistance of our board of directors in connection with and for the purpose of our board of directors’ evaluation of the transactions contemplated by the merger agreement. Needham & Company’s opinion relates only to the fairness, from a financial point of view, to the holders of shares of common stock (other than Cypress, Purchaser and their respective affiliates) of the merger consideration, which was determined through arm’s length negotiations between Ramtron and Cypress. Needham & Company’s opinion does not address any other aspect of the offer or the merger, or any related transaction, and does not constitute a recommendation to any Ramtron stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Financing of the Offer and the Merger

Consummation of the merger and the other transactions contemplated by the merger agreement are not conditioned upon Cypress or Purchaser obtaining any financing. As of the date of this proxy statement, Cypress has sufficient funds to complete the merger. See the section of this proxy statement captioned “Approval of the Merger Agreement—Financing of the Offer and the Merger.”

Interests of Ramtron Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to adopt the merger agreement, Ramtron stockholders should be aware that certain of its directors and executive officers may have interests in the merger that are different from, or are in addition to, those of Ramtron stockholders generally. These interests are described in the section of this proxy statement captioned “Approval of the Merger Agreement—Interests of

Ramtron Directors and Executive Officers in the Merger.” Our board of directors was aware of these interests and considered them, among other matters, when our board of directors unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable, fair to and in the best interests of Ramtron and its stockholders and approved and adopted the merger agreement and the transactions contemplated thereby and unanimously recommended that the Ramtron stockholders accept the offer and tender their shares pursuant to the offer, and, if required by Delaware law, adopt the merger agreement. These interests include the following, among others:

•

all options to purchase shares of common stock held by continuing employees will be assumed by Cypress and remain subject to existing terms and conditions except that each such assumed option will be exercisable for a certain amount of Cypress common stock and vesting will accelerate in the event of certain terminations of employment following the merger;

•

all options to purchase shares of common stock held by non-continuing employees and Ramtron’s non-employee directors will be cancelled and converted into the right to receive a cash payment equal to the excess of the offer price over the option exercise price, multiplied by the number of the shares of common stock covered by the option;

•

all awards of restricted stock held by continuing employees will be assumed by Cypress and remain subject to existing terms and conditions except that such assumed Ramtron restricted stock awards will be converted to cover a certain amount of Cypress common stock;

•

all restricted stock awards held by non-continuing employees and Ramtron’s non-employee directors will be fully accelerated resulting in a right to receive payment of the offer price for each share of common stock covered by the award (similar treatment for awards of restricted stock units held by non-continuing employees); and

•

certain of the executive officers have change in control severance agreements, which provide for unpaid salary and benefits to which such executive officer is entitled, severance payments, accelerated vesting on outstanding equity awards, and health benefits upon a qualifying termination within 60 days preceding and 12 months after a change in control.

Conditions to the Merger

We are working to complete the merger as soon as possible. The merger is subject to the satisfaction of several conditions, including the conditions which are described immediately below. As such, we cannot predict the exact time of the merger’s completion.

The merger agreement provides that the respective obligations of Cypress, Purchaser and Ramtron to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•

no governmental authority of competent jurisdiction will have (i) enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the merger or the transactions contemplated by the merger agreement any law that is in effect and has the effect of making the merger illegal, or which has the effect of prohibiting or otherwise preventing the merger or (ii) issued or granted, or threatened to issue or grant, any order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the merger; and

•

there will not be pending, nor will any governmental authority have notified Cypress or Ramtron of its intent to commence, any suit, action or proceeding by any governmental authority of competent jurisdiction against Cypress, Purchaser, Ramtron or any of their respective subsidiaries (i) seeking to restrain or prohibit the consummation of the merger or the performance of any of the other transactions contemplated by the merger agreement or (ii) seeking to prohibit or impose any limitations on the ownership or operation by Cypress (or any of its subsidiaries) of all or any portion of the businesses or assets of Ramtron or any of its subsidiaries, or to compel Cypress, Ramtron or any of their respective subsidiaries to dispose of or hold separate any portion of the businesses or assets of Ramtron or any of its subsidiaries.

Material U.S. Federal Income Tax Consequences

The exchange of shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash for shares of common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of common stock. Such gain or loss will be capital gain or loss if the shares of common stock were a capital asset of the U.S. holder and will be long-term capital gain or loss if such U.S. holder’s holding period for the shares of common stock is more than one year at the time of the exchange of such holder’s shares of common stock for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. However, subject to certain exceptions, a Non-U.S. holder will generally not be subject to U. S. federal income tax on any gain or loss recognized as a result of the merger.

You should read the section of this proxy statement under the caption “Approval of the Merger Agreement—Material United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Appraisal Rights

If the merger is consummated, persons who are then stockholders will have certain rights under the Delaware General Corporation Law (the “DGCL”) to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of common stock. Any shares of common stock held by a person who demands appraisal of such shares of common stock and who complies with the applicable provisions of the DGCL will not be converted into the right to receive the merger consideration. Such appraisal rights, if the statutory procedures were complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting stockholders for their shares of common stock. The value so determined could be more or less than, or the same as, the $3.10 per share paid in the offer and the merger. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Ramtron prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

You should read the section of this proxy statement captioned “Approval of the Merger Agreement—Appraisal Rights” for a more complete discussion of the appraisal rights in relation to the merger as well as Annex C, which contains the full text of Section 262 of the DGCL.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to approve and adopt the merger agreement. The merger is the second and final step of the acquisition of Ramtron by Cypress. The first step was a tender offer by Purchaser for all of the outstanding shares of common stock of Ramtron at a price of $3.10 per share, net to the seller in cash (less any applicable withholding taxes and without interest), which was completed on October 17, 2012.

In addition, you will vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Ramtron to its named executive officers that is based on or otherwise relates to the merger.

Q:	As a stockholder, what will I receive in the merger?

A:	You will be entitled to receive $3.10 in cash (less any applicable withholding taxes and without interest) for each share of common stock that you own immediately prior to the effective time of the merger.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, at 8:00 a.m., Pacific time, on November 20, 2012.

Q:	What vote of our stockholders is required to approve and adopt the proposals?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of common stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement.

In addition, stockholders holding at least a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the special meeting must vote “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Ramtron to its named executive officers that is based on or otherwise relates to the merger.

Purchaser owns approximately 78% of the shares of common stock and has advised us that it will vote such shares in favor of both proposals. Thus, the approval of both proposals is assured without the vote of any other stockholder.

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business on October 19, 2012, the record date for the special meeting, are entitled to receive notice of, and to attend and vote at, the special meeting or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction form or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote by ballot at the special meeting will need to obtain a “legal” proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares of common stock. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that Ramtron stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

In addition, our board of directors unanimously recommends that Ramtron stockholders vote “FOR” the named executive officer merger-related compensation proposal.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. Ramtron stockholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal and the fair value of their shares if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under the applicable provisions of the DGCL. See the section of this proxy statement captioned “Approval of the Merger Agreement—Appraisal Rights.” For the full text of Section 262 of the DGCL, please see Annex C.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record as of the close of business on October 19, 2012, you may vote in person by ballot at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

If you properly transmit your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the named executive officer merger-related compensation proposal.

Q:	How do I cast my vote if my Ramtron shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold your shares in “street name,” which means your shares of common stock are held of record as of the close of business on October 19, 2012 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of common stock with instructions on how to vote your shares in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of common stock will not be voted, which will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement, but will have no effect on the outcome of the named executive officer merger-related compensation proposal. Please refer to the voting instruction form used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting?

A:	If you abstain from voting, it will have the same effect as a vote against the approval and adoption of the merger agreement and the named executive officer merger-related compensation proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy or attending the special meeting in person and voting by ballot. You also may revoke your proxy by delivering a notice of revocation to Ramtron’s corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee for instructions to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction forms. For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares of common stock. If you are a holder of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction form that you receive.

Q:	If I am a holder of certificated shares of common stock, should I send in my stock certificates now?

A:	No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging his, her or its stock certificates for the merger consideration. These instructions will tell such holder how and where to send in his, her or its stock certificates. If you are a holder of record, you will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Please do not send certificates with your proxy.

Holders of uncertificated shares of common stock (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible. We cannot, however, predict the exact timing of the merger. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Georgeson Inc. toll-free at (866) 219-9786, banks and brokers at (212) 440-9800 or at 199 Water Street, 26th Floor, New York, New York 10038.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Cypress, Ramtron and their respective consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about the expected terms of the proposed acquisition; the ability to complete the proposed transaction; the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that, prior to the completion of the transaction, Ramtron’s business may not perform as expected due to transaction-related uncertainty or other factors; that Cypress is unable to successfully implement integration strategies; and other risks that are set forth in Ramtron’s filings with the SEC, including on Form 10-K and Form 10-Q, which are available without charge at www.sec.gov. See the section of this proxy statement captioned “Where You Can Find More Information.” Ramtron assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

THE RAMTRON SPECIAL MEETING

We are furnishing this proxy statement to Ramtron stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, at 8:00 a.m., Pacific time, on November 20, 2012. Seating will be limited to stockholders. Admission to the special meeting will be on a first-come, first-served basis.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to approve and adopt the merger agreement (see the section of this proxy statement captioned “Approval of the Merger Agreement”); and

•

to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Ramtron to its named executive officers that is based on or otherwise relates to the merger (see the section of this proxy statement captioned “Approval of the Merger Agreement—Interests of Ramtron Directors and Executive Officers in the Merger”).

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that Ramtron stockholders vote “FOR” the approval and adoption of the merger agreement.

In addition, our board of directors unanimously recommends that Ramtron stockholders vote “FOR” the named executive officer merger-related compensation proposal.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of shares of common stock at the close of business on October 19, 2012 (the “record date”), are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. On the record date, 35,493,653 shares of common stock were issued and outstanding. Holders of shares of common stock on the record date are entitled to one vote per share at the special meeting on each proposal. For 10 days prior to the special meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if a majority of the shares of the common stock issued and outstanding and entitled to vote at the meeting are present in person or represented by proxy. Because Purchaser currently owns approximately 78% of the outstanding shares of common stock, Purchaser’s presence at the special meeting, in person or by proxy, is sufficient to constitute a quorum without the presence of any other Ramtron stockholder.

Vote Required

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of common stock outstanding and entitled to vote at the special meeting as of the record date. The proposal to approve the named executive officer merger-related compensation requires the affirmative vote of a majority of those shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the special meeting. Purchaser owns approximately 78% of the shares of common stock and has advised us that it will vote such shares in favor of both proposals. Thus, the approval of both proposals is assured without the vote of any other stockholder.

Voting Procedures

Holders of record can ensure that their shares of common stock are voted at the special meeting by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Submitting a proxy by this method will not affect your right to attend the special meeting and to vote in person by ballot. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a “legal” proxy from the record holder of the shares of common stock authorizing you to vote at the special meeting.

Many stockholders who hold their shares of common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their voting instruction forms electronically by telephone. Some brokers, dealers, commercial banks, trust companies or other nominees may also allow voting through the Internet. If you hold your shares of common stock through a broker, bank or other nominee, you should check your voting instruction form forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available as well as how to use those options.

Please read and follow the instructions on your proxy or voting instruction form carefully.

Adjournments; Other Business

Adjournments may be made for the purpose of, among other things, providing additional information to stockholders. An adjournment requires that holders of a majority of shares of common stock vote in favor of adjournment than vote against adjournment, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the time and place at which the meeting will be reconvened. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. Because Purchaser owns a majority of shares of common stock, it will have the ability to approve an adjournment of the special meeting regardless of the vote of any other Ramtron stockholder. We are not soliciting proxies for any proposal to adjourn the special meeting and do not currently intend to seek an adjournment of the special meeting.

We do not expect that any matter other than the proposal to approve and adopt the merger agreement and the proposal to approve the named executive officer merger-related compensation will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy does not preclude a stockholder from voting in person by ballot at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail with a later date or by appearing at the special meeting and voting in person by ballot. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee for instructions to revoke your proxy.

Solicitation of Proxies

On our behalf, Cypress and Purchaser have retained Georgeson Inc. to assist in the solicitation of proxies for the special meeting for a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses. Ramtron’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, fax or other means of communication. These persons will not be paid additional remuneration for their efforts. Ramtron will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, Ramtron will reimburse them for their reasonable out-of-pocket expenses. All other expenses of the solicitation of proxies will be borne by Ramtron.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 20, 2012

This proxy statement is available at http://www.envisionreports.com/RMTR.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Georgeson Inc. toll-free at (866) 219-9786, banks and brokers at (212) 440-9800 or at 199 Water Street, 26th Floor, New York, New York 10038

APPROVAL OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger. Although we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to carefully read this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Companies

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(719) 481-7000

We are a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions that are used in many markets for a wide range of applications. Our products combine the nonvolatile data storage capability of ROM with the benefits of RAM, which include a high number of read and write cycles, high-speed read and write cycles, and low power consumption. We also integrate wireless communication capabilities as well as analog and mixed-signal functions such as microprocessor supervision, tamper detection, timekeeping, and power failure detection into its devices. Our common stock is currently listed on the NASDAQ Global Market under the symbol “RMTR.”

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

(408) 943-2600

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress is the world leader in universal serial bus controllers. In addition, Cypress is the industry leader in the high-performance SRAM memory market and a market leader in programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Its shares are currently listed on the NASDAQ Global Select Market under the symbol “CY.”

Rain Acquisition Corp.

c/o Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

(408) 943-2600

Purchaser has engaged in no activities other than those incident to its formation and to the transactions contemplated by the merger agreement. Purchaser currently owns 27,580,523 shares of common stock, representing approximately 78% of the outstanding shares of common stock. Upon consummation of the merger, Purchaser will merge with and into Ramtron and will cease to exist, with Ramtron surviving the merger as a wholly owned subsidiary of Cypress.

Overview of the Transaction

Ramtron, Cypress and Purchaser entered into the merger agreement on September 18, 2012. In the merger agreement, Cypress agreed to acquire Ramtron through a two-step process. The first step was the offer, which was completed on October 17, 2012. The second step is the merger. The following will occur in connection with the merger:

•

each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than those owned by Cypress or any of its subsidiaries or Ramtron or any of its subsidiaries and any shares of common stock in respect of which rights of appraisal have been properly and validly exercised (which shares shall be treated as described under the section of this proxy statement captioned “—Appraisal Rights”)) will by virtue of the merger, and without action by the holder thereof, be cancelled and converted into the right to receive $3.10 per share, net to the seller in cash (less any applicable withholding taxes and without interest);

•

all shares of common stock so converted will, by virtue of the merger, be cancelled and extinguished, and each holder of a certificate representing any shares of common stock will cease to have any rights with respect thereto, except the right to receive the $3.10 per share merger consideration upon surrender of such certificate;

•	each outstanding share of common stock of Purchaser will be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving corporation;

•

Ramtron stockholders (other than Cypress and its affiliates) will no longer have any interest in, and no longer be stockholders of, Ramtron, and will not participate in any of our future earnings or growth;

•	shares of common stock will no longer be listed on the NASDAQ Global Market and price quotations with respect to shares of common stock in the public market will no longer be available; and

•	the registration of shares of common stock pursuant to the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The directors of Purchaser immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, and the officers of Purchaser immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Background of the Merger

On January 28, 2011, T.J. Rodgers, President and Chief Executive Officer of Cypress, and Dana C. Nazarian, Executive Vice President of the Memory Products Division of Cypress, met with Dr. William L. George, a member of our board of directors, and Jack L. Saltich, who was then a member of our board of directors. During the meeting, the potential synergies between a business combination of Ramtron and Cypress were discussed.

On March 8, 2011, Eric A. Balzer, the Chief Executive Officer of Ramtron received the following letter from Mr. Rodgers:

March 8, 2011

Dear Mr. Balzer:

The purpose of this letter is to propose the acquisition of Ramtron International Corporation by Cypress Semiconductor Corporation for $3.01 per share in cash, a 37% premium over Ramtron’s closing price of $2.20 on March 8, 2011 and a 32% premium over Ramtron’s 15-day, volume-weighted trading price of $2.28. This premium exceeds the 30% premium reported in comparable transactions in 2011—and is 2.4 times higher than the premium paid by Microchip Technology, Inc. in its acquisition of Silicon Storage Technology, Inc. in a 2010 transaction which is very similar to this proposed transaction. We have the cash on hand to complete this transaction in an expeditious manner.

We believe the transaction would be favorable not only to Ramtron’s shareholders, but also—and particularly—to Ramtron’s customers. Relative to Ramtron alone, the combined company would serve its customers with 1) a more stable source of supply, consisting of two non-volatile technologies from five wafer-fabrication plants (three from Cypress), 2) a lower manufacturing cost structure due to Cypress’s low wafer and assembly & test manufacturing costs, 3) shorter leadtimes due to our internal 45-day fab cycle time and 7-day assembly & test cycle times, 4) access to high density and higher performance products fabricated in Cypress’s advanced non-volatile technologies, 0.13-micron (in production in three fabs) and 0.65-micron (in production at UMC), 5) better support from Cypress’s 400-person Sales, Marketing and Field Applications Marketing teams, and 6) the lower overhead costs that would result from combining our Colorado Springs and other overhead operations.

In particular, we believe that as a combined company, we could bring immediate relief to Ramtron’s customers by rationing the scarce supply of FeRAMs to those customers who specifically need that technology, while immediately serving the needs of the rest of Ramtron’s other customers with Cypress’s high-quality, high-reliability, pin-compatible products, manufactured in our SONOS technology.

We would like to enter into a more substantial conversation with Ramtron regarding the details of this offer on an expedited schedule, so as to address the current market supply problem as quickly as possible. Of course, we will take the time to negotiate thoroughly and in good faith. We plan to make this offer public at the close of business on March 15, 2011.

Sincerely,

T.J. Rodgers

President & CEO

On March 9, 2011, Dr. William G. Howard, Jr. the Chairman of our board of directors, telephoned Mr. Rodgers to discuss Mr. Rodgers’s March 8, 2011 letter to Ramtron. During this conversation, Mr. Rodgers and Dr. Howard discussed, among other things, Cypress’s anticipated timing for its proposed transaction and the timing of Ramtron’s consideration of the proposal.

On March 10, 2011, Mr. Rodgers sent the following letter to Ramtron:

March 10, 2011

Dear Mr. Balzer:

This letter documents the comments I made to you in our telephone conversation yesterday.

Here is the supplemental information that I provided:

•	Cypress anticipates that there will be minimal due diligence (two weeks or less) required for a Ramtron-Cypress merger.

•	We are prepared to sign a confidentiality agreement immediately as a condition of commencing due diligence.

•	Cypress has studied the Hart-Scott-Rodino process and anticipates no regulatory problems.

•	Cypress intends to accelerate all employee options and buy them out.

•

Cypress is prepared to deliver a definitive merger agreement with minimal closing conditions and a fiduciary-duty out-clause for a superior proposal (subject to a reasonable breakup fee and Cypress’s right to match that superior offer).

•	Cypress will work cooperatively with Ramtron to create a win-win deal for both companies.

Sincerely,

T.J. Rodgers

President & CEO

On March 11, 2011, our board of directors convened a telephonic meeting to further discuss Cypress’s March 8 proposal. Our board of directors approved the establishment of a Strategic Transaction Committee (the “2011 Committee”), which committee consisted of Dr. Howard, Mr. Balzer, Eric Kuo and Theodore J. Coburn, to assist our board of directors in considering any acquisition proposals from Cypress and any transactions that may be considered as alternatives to Cypress’s indication of interest. Also at this meeting our board of directors authorized the retention of Shearman & Sterling LLP (“Shearman & Sterling”), as Ramtron’s special legal counsel, and Needham & Company, as Ramtron’s financial advisor.

On March 12, 2011, at a telephonic meeting of the 2011 Committee, representatives of Shearman & Sterling reviewed with the 2011 Committee its fiduciary duties and various process-related issues and considerations that arise in connection with the evaluation of, and response to, an unsolicited acquisition proposal. Representatives of Needham & Company then reviewed with the 2011 Committee certain preliminary financial analyses and data regarding Ramtron and various process considerations. Representatives of Shearman & Sterling and Needham & Company addressed various questions and topics of discussion raised by the 2011 Committee related to Cypress’s proposal and the exploration of strategic alternatives.

On March 13, 2011, the 2011 Committee held a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present. Representatives of Shearman & Sterling provided an overview of certain provisions in Ramtron’s bylaws. Representatives of Needham & Company presented a summary of the work to be undertaken by Needham & Company in connection with evaluating the March 8 proposal.

On March 14, 2011, the 2011 Committee held a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present. Dr. Howard provided an overview of the conversation he had with Mr. Rodgers on March 9, 2011. Representatives of Shearman & Sterling again discussed certain provisions of Ramtron’s bylaws. The 2011 Committee also reviewed certain communications materials.

On March 20, 2011, the 2011 Committee held two telephonic meetings, at which management and representatives of Shearman & Sterling and Needham & Company were present. Mr. Balzer summarized certain conversations with a supplier of Ramtron and the impact a transaction with Cypress would have on that supplier relationship. Representatives of Needham & Company then provided the 2011 Committee with an overview of their preliminary financial analyses, and received feedback from Ramtron’s management and the 2011 Committee on those analyses. After discussion, and taking into account the analyses prepared by Needham & Company, the 2011 Committee determined that Cypress’s March 8 proposal was not in the best interest of Ramtron stockholders.

On March 21, 2011, Dr. Howard advised Mr. Rodgers by telephone that the 2011 Committee determined that Cypress’s proposal to acquire Ramtron was not in the best interest of Ramtron stockholders.

Following their call, Dr. Howard sent the following letter to Mr. Rodgers:

March 22, 2011

Dear Mr. Rodgers:

It was a pleasure speaking with you by phone yesterday. I thought it would be appropriate to formally respond to your letter dated March 8, 2011, outlining a proposal to acquire Ramtron for $3.01 per share in cash.

As we discussed yesterday, our Board established a strategic transaction committee with full authority to evaluate your proposal and related issues. The committee met numerous times in the last two weeks and carefully and thoroughly reviewed the contents of your proposal with the assistance of independent financial and legal advisors selected by the committee. Based on this evaluation, our Board has concluded that your proposal is not in the best interests of Ramtron stockholders.

On behalf of the Board of Directors, I thank you for your interest in Ramtron.

Sincerely,

Dr. William G. Howard

Chairman of the Board of Directors

On April 11, 2011, Mr. Rodgers sent the following letter to Dr. Howard reiterating Cypress’s belief that the acquisition proposal in Cypress’s March 8, 2011 letter would be attractive to Ramtron stockholders:

April 11, 2011

Dear Bill:

I’m writing this letter to close the loop on our recent M&A discussions. On March 8, 2011, after a lot of careful deliberation, Cypress made an offer of acquisition to Ramtron with an embedded 37% premium to market. We felt—and still feel—that our offer would be attractive to your shareholders.

What we heard from you telephonically and in a letter dated March 22, 2011, was that you felt the offer was too low—so low, in fact, that it was not worth your while to make a counter proposal.

Although we do not agree with that position, we accept it and are officially withdrawing our offer to acquire Ramtron at this time. Please let me know if you would reconsider your position.

On another topic, I have enclosed a chart of Ramtron’s share price on which I have marked the dates of my acquisition proposal letter and your response to it. As you can see, there was a significant rise in Ramtron’s price after those events. While no one can say what drives the market up or down—and I am not trying to imply anything here—you might want to take a look at the security measures that were employed by Ramtron regarding this proposed transaction.

Sincerely yours,

T.J. Rodgers

President & CEO

The following chart was attached to the letter that Mr. Rodgers sent to Dr. Howard on April 11, 2011:

On July 19, 2011, August 12, 2011, October 5, 2011, December 6, 2011 and February 13, 2012, the compensation committee of our board of directors held meetings at which it discussed, among other matters, entering into Change in Control Severance Agreements, or amendments thereto, with certain members of Ramtron’s management. From mid-2011 until June 2012, Dr. George, chairman of the compensation committee, investigated the current best practices for peer companies in regard to such agreements, instructed Ramtron’s counsel to prepare drafts of such agreements, or amendments thereto, for review by the compensation committee of our board of directors, and engaged in discussions and negotiations of such agreements, or amendments thereto, with certain members of Ramtron’s management. The terms of such agreements, or amendments thereto, were further discussed in a meeting of our board of directors on June 6, 2012. Drafts of such agreements, or amendments thereto, were thereafter finalized for review and expected approval by our board of directors and the compensation committee for meetings scheduled for July 2012.

On June 12, 2012, Mr. Rodgers sent the following letter to Dr. Howard and Mr. Balzer:

June 12, 2012

Gentlemen:

I am writing to formally convey Cypress Semiconductor’s proposal to acquire Ramtron International Corporation for $2.48 per share in cash. This represents a premium of 37% over Ramtron’s closing price of $1.81 per share on June 11, 2012. We believe that this all-cash transaction, which has been unanimously approved by our Board of Directors, is compelling for Ramtron and its stockholders. Our proposal would deliver immediate, certain value to Ramtron’s stockholders that is far superior to what we believe that you can reasonably expect to achieve as a standalone company.

We believe that an acquisition can be completed expeditiously and are prepared to commence a cash tender offer with no financing or due diligence conditions. We have retained Greenhill & Co., LLC as our financial advisor and Wilson Sonsini Goodrich & Rosati, Professional Corporation, as our legal counsel. We are confident that a transaction would receive all necessary regulatory approvals, including antitrust clearances.

We hope to work with you on a negotiated basis to complete this transaction successfully, and are prepared to deliver a draft merger agreement and begin discussions immediately. I suggest that our respective financial and legal advisors meet at your earliest convenience to work toward the goal of announcement of a definitive agreement in the very near future.

It has been about two years since I first approached you about a possible transaction between our two companies and over a year since we delivered a formal proposal to acquire Ramtron. As you will recall, that proposal (at $3.01 per share) was for a 37% premium over your then-current stock price on March 8, 2011—the same premium we are offering today. Our offer made clear that we were prepared to commence due diligence immediately and would deliver a merger agreement with minimal closing conditions. We were deeply disappointed when, two weeks after we provided you with our offer, you and your Board of Directors responded that our offer was so low that it was not even worth your time to make a counter proposal.

Since then, a number of events have convinced us that your response did not reflect the best interests of your stockholders. First, soon after you rejected our offer, Ramtron sold almost 20% of its stock in a dilutive public offering at a net price of $1.79 per share, which I found extremely surprising in light of your comments regarding our offer and its 68% premium to that price. Second, since our offer Ramtron has had cumulative net losses of five cents per share. Third, your stockholders have been increasingly vocal about their desire for you to sell Ramtron. These factors, along with your history of rejecting out-of-hand our prior offer, have convinced us that we must make our offer public at this time so that your stockholders are aware of our efforts. I have attached copies of my prior letters to you to this letter.

Although we would prefer to proceed through a negotiated agreement, we are fully committed to this transaction, and will take the steps necessary to complete it. We believe that a transaction between our two companies would be well received by your stockholders, and we are committed to providing them with an opportunity to express their views on our proposal.

This letter does not represent or create any legally binding or enforceable obligations. No such obligations will be imposed on either party unless and until a definitive agreement is signed by both Cypress and Ramtron.

We request a response to our proposal by 5:00 p.m. Pacific Daylight Time on Tuesday, June 19, 2012. In light of the significance of this proposal to your stockholders and ours, as well as the potential for selective disclosure, we are publicly releasing the text of this letter.

Very truly yours,

T.J. Rodgers

President and Chief Executive Officer

On June 12, 2012, Cypress also issued a press release announcing that it had submitted a proposal to Ramtron to acquire all of its outstanding stock for $2.48 per share of common stock in cash and providing the full text of the March 8, March 10 and April 11, 2011 letters.

Later on June 12, 2012, our board of directors convened a telephonic meeting to discuss the Cypress June 12 letter and press release. Also at this meeting our board of directors authorized the retention of Shearman & Sterling, as Ramtron’s special legal counsel, and Needham & Company, as Ramtron’s financial advisor. Also at this meeting our board of directors discussed the change of control severance agreements, or amendments thereto, which were previously most recently discussed at the June 6, 2012 meeting of our board of directors, and authorized Dr. George, as chairman of the compensation committee of our board of directors, to finalize such agreements.

On June 13, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to further discuss the Cypress June 12 letter. Representatives of Shearman & Sterling reminded our board of directors of its fiduciary duties in connection with the evaluation of, and response to, an unsolicited acquisition proposal. Representatives of Needham & Company discussed several tactical considerations and proposed responses to Cypress’s June 12 proposal. Our board of directors determined to reconvene in the coming days to further discuss the proposal. Following our board of directors meeting, Ramtron issued a press release that confirmed receipt of Cypress’s June 12 proposal, and advised its stockholders that it would review and consider the proposal, in consultation with its financial and legal advisors, and determine the course of action that it believed is in the best interests of Ramtron and its stockholders.

On June 14, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to further discuss Cypress’s June 12 proposal. Management of Ramtron updated our board of directors on its process in generating an updated financial model in connection with Ramtron’s strategic plan. Representatives of Needham & Company informed our board of directors that they had begun preparing a financial analysis of Ramtron. Our board of directors also approved the establishment of a Strategic Transaction Committee (the “Committee”), which committee consists of Dr. Howard, Mr. Balzer, Theodore J. Coburn, James E. Doran and Dr. George, to assist our board of directors in considering any acquisition proposals from Cypress and any transactions that may be considered as alternatives to Cypress’s indication of interest. Our board of directors also discussed the previously negotiated and prepared Change in Control Severance Agreements, or amendments thereto, with Messrs. Balzer, Zimmer, Richards and Shiau, and certain other members of Ramtron’s management. Our board of directors subsequently approved such Change in Control Severance Agreements pursuant to an action by unanimous written consent, dated June 14, 2012.

On June 15, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to discuss Cypress’s June 12 proposal, as well as evaluating other strategic alternatives. Members of Ramtron’s management and representatives of Needham &

Company discussed contacts with various potential interested third parties. Representatives of Shearman & Sterling provided an overview of certain provisions in Ramtron’s bylaws, and recommended an amendment to the bylaw relating to Ramtron stockholders’ ability to take action by written consent.

On June 16, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to further discuss Cypress’s June 12 proposal. Representatives of Needham & Company then discussed with the Committee their preliminary financial analyses related to Cypress’s June 12 proposal and addressed the Committee’s questions concerning those analyses. Representatives of Shearman & Sterling again reminded the Committee of its fiduciary duties in connection with the evaluation of strategic alternatives.

Later on June 16, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Shearman & Sterling were present, to further discuss Cypress’s June 12 proposal. Our board of directors also approved an amendment to Ramtron’s bylaws to allow our board of directors to fix a record date in order that Ramtron may determine the stockholders entitled to consent to corporate action in writing without a meeting.

On June 17, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to further discuss Cypress’s June 12 proposal. After discussion and taking into account the preliminary financial analyses presented by Needham & Company at the June 16 meeting, the Committee determined to reject Cypress’s June 12 proposal and to engage in an effort to evaluate all strategic alternatives. The Committee then authorized Needham & Company to begin contacting interested third parties.

Later on June 17, 2012, Mr. Balzer called Mr. Rodgers and left him a voicemail regarding the Committee’s conclusion and inviting Cypress to participate in Ramtron’s process to evaluate strategic alternatives.

Prior to the market open on June 18, 2012, Ramtron issued a press release regarding its rejection of Cypress’s June 12 proposal and its decision to engage in a process to explore strategic alternatives including, but not limited to, the potential sale of Ramtron. Later that day, Mr. Rodgers returned Mr. Balzer’s June 17 call and discussed with Mr. Balzer the rejection of Cypress’s proposal and Ramtron’s process to explore strategic alternatives. A representative of Needham & Company then called a representative of Greenhill & Co., LLC (“Greenhill”), Cypress’s financial advisor, and indicated that Ramtron would like Cypress to participate in Ramtron’s evaluation of strategic alternatives and that it would send a draft confidentiality agreement as part of that process. After the call, Needham & Company sent Greenhill the confidentiality agreement referenced on the call. Cypress declined to execute the confidentiality agreement or participate in Ramtron’s process of exploring strategic alternatives.

Later on June 18, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to further discuss Cypress’s proposal and the Committee’s evaluation of strategic alternatives. Mr. Balzer and representatives of Needham & Company provided an overview of their conversations with Cypress and Greenhill. Representatives of Needham & Company also provided an update on the status of their discussions with other third parties.

On June 19, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to further discuss Cypress’s proposal and the Committee’s evaluation of strategic alternatives. Representatives of Needham & Company and members of Ramtron’s management also provided an update on the status of their discussions with certain third parties.

On June 20, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to further discuss Cypress’s proposal and the Committee’s evaluation of strategic alternatives. Representatives of Needham & Company summarized the response from interested third parties and the status of the negotiations of confidentiality agreements with such third parties. Representatives of Shearman & Sterling provided an overview of United States and foreign antitrust approval processes. Also on June 20, 2012, our board of directors and the compensation committee of our board of directors convened consecutive telephonic meetings to discuss and approve the compensation for the members of the Committee.

On June 21, 2012, Cypress commenced the offer and sent the following letter to Dr. Howard and Mr. Balzer:

June 21, 2012

Gentlemen:

I am writing to convey to you our decision to increase our proposal to acquire Ramtron International Corporation to $2.68 per share in cash. Our revised proposal represents a premium of 48% over Ramtron’s closing price of $1.81 per share on June 11, 2012, the day before we publicly disclosed our initial offer of $2.48 per share in cash. As before, our offer provides Ramtron’s stockholders with certain value and immediate liquidity at a substantial premium.

This morning, we are also commencing a tender offer to purchase all outstanding shares of Ramtron at our revised per share price. We are resolute in our desire to acquire Ramtron and we think that now is the appropriate time to take our offer directly to Ramtron’s stockholders so that they can consider it for themselves. We urge the Ramtron Board of Directors to remove its “poison pill” and allow your stockholders an opportunity to freely participate in our offer.

Although we continue to believe that our prior offer represented full and fair value, we have increased our offer at this time in the interest of quickly consummating a transaction. Our revised offer restores to your stockholders much of the value eroded as a result of the combination of your recent losses and your decision to pursue a dilutive equity offering in 2011. In addition, we note your recent public announcement that you have amended change of control agreements originally put in place following our offer in March 2011. Although we recognize the value of Ramtron’s talented employees and we intend to honor those agreements, we are increasingly concerned about the growing magnitude of these costs and the potential effect that they would have on the price that any acquirer can offer for Ramtron.

We have learned that you have begun an uncertain and undefined review of strategic alternatives with no timetable established. We were surprised that you proposed as a condition to our participation in that process a two year standstill agreement that would completely restrict us from communicating with, or making an offer to, you or your stockholders. We simply cannot agree to such a restriction. Our offer is not subject to any due diligence or financing conditions and we do not require access to any of Ramtron’s confidential information in order to proceed.

We look forward to meeting with Ramtron’s stockholders in the days ahead so that we can discuss the merits of our offer with them. We are confident that they will agree that our offer represents the best alternative available to Ramtron. We will continue to explore all necessary steps to ensure that Ramtron’s stockholders can consider our offer.

It continues to be our preference to engage in a negotiated transaction. We urge the Ramtron Board of Directors to do the right thing and immediately begin negotiations with us so that we may deliver significant value to your stockholders. We and our advisors stand ready at any time to meet and review our offer directly with you.

Very truly yours,

T.J. Rodgers

President and Chief Executive Officer

On June 21, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to discuss the offer. Representatives of Needham & Company and Shearman & Sterling discussed with the Committee the terms of and conditions to the offer, the nature and timing of the offer, including the current market price of Ramtron’s common stock, Ramtron’s strategic plan and other business opportunities and the status of discussions with other interested parties with respect to a potential strategic transaction involving Ramtron. Representatives of Needham & Company and Shearman & Sterling addressed various questions and topics of discussion raised by the Committee related to the offer process.

On June 22, 2012, a representative of Needham & Company had a telephone call with a representative of Greenhill, in which the Greenhill representative indicated that Cypress believed that a confidentiality agreement with a standstill provision was neither necessary nor appropriate.

On June 25, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to further discuss the offer and the status of discussions with other interested parties with respect to a potential strategic transaction involving Ramtron. After the Committee excused the representatives of Needham & Company, representatives of Shearman & Sterling provided the Committee with an overview of the putative class action complaint against Ramtron and certain of its officers and directors filed in the District Court for El Paso County, Colorado, captioned Dent v. Ramtron International Corporation, et al., Docket No. 44906737.

On June 28, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present, to further discuss the offer and the status of discussions with other interested parties with respect to a potential strategic transaction involving Ramtron. Also on June 28, 2012, our board of directors convened a telephonic meeting, at which representatives of Shearman & Sterling were present. At this meeting our board of directors took action with respect to Ramtron stockholder rights plan to defer the “Distribution Date” (as defined in the stockholder rights plan) that would otherwise occur 10 business days after commencement of the offer to such time as immediately prior to the acceptance for payment of shares pursuant to the offer, or such other time as determined by our board of directors in its sole discretion.

On July 3, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present. Representatives of Needham & Company discussed with our board of directors the status of discussions with other interested parties with respect to a potential strategic transaction involving Ramtron. Representatives of Needham & Company then discussed with our board of directors its financial analyses related to the offer and addressed our board of directors’ questions concerning those analyses. In addition, representatives of Shearman & Sterling reminded our board of directors of its fiduciary duties in connection with the evaluation of, and response to, an unsolicited acquisition proposal. A discussion then ensued covering various topics including management’s views regarding Ramtron’s business, financial condition and future prospects and during which representatives of Shearman & Sterling and Needham & Company addressed various questions and topics of discussion raised by our board of directors related to the offer process. Following discussion, Needham & Company rendered an oral opinion to our board of directors, subsequently confirmed in writing, that as of July 3, 2012 and based upon and subject to the assumptions and other matters set forth in its written opinion (a copy of which was attached as Annex B to Ramtron’s July 5, 2012 filing with the SEC on Schedule 14D-9), the $2.68 per share of common stock consideration proposed to be paid to the holders of the shares of common stock (other than Cypress, Purchaser and their respective affiliates) pursuant to the offer was inadequate from a financial point of view to such holders. After discussion, our board of directors unanimously determined that the offer was inadequate, undervalued Ramtron and was not in the best interests of Ramtron or its stockholders and unanimously determined to recommend that Ramtron stockholders reject the offer and not tender their shares of common stock into the offer.

On July 6, 2012, representatives of Needham & Company called representatives of Greenhill to discuss Ramtron’s announcement on July 5, 2012. During this discussion, a representative of Needham & Company stated that in order for Cypress to be allowed to participate in Ramtron’s process to evaluate strategic alternatives, Cypress would be required to sign a confidentiality agreement in substantially the form provided by Needham to Greenhill on June 18, 2012 (the “Confidentiality Agreement”).

Later on July 6, 2012, a representative of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), outside counsel to Cypress, called a representative of Shearman & Sterling. During this discussion, the representative of WSGR stated that Cypress did not require access to Ramtron’s confidential information in order to complete its acquisition of Ramtron, and that agreeing to a standstill provision would be inconsistent with the offer and would prevent Cypress from communicating with Ramtron stockholders, which could lead to Cypress terminating the offer.

On July 11, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, representatives of Shearman & Sterling summarized their discussions with WSGR and WSGR’s views on the Confidentiality Agreement, and Needham & Company’s representatives summarized their discussions with Greenhill.

On July 15, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives.

On July 17, 2012, our board of directors convened a meeting, at which management was present to discuss various matters. Our board of directors reconvened the meeting on July 18, 2012, at which representatives of Needham & Company and Shearman & Sterling joined by telephone, for a discussion of the most recent developments with respect to Ramtron’s exploration of strategic alternatives.

On July 23, 2012, representatives of Needham & Company called representatives of Greenhill. During this conversation, a representative of Needham & Company stated that our board of directors was prepared to consider proposed changes to the Confidentiality Agreement.

On July 25, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives.

On July 26, 2012, WSGR sent to Shearman & Sterling proposed revisions to the Confidentiality Agreement, including, among others, the deletion of the standstill provision.

On July 27, 2012, representatives of Greenhill called representatives of Needham & Company to confirm Ramtron’s receipt of the revised draft of the Confidentiality Agreement and to reiterate, among other items, that a standstill provision was not acceptable to Cypress. Also on July 27, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, representatives of Shearman & Sterling summarized the revisions to the Confidentiality Agreement proposed by Cypress, and representatives of Needham & Company summarized their discussions with Greenhill.

On July 28, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to further discuss Ramtron’s exploration of strategic alternatives and the proposed Confidentiality Agreement with Cypress.

On July 30, 2012, representatives of Shearman & Sterling discussed with WSGR the proposed revisions to the Confidentiality Agreement.

On July 31, 2012, representatives of Greenhill called representatives of Needham & Company to inquire about the status of Ramtron’s review of the draft of the Confidentiality Agreement provided by WSGR.

Also on July 31, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, representatives of Shearman & Sterling summarized their discussions with WSGR and WSGR’s views on the Confidentiality Agreement, and representatives of Needham & Company summarized their discussions with Greenhill.

On August 3, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, the Committee provided guidance to representatives of Shearman & Sterling as to acceptable changes to the Confidentiality Agreement. Later on August 3, 2012, representatives of Shearman & Sterling, on behalf of Ramtron, sent WSGR a revised draft of the Confidentiality Agreement with changes including a modified standstill provision that would permit Cypress to pursue the offer (and potential associated activities such as a consent solicitation and/or litigation) so long as the offer price was not reduced from the then-current $2.68 per share of common stock (although such a reduction would be permitted in the event of a sector-wide downturn).

Also on August 3, 2012, the following letter was sent by email on behalf of Cypress to the members of our board of directors:

August 3, 2012

Gentlemen:

It has now been over eight weeks since we made public our offer to buy Ramtron. Despite this considerable amount of time, you do not seem to be any closer to providing your stockholders with a fair opportunity to consider our offer or a transaction that delivers immediate and certain value in excess of what we have offered. This morning, we extended our tender offer another two weeks.

Our decision to maintain our offer at a price of $2.68 per share was made against the backdrop of Ramtron’s ongoing weak performance. As the recently-announced failure to meet expectations for the second quarter clearly shows, the company’s “transformation” is not proceeding at the rate management promised. Contrary to your assertion in recommending that stockholders reject our offer, Ramtron does not appear to be “gaining traction” in the marketplace. The weak guidance provided for the third quarter, which is traditionally Ramtron’s strongest, was a surprise and was specifically questioned by even the select few allowed to participate in the recent earnings call. We share the concerns of many of your stockholders regarding Ramtron’s deteriorating financial performance and liquidity. We are committed to an acquisition of Ramtron, but our patience to stand by as value at Ramtron continues to slip away is not unlimited. If the board continues to delay while the company’s prospects deteriorate, we are not able to guarantee your stockholders the same valuation will continue to be available.

We remain willing to proceed with our offer without access to any of Ramtron’s confidential information. In response to your request, we recently provided a markup to your draft confidentiality agreement that includes appropriate protections for both companies. Our hope was that by requesting this agreement, you were finally signaling that you are willing to seriously discuss a negotiated transaction, which we have always said is our preferred outcome.

The response that we received is disappointing. You continue to insist that we agree to “standstill” and other restrictions that impede our ability to pursue our offer. We will not have our hands tied just so that you can provide us with management projections, which we do not need and believe are inherently unreliable given both the nature of the industry and Ramtron’s record of missing three of the last four years of its own earnings guidance.

You have still not given any indication of when Ramtron’s strategic review process might conclude and no explanation of how, or if, it will result in the delivery of superior value to your stockholders. By your own admission, the process may result in the company electing to continue as an independent entity or pursuing a transaction that does not result in a liquidity event for stockholders. We have been patient during this process, but we share the growing frustration of many of your other stockholders that it has now gone on far too long with much too little transparency. Your stockholders are entitled to know the answers to the following questions:

•	Has the board re-evaluated our offer in light of Ramtron’s second quarter results and current stock price, which is now below our offer price?

•	Why hasn’t the board given Ramtron’s stockholders the opportunity to assess the reasonableness of the company’s projections for themselves?

•	Did the board and its advisors rely upon projections last year when our prior acquisition proposal was rejected and, if so, how do they compare to Ramtron’s actual results?

•

When is the deadline for the submission of definitive proposals from bidders in the strategic review process so that stockholders will be able to evaluate other potential transactions relative to our offer?

Your decision to keep even this most basic information from your stockholders naturally leads to questions about the credibility of the process that you are conducting.

We believe that Ramtron has had more than adequate time to bring its strategic review process to completion and the failure to do so can lead to only one conclusion: you are unable to find a transaction that is superior to our offer. If you are stalling in the hope that we will lose interest in an acquisition, it bears repeating that we are committed to acquiring Ramtron and that commitment will not waiver. We will not allow you an unlimited amount of time to stand in the way of our offer while failing to provide your stockholders with a fair opportunity to consider it or a superior alternative.

If the board and management continue to entrench themselves and destroy stockholder value through continued poor performance and an undefined strategic process, we may be forced to seek out new directors who are more committed to maximizing value for your stockholders.

Very truly yours,

T.J. Rodgers

President and Chief Executive Officer

On August 4, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the letter received from Cypress on August 3, 2012.

On August 5, 2012, a representative of WSGR left a message with a representative of Shearman & Sterling to the effect that the revised draft of the Confidentiality Agreement continued to be unacceptable to Cypress.

On August 6, 2012, representatives of Greenhill called representatives of Needham & Company to discuss, among other items, the status of the offer. Also on August 6, 2012, Cypress re-sent to our board of directors the August 3, 2012 letter described above, and extended the expiration date of the offer to 5:00 p.m., New York City time, on August 17, 2012.

On August 13, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, the representatives of Shearman & Sterling updated the Committee on the position of WSGR with respect to the Confidentiality Agreement. The Committee authorized Needham & Company to begin substantive discussions regarding a potential transaction and provided guidance to representatives of Needham & Company with respect to the content and scope of such discussions.

On August 14, 2012, representatives of Needham & Company spoke with representatives of Greenhill about, among other items, the status of Ramtron’s process of exploring strategic alternatives.

On August 15, 2012, representatives of Greenhill spoke with representatives of Needham & Company, and representatives of WSGR spoke with a representative of Shearman & Sterling. These discussions principally focused on ways in which Needham & Company and Greenhill could commence substantive discussions regarding a transaction. Representatives of Greenhill and WSGR indicated that Cypress was prepared to sign the Confidentiality Agreement in the form provided by Cypress on July 26, 2012 in advance of these discussions and was also willing to allow these discussions to occur without a confidentiality agreement.

On August 16, 2012, a representative of Needham & Company communicated to a representative of Greenhill that our board of directors had authorized Needham & Company to have a general discussion with Greenhill without Cypress signing the Confidentiality Agreement.

On August 18, 2012, representatives of Greenhill spoke with representatives of Needham & Company about the process for the discussions between Needham & Company and Greenhill.

On August 19, 2012, representatives of Greenhill spoke with representatives of Needham & Company about general valuation methods based on publicly-available information.

On August 20, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, the Committee discussed Shearman & Sterling’s communications with WSGR and Needham & Company’s conversations with Greenhill.

On August 23, 2012, representatives of Needham & Company again spoke with representatives of Greenhill about general valuation methods based on publicly-available information.

Also on August 23, 2012, the Committee convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, the Committee discussed Needham & Company’s most recent conversations with Greenhill.

On August 24, 2012, representatives of Needham & Company spoke with representatives of Greenhill.

On August 27, 2012, Cypress announced that it increased its purchase price to $2.88 per share of common stock from $2.68 per share of common stock and had extended the expiration date of the offer to 5:00 p.m., New York City time, on September 11, 2012.

Also on August 27, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, the Committee discussed the offer and Needham & Company’s most recent conversations with Greenhill.

On August 30, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives, including a continuation of its discussion and assessment of the offer. As part of this discussion, the Committee provided guidance to representatives of Needham & Company and Shearman & Sterling with respect to initiating a discussion with counsel to Cypress as to the possible non-price terms of a merger agreement that could be utilized in the event that Ramtron and Cypress decided to do a negotiated transaction, and authorized Shearman & Sterling to prepare and send a draft of such agreement to WSGR. Representatives of Needham & Company summarized certain preliminary financial analyses related to the $2.88 per share of common stock price offered in the revised offer.

On August 31, 2012, representatives of Needham & Company called representatives of Greenhill to discuss a potential process for negotiating a merger agreement that could be utilized in the event that Ramtron and Cypress decided to do a negotiated transaction. Also on August 31, 2012, a representative of Shearman & Sterling called a representative of WSGR to discuss a potential merger agreement, including certain non-price terms of such an agreement.

On September 2, 2012, representatives of Shearman & Sterling provided a draft merger agreement to WSGR.

On September 4, 2012, a representative of WSGR called a representative of Shearman & Sterling to provide initial feedback with respect to the draft merger agreement.

Also on September 4, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, representatives of Needham & Company summarized their discussions with representatives of Greenhill, and representatives of Shearman & Sterling summarized their discussions with representatives of WSGR. The Committee then authorized the representatives of Needham & Company to convey to the representatives of Greenhill that a price per share of common stock of $3.50 would likely position Cypress well in Ramtron’s exploration of strategic alternatives.

On September 5, 2012, representatives of Needham & Company called representatives of Greenhill to communicate the above-referenced price guidance. Later on September 5, 2012, representatives of WSGR provided a revised draft merger agreement to Shearman & Sterling.

On September 6, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to discuss the most recent developments with respect to Ramtron’s exploration of strategic alternatives. As part of this discussion, representatives of Needham & Company and Shearman & Sterling summarized their discussions with representatives of Greenhill and WSGR, respectively, and representatives of Shearman & Sterling summarized the revisions made to the merger agreement by WSGR in the revised draft received on September 5, 2012.

Also on September 6, 2012, representatives of Shearman & Sterling had several discussions with representatives of WSGR regarding the revised draft merger agreement. Additionally, on September 6, 2012, representatives of Greenhill and Needham & Company had a teleconference regarding the progress being made on the draft merger agreement and the process by which further discussions regarding value might occur.

On September 7, 2012, representatives of Shearman & Sterling provided a revised draft merger agreement to WSGR.

On September 8, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Shearman & Sterling and Needham & Company were present. Representatives of Needham & Company discussed with our board of directors Needham & Company’s financial analyses related to the offer of $2.88 per share of common stock and addressed our board of directors’ questions concerning those analyses. In addition, representatives of Shearman & Sterling reminded our board of directors of its fiduciary duties in connection with the evaluation of, and response to, an unsolicited acquisition proposal. A discussion then ensued covering various topics, including management’s views regarding Ramtron’s business, financial condition and future prospects, and during which representatives of Shearman & Sterling and Needham & Company addressed various questions and topics of discussion raised by our board of directors related to the offer and the process to explore strategic alternatives (including the ongoing discussion with representatives of Cypress’s financial advisor and outside counsel regarding a potential negotiated transaction with Cypress). Following discussion, Needham & Company rendered an oral opinion to our board of directors, subsequently confirmed in writing, that as of September 8, 2012 and based upon and subject to the assumptions and other matters set forth in its written opinion (a copy of which was attached as Annex C to Ramtron’s September 10, 2012 filing with the SEC on Schedule 14-D), the $2.88 per share of common stock consideration proposed to be paid to the holders of the shares (other than Cypress, Purchaser and their respective affiliates) pursuant to the offer was inadequate from a financial point of view to such holders. After discussion, the members of our board of directors unanimously determined that the offer of $2.88 per share of common stock was inadequate, undervalued Ramtron and was not in the best interests of Ramtron or its stockholders and unanimously determined to recommend that Ramtron stockholders reject the offer of $2.88 per share of common stock and not tender their shares of common stock into the offer.

On September 12, 2012, representatives of Needham & Company spoke with representatives of Greenhill. During this conversation, the representatives of Needham & Company and Greenhill had a general discussion regarding whether a negotiated transaction between Cypress and Ramtron could be accomplished.

On September 13, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Shearman & Sterling were present, to continue its discussion of Ramtron’s exploration of strategic alternatives. After discussion, representatives of Needham & Company were invited to the meeting, and our board of directors provided guidance to representatives of Needham & Company and Shearman & Sterling regarding further engagement with Greenhill and WSGR. Later on September 13, 2012, representatives of Shearman & Sterling spoke with representatives of WSGR regarding the draft of the merger agreement provided to WSGR on September 7, 2012 and the Confidentiality Agreement. Following that discussion, Shearman & Sterling provided a revised draft of the Confidentiality Agreement to WSGR. Also on September 13, 2012, representatives of Needham & Company spoke with representatives of Greenhill and requested that Greenhill provide a counter-proposal to the price per share of $3.50 suggested by Ramtron on September 4, 2012.

On September 14, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Shearman & Sterling were present, to continue its discussion of Ramtron’s exploration of strategic alternatives, including a discussion of a price per share of common stock at which Ramtron might enter into a negotiated transaction with Cypress. Representatives of Shearman & Sterling summarized their discussions with WSGR. Our board of directors then authorized management to instruct Needham & Company to engage in discussions with Greenhill regarding a potential process for the parties to further discuss the financial terms of a negotiated transaction.

Also on September 14, 2012, representatives of Needham & Company spoke with representatives of Greenhill, and in that conversation, the representatives of Greenhill declined to provide a counter-proposal, and maintained that $2.88 per share of common stock was Cypress’ current offer.

Later on September 14, 2012, the Committee convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present. Representatives of Needham & Company summarized their discussions with Greenhill. After discussion, the Committee determined to convene a meeting of our board of directors on September 15, 2012 to continue the discussion.

On September 15, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Shearman & Sterling were present, to continue its discussion of Ramtron’s exploration of strategic alternatives, including further discussion of the negotiation process between Ramtron’s financial and legal advisors and those of Cypress. Following discussion, our board of directors determined to make a counter-proposal to Cypress of $3.25 per share of common stock. Following the meeting, a subset of our board of directors convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, and authorized Needham & Company to make a counter-proposal to Cypress of $3.25 per share of common stock, which would remain open until September 21, 2012. Later on September 15, 2012, representatives of Needham & Company spoke to Greenhill and conveyed our board of directors’ proposal.

On September 16, 2012, a representative of WSGR contacted a representative of Shearman & Sterling to discuss various open legal issues. Later on September 16, 2012, representatives of Needham & Company spoke with Greenhill, and representatives of Greenhill indicated that Cypress was willing to increase its offer to $3.01 per share of common stock. In response, the representatives of Needham & Company indicated that $3.01 per share of common stock would not be acceptable to our board of directors.

On September 17, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present. Representatives of Needham & Company summarized their discussions with Greenhill, and representatives of Shearman & Sterling summarized their discussions with representatives of WSGR. Following discussion, our board of directors authorized Needham & Company to make a counter-proposal to Greenhill of $3.15 per share of common stock, but with authority to accept a price per share of common stock anywhere between $3.10 and $3.15. During the afternoon of September 17, 2012, representatives of Needham & Company and Greenhill engaged in discussions and negotiations with respect to a price at which both parties might be able to reach an agreement. During the course of these discussions, representatives of Needham & Company proposed $3.15 per share of common stock, which was followed by a counterproposal from representatives of Greenhill of $3.08 per share of common stock. Representatives of Needham & Company advised Greenhill that the counter-proposal was not within the range that Needham & Company had been authorized to accept on behalf of our board of directors and advised Greenhill that $3.10 per share of common stock was the limit of the acceptable range. In a later discussion between representatives of Greenhill and Needham & Company, the representatives of Greenhill informed the representatives of Needham & Company that Cypress would accept a price per share of common stock, conditioned on the termination fee payable by Ramtron in certain circumstances, as described in the merger agreement, being $5 million. Later that evening, representatives of Shearman & Sterling and WSGR discussed and exchanged several drafts of the merger agreement.

On the morning of September 18, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present, to review Cypress’ revised proposal, including the proposed draft of the merger agreement, and the legal, financial and other considerations relevant thereto. After the representatives of Needham & Company departed the meeting, representatives of Shearman & Sterling reviewed with our board of directors its fiduciary duties and presented a summary of the terms and conditions of the proposed merger agreement.

During the course of the day and evening of September 18, 2012, representatives of Shearman & Sterling held numerous discussions with representatives of WSGR to negotiate and finalize the terms of the draft merger agreement and the Confidentiality Agreement.

Later on September 18, 2012, our board of directors convened a telephonic meeting, at which management and representatives of Needham & Company and Shearman & Sterling were present. Representatives of Needham & Company updated our board of directors on the strategic alternative process and the various parties that had engaged in the process. Representatives of Needham & Company then discussed with our board of directors their financial analyses of the proposed offer price of $3.10 per share of common stock and indicated to our board of directors that, based on the current draft of the merger agreement, Needham & Company was in a position to deliver an opinion as to the fairness, from a financial point of view, of the $3.10 per share of common stock consideration to be paid to holders of shares (other than Cypress, Purchaser and their respective affiliates) pursuant to the merger agreement. After careful consideration, including discussions with Ramtron’s management, Needham & Company and Shearman & Sterling, and taking into account the factors described under the caption “—Reasons for the Recommendation of Our Board of Directors,” our board of directors unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the offer price of $3.10 per share of common stock and the merger, are advisable, fair to and in the best interests of Ramtron and its stockholders and approved and adopted the merger agreement and the transactions contemplated thereby, including the offer of $3.10 per share of common stock and the merger. Our board of directors’ approval of the foregoing was conditioned upon satisfactory resolution of the remaining open points in the merger agreement pursuant to the guidance provided by our board of directors to Shearman & Sterling, and delivery of Needham & Company’s written opinion immediately prior to execution of the merger agreement. Our board of directors unanimously determined to recommend that Ramtron stockholders accept the offer of $3.10 per share of common stock, tender their shares of common stock to Purchaser pursuant to the offer and, if required by applicable Delaware law, adopt the merger agreement.

Following the finalization of the merger agreement, and immediately prior to its execution, Needham & Company then delivered to our board of directors its written opinion dated September 18, 2012, to the effect that, as of that date and based upon and subject to the assumptions and other matters set forth in the opinion (a copy of which is attached as Annex B), the $3.10 per share of common stock of common stock consideration to be received by the holders of shares (other than Cypress, Purchaser and their respective affiliates) in the offer and the merger pursuant to the merger agreement was fair, from a financial point of view, to those holders.

On the evening of September 18, 2012, Ramtron, Purchaser and Cypress executed the merger agreement and the Confidentiality Agreement.

On the morning of September 19, 2012, Ramtron and Cypress issued a joint press release with respect to the execution of the merger agreement and announcing that Cypress would amend the offer to increase the price to $3.10 per share of common stock.

On October 10, 2012, at the closing of the offer, Purchaser accepted for payment 23,290,666 shares of common stock that had been validly tendered and not withdrawn pursuant to the offer and commenced a subsequent offering period for all remaining untendered shares of common stock. An additional 559,785 shares of common stock were tendered subject to guarantee delivery procedures.

Also on October 10, 2012, immediately following the closing of the offer, all of the directors of Ramtron resigned from our board of directors, other than Theodore J. Coburn, William G. Howard, Jr. and William L. George. Immediately following the resignation of such directors, the remaining directors of Ramtron appointed T.J. Rodgers, Brad W. Buss, Dana C. Nazarian, Neil Weiss, Cathal Phelan and Thomas Surrette, each of whom was designated by Purchaser, to our board of directors.

On October 17, 2012, the subsequent offering period expired, and Purchaser acquired an additional 2,622,273 shares of common stock that were validly tendered during the subsequent offering period. Included in this amount were 478,150 shares of common stock originally tendered in the offer pursuant to guaranteed delivery procedures.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement

Recommendation of Our Board of Directors

At a special meeting of our board of directors held on September 18, 2012, our board of directors (which, at the time, was composed solely of directors not affiliated with, or designated by, Cypress) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable, fair to and in the best interests of Ramtron and its stockholders and approved and adopted the merger agreement and the transactions contemplated thereby, including the revised offer and the merger. Accordingly, our board of directors unanimously recommends that Ramtron stockholders vote “FOR” approval and adoption of the merger agreement.

Our Reasons for the Merger

In reaching its determination to approve the merger agreement and to unanimously recommend that stockholders accept the offer, and, if required by applicable Delaware law, adopt the merger agreement, our board of directors considered numerous factors, including, but not limited to, the following:

Review of Strategic Alternatives

Following our board of directors’ instruction to Ramtron’s management to explore strategic alternatives to maximize value for Ramtron stockholders, Ramtron, with the assistance of Ramtron’s financial advisor, commenced a thorough process. In connection with this strategic alternative review process, Ramtron, with the assistance of its financial advisor, contacted 24 companies, entered into seven confidentiality agreements with interested parties (the “Interested Parties”) (including Cypress), and provided due diligence materials to and held numerous follow-up due diligence calls with the Interested Parties. None of the Interested Parties were willing to propose a transaction that provided more value to Ramtron stockholders than the offer. In addition, our board of directors considered and reviewed, in consultation with Ramtron’s management and legal and financial advisors, strategic alternatives to maximize value for Ramtron stockholders, including, but not limited to, a sale of Ramtron, a strategic alignment with one or more investors or joint venture counterparties, other potential strategic transactions to recognize the long-term value of Ramtron for its stockholders, and continuing with Ramtron’s current growth plans, as well as the potential benefits, risks and uncertainties associated with such alternatives. Our board of directors believes that consummation of the offer and the merger represent Ramtron’s best prospect for maximizing stockholder value.

Ramtron’s Financial Condition and Prospects

Our board of directors reviewed Ramtron’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as Ramtron’s future business plan and potential long-term value, taking into account its future prospects and risks if it were to remain an independent company, including, but not limited to:

•	Ramtron’s recent financial performance;

•	Ramtron’s prospects for future growth, which involve potential benefits inherent in, as well as the risks associated with, executing its business plan;

•	the highly competitive and rapidly evolving nature of the semiconductor industry; and

•	the risks identified in the “Risk Factors” section of Ramtron’s annual report on Form 10-K for the year ended December 31, 2011 and quarterly report on Form 10-Q for the quarter ended June 30, 2012.

Full and Fair Value

Our board of directors believes that the offer and the merger represents full and fair value for the shares of common stock, taking into account our board of directors’ familiarity with Ramtron’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as Ramtron’s future business plan, the risks related thereto and potential long-term value.

Loss of Opportunity

Our board of directors considered the possibility that, if it declined to adopt the merger agreement, there may not be another opportunity for Ramtron stockholders to receive a comparably priced transaction and that the short-term market price for the shares could remain below the value of the price offered in the offer and the merger, and could fall, possibly substantially, below the then current trading price.

Premium to Current and Historical Trading Prices of Shares of Common Stock

Our board of directors considered the stock price premium analysis presented by Needham & Company, as described under the caption “—Opinion of Our Financial Advisor,” including that the price to be paid pursuant to the merger agreement and the offer represents a 71.3% premium to the closing price of the shares of common stock on the NASDAQ Global Market on June 11, 2012 (the last trading day prior to the first public announcement of Cypress’s initial proposed offer to acquire Ramtron) and a 77.1% premium to the average closing price of the shares of common stock on the NASDAQ Global Market for the five trading days preceding June 11, 2012 (the last trading day prior to the first public announcement of Cypress’s initial proposed offer to acquire Ramtron).

Certainty of Value and Likelihood of Completion

The form of consideration to be paid to holders of shares of common stock in the offer and merger is cash, which will provide certainty of value to Ramtron stockholders. Our board of directors believes the offer and merger are very likely to be completed promptly, based upon, among other things, the fact that pursuant to the merger agreement, Cypress’s obligations to consummate the offer and the merger are not subject to a financing condition, necessary approvals under the HSR Act (as defined below) and with the FCO (as defined below) have been obtained, and the offer is otherwise subject to very limited conditions.

Structure of the Transaction and Timing of Completion

The anticipated timing of consummation of the transactions contemplated by the merger agreement, including the structure of the transactions as an amendment to an outstanding tender offer for all of the outstanding shares of common stock, allows Ramtron stockholders to receive cash consideration for their shares of common stock on a prompt basis, reducing the period of uncertainty during the pendency of the transaction on stockholders, followed by the merger, in which stockholders will receive the same per share consideration as received by stockholders who tendered their shares of common stock in the offer.

Opinion of Financial Advisor

Needham & Company delivered to our board of directors its written opinion dated September 18, 2012, to the effect that, as of that date and based upon and subject to the factors, limitations, qualifications and assumptions set forth in the opinion, the $3.10 per share consideration to be paid to holders of shares of common stock (other than Cypress, Purchaser and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to those holders, as more fully described under the caption “—Opinion of Our Financial Advisor.”

Terms of the Merger Agreement

•

Consideration of Alternative Transaction Proposals. The terms of the merger agreement permitted Ramtron to consider and respond, under certain circumstances specified in the merger agreement, to an unsolicited proposal for an alternative transaction from a third party prior to the acceptance of shares of common stock in the offer by Purchaser, and provided our board of directors with the right after complying with the terms of the merger agreement to terminate the merger agreement in order to accept an unsolicited superior proposal upon payment to Cypress of a termination fee of $5 million.

•

Our Board of Directors’ Ability to Change or Withdraw its Recommendation. Prior to the acceptance of shares of common stock in the offer by Purchaser, our board of directors was permitted pursuant to the terms of the merger agreement to withdraw, modify or change its recommendation in favor of the offer and the merger, in a manner adverse to Cypress or Purchaser, under certain circumstances specified in the merger agreement, including in connection with an unsolicited superior proposal after complying with the terms of the merger agreement, subject to payment to Cypress of a termination fee of $5 million if, as a result, Cypress terminates the merger agreement.

Availability of Appraisal Rights

Statutory appraisal rights are available to Ramtron stockholders who do not tender their shares of common stock in the offer and who otherwise comply with all the required procedures under the DGCL, which allows such stockholders to seek appraisal of the fair value of their shares of common stock in connection with the merger as determined by the Delaware Court of Chancery.

Our board of directors also considered potential risks relating to the merger and the offer, including the following:

No Stockholder Participation in Future Growth or Earnings

The nature of the transaction as a cash transaction will prevent stockholders from being able to participate in any future earnings or growth of Ramtron, and Ramtron stockholders will not benefit from any potential future appreciation in the value of the shares of common stock, including any value that could be achieved if Ramtron and/or Cypress is successful in developing some or all of the products in Ramtron’s pipeline or as to which Ramtron has economic rights.

Interim Restrictions on Business

The merger agreement contains customary restrictions on the conduct of Ramtron’s business prior to the effective time of the merger that require Ramtron to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which could delay or prevent Ramtron from undertaking business opportunities that may arise pending completion of the merger.

Termination Fee

Under certain circumstances specified in the merger agreement, Ramtron could have been obligated to pay Cypress a termination fee in the amount of $5 million.

Interests of Management

Certain executive officers of Ramtron may have potential conflicts of interest, including those arrangements described more fully under the caption “—Interests of Ramtron Directors and Executive Officers in the Merger,” that may cause such executive officers to be more likely to support the approval and adoption of the offer, the merger and the merger agreement than if they did not have these interests and which interests may be different from those of stockholders generally.

Taxable Consideration

The merger is expected to constitute a taxable transaction for U.S. federal income tax purposes. As a result, any gain from the transactions contemplated by the merger agreement generally would be taxable to U.S. stockholders for U.S. federal income tax purposes. In addition, any gain from any appraisal proceeding could be taxable for U.S. federal income tax purposes to U.S. stockholders who perfect their appraisal rights.

The foregoing discussion of the material factors considered by our board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger agreement, the offer and the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching its recommendation. In addition, individual members of our board of directors may have assigned different weights to different factors. After weighing all of these considerations, our board of directors unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and in the best interests of Ramtron and its stockholders, and approved and adopted the merger agreement and the transactions contemplated thereby, including the offer and the merger, and recommended that holders of the shares of common stock tender their shares of common stock pursuant to the offer and, if required by applicable Delaware law, adopt the merger agreement.

Opinion of Our Financial Advisor

Ramtron retained Needham & Company to act as financial advisor in connection with, among other things, Ramtron’s analysis and consideration of, and response to, the offer and in connection with the merger, and to render an opinion as to the fairness, from a financial point of view, to the holders of shares of common stock of the consideration to be received by those holders in the offer and the merger pursuant to the merger agreement.

On September 18, 2012, Needham & Company delivered to our board of directors its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration of $3.10 per share of common stock, net to the seller in cash, to be received by the holders of shares of common stock (other than Cypress, Purchaser and their respective affiliates) in the offer and the merger pursuant to the merger agreement was fair, from a financial point of view, to those holders. Needham & Company provided its opinion for the information and assistance of our board of directors in connection with and for the purpose of our board of directors’ evaluation of the transactions contemplated by the merger agreement. Needham & Company’s opinion relates only to the fairness, from a financial point of view, to the holders of shares of common stock (other than Cypress, Purchaser and their respective affiliates) of the merger consideration, which was determined through arm’s length negotiations between Ramtron and Cypress. While Needham & Company provided independent financial advice to our board of directors during the course of the negotiations between Ramtron and Cypress, the decision to approve and recommend the offer and the merger was made independently by our board of directors. Needham & Company’s opinion does not address any other aspect of the offer or the merger, or any related transaction, and does not constitute a recommendation to any stockholder of Ramtron as to whether that stockholder should tender their shares of common stock pursuant to the offer or how that stockholder should vote or act on any matter relating to the offer or the merger.

The complete text of Needham & Company’s opinion, dated September 18, 2012, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached as Annex B. The summary of Needham & Company’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of shares of common stock should read this opinion carefully and in its entirety.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated September 18, 2012;

•	reviewed certain publicly available information concerning Ramtron and certain other relevant financial and operating data of Ramtron furnished to Needham & Company by Ramtron;

•	reviewed the historical stock prices and trading volumes of the shares of common stock;

•	held discussions with members of management of Ramtron concerning the current operations of and future business prospects for Ramtron;

•	reviewed certain financial forecasts with respect to Ramtron prepared by management of Ramtron and held discussions with members of such management concerning those forecasts;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Ramtron;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	reviewed such other financial studies and analyses and considered such other matters as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of that information. In addition, Needham & Company assumed that the offer and the merger would be consummated on the terms and subject to the conditions set forth in the draft merger agreement furnished to Needham & Company without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the offer and the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Ramtron. Needham & Company assumed that the financial forecasts for Ramtron provided to Needham & Company by management of Ramtron were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Ramtron. Needham & Company expressed no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based.

Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Ramtron, Cypress or any of their respective subsidiaries nor did Needham & Company evaluate the solvency or fair value of Ramtron, Cypress or any of their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Needham & Company’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Needham & Company assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Needham & Company’s opinion is limited to the fairness, from a financial point of view, to the holders of shares of common stock of the merger consideration to be received by those holders pursuant to the merger agreement and Needham & Company expressed no opinion as to the fairness of the offer or the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Ramtron, or as to Ramtron’s underlying business decision to engage in the offer and the merger or the relative merits of the offer and the merger as compared to other business strategies that might be available to Ramtron. In addition, Needham & Company expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the offer and the merger, or any class of those persons, relative to the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement or with respect to the fairness of any such compensation.

Ramtron imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to September 17, 2012, and is not necessarily indicative of current or future market conditions.

Selected Company Analysis

Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for Ramtron to the corresponding data and ratios of publicly traded companies that Needham & Company deemed relevant because their businesses may be considered similar to the business of Ramtron. These companies, referred to as the selected companies, consisted of the following:

Atmel Corporation

Cypress Semiconductor Corporation

GSI Technology, Inc.

Integrated Silicon Solution, Inc.

Macronix International Co., Ltd.

Microchip Technology Incorporated

Micron Technology, Inc.

Spansion Inc.

The following table sets forth information concerning the following multiples for the selected companies and for Ramtron:

•	enterprise value as a multiple of last 12 months (“LTM”) revenues;

•	enterprise value as a multiple of projected calendar year 2012 and 2013 revenues;

•	enterprise value as a multiple of adjusted LTM earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”);

•	enterprise value as a multiple of projected calendar year 2012 and 2013 adjusted EBITDA;

•	price as a multiple of LTM non-GAAP earnings per share of common stock, (“non-GAAP EPS”); and

•	price as a multiple of projected calendar year 2012 and 2013 non-GAAP EPS.

Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on September 17, 2012 and calculated multiples for Ramtron based on the merger consideration of $3.10 per share of common stock. All financial information excluded the impact of non-recurring items. Adjusted EBITDA amounts excluded the impact of stock-based compensation expense and amortization of intangibles. Non-GAAP EPS amounts excluded the impact of stock-based compensation expense and amortization of intangibles, net of tax. Projected calendar year 2012 and 2013 multiples for Ramtron were calculated based on forecasts by management of Ramtron.

	Selected Companies				Ramtron Implied by Merger
	High	Low	Mean	Median
Enterprise value to LTM revenues	3.8x	0.6x	1.5x	1.1x	1.8x
Enterprise value to projected calendar year 2012 revenues	3.3x	0.7x	1.5x	1.1x	2.1x
Enterprise value to projected calendar year 2013 revenues	2.7x	0.6x	1.3x	1.0x	1.7x
Enterprise value to LTM adjusted EBITDA	10.1x	4.3x	6.9x	6.6x	12.5x
Enterprise value to projected calendar year 2012 adjusted EBITDA	18.9x	4.1x	9.0x	8.1x	15.8x
Enterprise value to projected calendar year 2013 adjusted EBITDA	11.4x	2.8x	6.2x	5.8x	8.2x
Price to LTM non-GAAP EPS	46.7x	11.1x	20.0x	18.4x	29.7x
Price to projected calendar year 2012 non-GAAP EPS	37.4x	12.1x	19.5x	17.7x	77.7x
Price to projected calendar year 2013 non-GAAP EPS	29.7x	8.4x	15.4x	13.5x	18.7x

Selected Transaction Analysis

Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since January 1, 2008 that involved target companies that were publicly-traded semiconductor companies and had transaction equity values of less than $200 million:

Acquirer	Target
Zoran Corporation	Microtune, Inc.
Microsemi Corporation	White Electronic Designs Corporation
IXYS Corporation	ZiLOG, Inc.
ON Semiconductor Corporation	California Micro Devices Corporation
Integrated Device Technology, Inc.	Tundra Semiconductor Corporation
CSR plc	SiRF Technology Holdings, Inc.
Exar Corporation	hi/fn, inc.
TranSwitch Corporation	Centillium Communications, Inc.
ON Semiconductor Corporation	Catalyst Semiconductor, Inc.
Cypress Semiconductor Corporation	Simtek Corporation
Imperium Partners Group, LLC	ESS Technology, Inc.
Diodes Incorporated	Zetex plc
Freescale Semiconductor, Inc.	SigmaTel, Inc.

In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for the merger,

•	enterprise value as a multiple of LTM revenues and

•	enterprise value as a multiple of LTM adjusted EBITDA.

Needham & Company calculated multiples for Ramtron based on the merger consideration of $3.10 per share of common stock.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

	Selected Transactions				Ramtron Implied by Merger
	High	Low	Mean	Median
Enterprise value to LTM revenues	1.9x	0.0x	0.9x	0.8x	1.8x
Enterprise value to LTM adjusted EBITDA	46.6x	5.1x	17.6x	14.2x	12.5x

Stock Price Premium Analysis

Needham & Company analyzed publicly available financial information for 22 merger and acquisition transactions that represent transactions involving publicly-traded technology and technology-enabled services companies completed since January 1, 2010 with transaction equity values of between $50 million and $200 million. In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one trading day and five trading days prior to the announcement of the transaction.

Needham & Company calculated premiums for Ramtron based on the merger consideration of $3.10 per share of common stock and the closing prices of the common stock one trading day and five trading days prior to June 11, 2012, the last trading day prior to public distribution by Cypress of its letter proposing to acquire Ramtron. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions				Merger at $3.10
	High	Low	Mean	Median
One trading day stock price premium	116.3%	-1.5%	36.7%	29.7%	71.3%
Five trading day stock price premium	120.6%	-1.5%	38.8%	33.5%	77.1%

Discounted Cash Flow Analysis

Needham & Company performed an illustrative discounted cash flow analysis to determine indicators of illustrative implied equity values for Ramtron and illustrative implied equity values per share of common stock based on Ramtron’s management’s forecasts. Needham & Company calculated a range of indications of the present value of unlevered free cash flows for Ramtron for the projected last quarter of 2012 and years 2013 through 2016 using discount rates ranging from 20.0% to 23.0%. Needham & Company then calculated a range of illustrative terminal enterprise values as of the end of 2016 by applying multiples ranging from 5.0x to 7.0x to Ramtron’s management’s estimate of its 2016 EBITDA. These illustrative terminal enterprise values were then discounted to calculate ranges of implied indications of present values using discount rates ranging from 20.0% to 23.0%. Needham & Company then added the ranges of the implied present values of Ramtron’s unlevered free cash flows for the projected periods to the ranges of implied present values of Ramtron’s terminal enterprise values to derive ranges of implied present enterprise values of Ramtron. Needham & Company then added Ramtron’s cash and subtracted Ramtron’s debt to arrive at the ranges of implied present equity values. This analysis indicated an implied per share of common stock equity reference range for Ramtron of $3.57 to $5.01, as compared to the merger consideration of $3.10 per share of common stock.

No company, transaction or business used in the “Selected Company Analysis,” “Selected Transaction Analysis” or “Stock Price Premium Analysis” as a comparison is identical to Ramtron or to the offer and the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its September 18, 2012 opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Ramtron. Any estimates contained in or underlying these analyses, including estimates of Ramtron’s future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by our board of directors in their evaluation of the offer and the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger consideration or the offer and the merger.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by our board of directors to act as its exclusive financial advisor based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with Ramtron and its industry generally. In the past two years, Needham & Company acted as financial advisor to Ramtron in connection with Cypress’s March 2011 acquisition proposal and acted as sole book-running manager for Ramtron’s public offering of common stock in July 2011. Needham & Company has not in the past two years provided investment banking or financial advisory services to Cypress or its affiliates. Needham & Company may in the future provide investment banking and financial advisory services to Cypress, Ramtron or their respective affiliates unrelated to the offer or the merger, for which services Needham & Company would expect to receive compensation. In the normal course of its business, Needham & Company may actively trade equity securities of Cypress and Ramtron for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.

Pursuant to an engagement letter dated June 13, 2012, Ramtron retained Needham & Company to act as exclusive financial advisor in connection with strategic planning and merger and acquisition activities. Ramtron has paid or agreed to pay Needham & Company nonrefundable fees of $250,000 for each opinion that Needham & Company rendered to our board of directors that became payable upon delivery of Needham & Company’s opinions on July 3, 2012, September 8, 2012 and September 18, 2012, for a total of $750,000 and an additional fee of 2.0% of the aggregate purchase price paid or payable in the offer and the merger (or approximately $2.5 million), against which the opinion fees will be credited. Whether or not the merger is consummated, Ramtron has agreed to reimburse Needham & Company for all of its reasonable out-of-pocket expenses and to indemnify Needham & Company and related persons against various liabilities, including certain liabilities under the federal securities laws.

Change of Control

On October 10, 2012, Purchaser acquired 23,290,666 shares of common stock validly tendered and not withdrawn in the offer, representing, together with shares of common stock beneficially owned by Cypress, approximately 70% of the outstanding shares of common stock. Following expiration of the initial offering period, Cypress announced a subsequent offering period that expired at 5:00 p.m., New York City time, on Wednesday, October 17, 2012. During the subsequent offering period, Purchaser acquired an additional 2,622,273 shares of common stock (including 478,150 shares tendered pursuant to guaranteed delivery procedures during the initial offering period). Following the initial and subsequent offering periods, Purchaser owns an aggregate of 27,580,523 shares of common stock, or approximately 78% of the outstanding shares of common stock.

Pursuant to the merger agreement, after the consummation of the offer, Purchaser was entitled to elect or designate such number of directors of Ramtron, rounded up to the next whole number, equal to the product of the total number of Ramtron’s directors (after giving effect to any increase in the number of directors pursuant to the merger agreement) multiplied by the percentage that the number of shares of common stock purchased by Purchaser in the offer bears to the total number of shares of common stock outstanding. Accordingly, on October 10, 2012, immediately following the closing of the offer, all of the directors of Ramtron resigned from our board of directors, other than Theodore J. Coburn, William G. Howard, Jr. and William L. George. Immediately following the resignation of such directors, the remaining directors of Ramtron appointed T.J. Rodgers, Brad W. Buss, Dana C. Nazarian, Neil Weiss, Cathal Phelan and Thomas Surrette, each of whom was designated by Purchaser, to our board of directors.

The merger agreement provides that, until the effective time of the merger, our board of directors shall have at least such number of directors as may be required by the NASDAQ rules or the federal securities laws who are considered independent within the meaning of such rules and laws, and each committee of our board of directors that is required (or a majority of which is required) by the NASDAQ rules of the federal securities laws to be composed solely of such independent directors shall be so composed.

Financing of the Offer and the Merger

Purchaser will need approximately $122.5 million to consummate the offer and the merger and to pay related fees and expenses. Purchaser anticipates that all of the funds necessary to consummate the offer and the merger and to pay the related fees and expenses will be advanced to it, or paid on its behalf, by Cypress. Cypress has sufficient cash on hand to advance to Purchaser, or to pay on its behalf, the offer price for all shares of common stock in the offer and the merger and to pay the related fees and expenses.

On June 26, 2012, Cypress entered into a new senior secured revolving credit facility with a group of lenders led by Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, pursuant to which Cypress has drawn down or will draw down funds which, when combined with Cypress’s existing cash on hand, are sufficient to pay the consideration necessary to acquire all shares of common stock in the offer and merger and related fees and expenses.

Interests of Ramtron Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to approve and adopt the merger agreement, stockholders should be aware that Ramtron’s executive officers and directors have agreements or arrangements that may provide them with interests that may differ from, or be in addition to, those of stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in determining the recommendation set forth in this proxy statement.

Cash Consideration Payable to Directors and Executive Officers Pursuant to the Offer and the Merger

As a group, the directors and executive officers of Ramtron held an aggregate of approximately 379,000 shares of common stock as of September 25, 2012. If the directors and executive officers tendered all of the 379,000 shares of common stock owned by them for purchase pursuant to the offer and those shares of common stock were purchased by Purchaser for the offer price of $3.10 per share, the same cash consideration per share of common stock (on the same terms and conditions) as the other Ramtron stockholders who tendered their shares of common stock or who do not exercise their appraisal rights, then the directors and executive officers would have received an aggregate of approximately $1,175,000.

Equity-Based Awards Held by Directors and Officers of Ramtron

Set out below is a discussion of the treatment under the merger agreement of various equity incentive compensation awards held by Ramtron’s directors and executive officers. Pursuant to the merger agreement, the treatment of outstanding equity incentive compensation awards (i.e., stock options, shares of restricted stock and restricted stock units) depends on whether an employee is a continuing employee or a non-continuing employee. Continuing employees are those who accept offers of continued employment from Cypress, and non-continuing employees are those employees who are not offered continued employment with Cypress or who do not accept offers of continued employment. Non-employee directors are treated the same as non-continuing employees.

For purposes of determining the value that could be realized by the directors and executive officers in respect of equity incentive compensation awards in connection with the offer and the merger, the discussion below assumes that the directors and executive officers will not exercise their appraisal rights in connection with the merger (i.e., that they will receive the same offer price being offered to all other Ramtron stockholders in connection with the offer and the merger).

Treatment of Stock Options

The merger agreement provides that all options to purchase shares of common stock held by continuing employees will be assumed by Cypress and remain subject to existing terms and conditions except that (i) each such assumed option will be exercisable for that number of whole shares of Cypress common stock equal to the product of (x) the number of shares of common stock that were issuable upon exercise of such Ramtron option immediately prior to the effective time of the merger multiplied by (y) the “Exchange Ratio”, with the resulting number rounded down to the nearest whole number of shares of Cypress common stock, and (ii) the per share exercise price for the shares of Cypress common stock issuable upon exercise of an assumed Ramtron option will be equal to the quotient of (x) the exercise price per share of common stock at which Ramtron option was exercisable immediately prior to the effective time of the merger divided by (y) the Exchange Ratio, with the resulting exercise price per share rounded up to the nearest whole cent. The “Exchange Ratio” is the quotient obtained by dividing (x) the offer price by (y) the average of the closing prices of Cypress common stock as reported on the NASDAQ Global Select Market for the 10 trading days ending five trading days prior to the effective time of the merger. In addition, assumed options will be modified to provide that vesting will accelerate in full upon resignation for Good Reason (as defined in the merger agreement). Pursuant to the terms of Ramtron’s 2005 Amended and Restated Incentive Award Plan (the “2005 Plan”), vesting of assumed options already accelerates in the event of a termination by Ramtron other than a Termination for Cause (as defined in the 2005 Plan). All of the equity incentive awards held by Ramtron directors and executive officers that are unvested as of September 25, 2012, including options, were issued under the 2005 Plan.

The merger agreement provides that, with respect to all options to purchase shares of common stock held by non-continuing employees and Ramtron’s non-employee directors, such options will be cancelled and converted into the right to receive a cash payment equal to the excess of the offer price over the option exercise price, multiplied by the number of the shares of common stock covered by the option.

The table below shows the approximate value of Ramtron options held by Ramtron’s directors and executive officers based on the applicable option exercise price and assuming the common stock has a value of $3.10 per share. The information in the following table is based on the number of options with a per share exercise price less than the $3.10 per share offer price held by Ramtron’s directors and executive officers as of September 25, 2012.

Name of Executive Officer or Director	Number of Shares Subject to Vested Stock Options	Value of Vested Stock Options ($)	Number of Shares Subject to Unvested Stock Options	Value of Unvested Stock Options ($)	Total Value of Stock Options as a Result of Proposed Merger ($)
William G. Howard, Jr. (1)	345,000	290,300	—	—	290,300
Eric A. Balzer	292,032	215,189	247,343	118,411	333,600
William L. George	170,000	149,600	—	—	149,600
Theodore J. Coburn	170,000	149,600	—	—	149,600
Eric Kuo	20,000	28,400	—	—	28,400
James E. Doran	—	—	—	—	—
Ying Shiau	25,000	9,000	75,000	27,000	36,000
Peter L. Zimmer	—	—	—	—	—
Gery E. Richards	—	—	65,000	71,500	71,500

(1)	Options were granted under the 2005 Plan and Ramtron’s 1995 Stock Option Plan.

Treatment of Restricted Stock and Restricted Stock Units

The merger agreement provides that all awards of restricted stock held by continuing employees will be assumed by Cypress and remain subject to existing terms and conditions except that such assumed Ramtron restricted stock awards will be converted to cover that number of whole shares of restricted Cypress common stock equal to the product of the number of restricted shares of common stock subject to the award outstanding immediately prior to the effective time of the merger multiplied by the Exchange Ratio, rounded down, with respect to each holder of assumed Ramtron restricted stock award, to the nearest whole number of shares of restricted Cypress common stock. The merger agreement provides for similar treatment of awards of restricted stock units held by continuing employees. Such awards will be assumed by Cypress and remain subject to existing terms and conditions except that assumed Ramtron restricted stock unit awards shall cover that number of whole shares of Cypress common stock equal to the product of the number of shares of common stock underlying the assumed Ramtron restricted stock unit award immediately prior to the effective time of the merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Cypress common stock.

The merger agreement provides that, with respect to all restricted stock awards held by non-continuing employees and Ramtron’s non-employee directors, vesting will be fully accelerated resulting in a right to receive payment of the offer price for each share of common stock covered by the award. The merger agreement provides for similar treatment for awards of restricted stock units held by non-continuing employees. Such awards will be cancelled and replaced with the right to receive the offer price for each share of common stock covered by the award (effectively accelerating vesting in full).

The table below shows the approximate value of unvested awards of Ramtron restricted stock and restricted stock units held by Ramtron’s directors and executive officers assuming the common stock has a value of $3.10 per share. The information in the following table is based on the number of shares of common stock covered by such awards as of September 25, 2012.

Name of Executive Officer or Director	Number of Shares That Have Not vested	Value of Unvested Shares ($)
William G. Howard, Jr.	10,000	31,000
Eric A. Balzer	183,337	568,345
William L. George	10,000	31,000
Theodore J. Coburn	10,000	31,000
Eric Kuo	10,000	31,000
James E. Doran	20,000	62,000
Ying Shiau	48,314	149,773
Peter L. Zimmer	140,327	435,014
Gery E. Richards	25,250	78,275

The following table sets forth the approximate total value of the consideration that each director and executive officer of Ramtron would be entitled to receive in connection with the consummation of the offer and the merger as a result of Ramtron equity interests held by each director or executive officer as of September 25, 2012, if each director and executive officer were paid the offer price of $3.10 per share, net of any applicable exercise or purchase price, for each share of common stock owned by the individual or covered by an outstanding equity incentive award granted to such individual. The table does not include any additional payments that would be provided if an executive officer were to be terminated in connection with the merger. Such payments are described under the caption “—Potential Severance and Change in Control Benefits of Executive Officers.”

Name of Executive Officer or Director	Value of Vested/Owned Shares ($)	Value of Unvested Shares ($)	Value of Stock Options ($)	Total Value of Shares Owned and Equity Incentive Awards in Connection with the Offer and Proposed Merger ($)
William G. Howard, Jr.	113,937	31,000	290,300	435,237
Eric A. Balzer	823,583	568,345	333,600	1,725,528
William L. George	67,437	31,000	149,600	248,037
Theodore J. Coburn	36,437	31,000	149,600	217,037
Eric Kuo	66,427	31,000	28,400	125,827
James E. Doran	15,500	62,000	—	77,500
Ying Shiau	50,158	149,733	36,000	235,931
Peter L. Zimmer	—	435,014	—	435,014
Gery E. Richards	—	78,275	71,500	149,775

Potential Severance and Change in Control Benefits of Executive Officers

Ramtron’s executive officers (Messrs. Balzer, Richards, Shiau and Zimmer) previously have executed Change in Control Severance Agreements with Ramtron providing for specified payments and benefits in the event of a termination of employment without “Cause” or a resignation for “Good Reason” during the period commencing on the 60th calendar day prior to a “Change in Control” and ending on the first anniversary of the Change in Control. Consummation of the merger, or the acquisition by Purchaser of 50% or more of the outstanding shares of common stock or the combined voting power of Ramtron’s outstanding securities entitled to vote generally in the election of directors, would be a Change in Control under these agreements. Assuming a termination of employment without Cause or a resignation for Good Reason within the time periods set forth above, Ramtron’s executive officers would be entitled to the following payments and benefits, subject to conditions specified in the agreements including execution and non-revocation of a release of claims and compliance with non-competition obligations:

1.	The executive officer’s earned but unpaid base salary through the date of termination, together with all other amounts (including bonuses) and benefits to which the executive officer is entitled under any benefit or bonus plan of Ramtron earned but unpaid at the time of termination;

2.	Severance pay in an amount equal to the executive officer’s annual base salary multiplied by two-and-one-half (for Mr. Balzer), by two (for Mr. Zimmer), and by one-and-one-half (for Messrs. Richards and Shiau), with base salary determined as of the first day of the year in which the Change in Control occurs except for Mr. Richards whose base salary for these purposes is his base salary payable in connection with his promotion to Chief Financial Officer (as set forth in the Current Report on Form 8-K filed by Ramtron with the SEC on May 9, 2012); these amounts generally are paid in equal monthly installments over the 12-month period commencing on the 61st day after termination of employment;

3.	For the period beginning on the date of termination and ending 12 months (18 months for Messrs. Balzer and Zimmer) following the date of termination (or, if earlier, the date on which the executive officer accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage and without a preexisting condition limitation or exclusion with respect to the executive officer), Ramtron shall pay for and provide the executive officer and his dependents with healthcare benefits, on a tax-free basis, that are substantially the same as the benefits provided to the executive officer immediately prior to the date of termination; provided, however, if Ramtron determines such Ramtron provided benefits violates applicable law, Ramtron instead will provide a lump sum cash payment in an amount equal to 12 multiplied by the amount executive officer would be required to pay on a monthly basis if the executive officer elected to continue benefits under applicable law (generally referred to as continuing benefits under COBRA); and

4.	All restricted stock or other equity incentive awards held by the executive officer will become vested and all stock options will become exercisable.

In the event the executive officer is subject to excise taxation under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), severance payments shall be paid so as to result in the maximum benefit being payable to the executive; provided, however, that Ramtron will not reimburse the executive officer for any excise taxes.

Under the agreements, a termination without “Cause” generally means a termination in the absence of the following: (i) the executive officer’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof, (ii) the executive officer’s conviction of any crime constituting fraud, theft or misappropriation of Company property, or of any other crime that materially injures Ramtron’s business or reputation, (iii) the executive officer’s material violation or breach, as determined by our board of directors, of the Ramtron’s Code of Business Conduct and Ethics, as in effect from time to time, (iv) the executive officer’s willful or intentional failure to comply in all material respects with a specific direction given by our board of directors or, for all executive officers other than Messrs. Balzer and Zimmer, by the Chief Executive Officer or (v) any serious misconduct or negligence in the course of the executive officer’s employment, as determined by our board of directors. Under the agreements, a resignation for good reason generally means a resignation within 75 days of the occurrence of the following: (i) the assignment to the executive officer of any duties materially inconsistent with the executive officer’s authority, duties or responsibilities in effect immediately prior to the Change in Control, (ii) a reduction in the executive officer’s base salary as in effect immediately prior to the Change in Control, or diminishment of the executive officer’s incentive compensation opportunity at Ramtron, (iii) a reduction by Ramtron in the kind or level of employee benefits to which the executive officer was entitled to immediately prior to such reduction with the result that the executive officer’s overall benefits package provided by Ramtron is materially reduced, (iv) Ramtron requiring the executive officer to be based at any office or location more than 50 miles from Ramtron’s principal headquarters prior to the Change in Control event, except for travel reasonably required in the performance of the executive officer’s responsibilities or (v) the failure of Ramtron to obtain agreement from any successor to assume and agree to perform the Change in Control Severance Agreement.

Assuming the employment of Ramtron’s executive officers had been terminated following a Change in Control of Ramtron by Ramtron without Cause or by the executive officer for Good Reason on September 25, 2012 (the same amounts will be paid upon such a termination anytime thereafter in 2012), without any reduction for purposes of Section 4999 of the Code, each of Ramtron’s executive officers would have been entitled to the following payments and benefits (determined without regard to any accelerated equity incentive compensation vesting, which value is set forth above):

Executive	Severance Pay ($)	Benefits (1) ($)	Total ($)
Eric A. Balzer	962,500	11,809	974,309
Ying Shiau	360,000	2,412	362,412
Peter L. Zimmer	500,000	31,377	531,377
Gery E. Richards	262,500	11,671	274,171

(1)	The calculation of benefits is based on current costs. Such costs may increase in the future.

Director Compensation

Directors who are not employees of Ramtron are compensated for director services as authorized and approved by the full board of directors of Ramtron. Ramtron does not pay directors for meeting attendance, but does reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders’ meetings. Effective January 1, 2011, the directors received annual cash compensation, paid quarterly, as follows:

Annual Cash Retainer ($)
Board Chairman	50,000
Board Members	30,000
Additional annual amount for foreign-based members only	5,000

Audit Committee Chairman	15,000
Audit Committee members	6,000

Compensation Committee Chairman	9,000
Compensation Committee members	3,500

Nominating and Governance Committee Chairman	5,000
Nominating and Governance Committee members	2,000

Non-employee directors were eligible to be granted stock awards under the 2005 Plan.

Effective December 15, 2011, each non-employee director was granted a restricted stock award of 10,000 shares of stock, with a one-year vesting period. Ramtron does not have a formal policy concerning the granting of equity awards to non-employee directors.

Director cash and equity compensation is reviewed during the fourth quarter each year with changes in cash compensation made effective at the beginning of the next year. Equity grants are effective as of the fifteenth day of the calendar month in which the grant is approved if such approval date is on or before the fifteenth day of the calendar month. Equity grants are effective as of the fifteenth day of the immediately following calendar month if such approval date is after the fifteenth day of a calendar month in which the grant is approved.

Ramtron does not provide any quantifiable perquisites and other personal benefits to non-employee directors.

The table below sets forth director compensation for 2011:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (2) (3)	Stock Option Awards ($)	All Other Compensation ($)	Total ($)
William G. Howard, Jr.	61,500	19,600	0	0	81,100
William L. George	45,750	19,600	0	0	65,350
Theodore J. Coburn	48,750	19,600	0	0	68,350
Eric Kuo	44,000	19,600	0	0	63,600

(1)	Consists of the amounts described above under “Cash Compensation” and individual committee membership.
(2)	On December 15, 2011, each director was granted a restricted stock award for 10,000 shares with a vesting period and service condition of one year. The value of the stock award is $1.96 per share, based on the closing price as reported on the NASDAQ Global Market on December 15, 2011.
(3)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718. See Note 8 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of these equity awards.

Each member of the Strategic Transactions Committee of Ramtron is paid a per meeting fee of $500 for telephonic meetings and $1,000 for in-person meetings.

For any special meeting of our board of directors called to consider any matter with which the Strategic Transactions Committee is dealing, the non-employee U.S.-resident directors are paid a per meeting fee of $500 for telephonic meetings and $1,000 for in-person meetings, and non-employee non-U.S.-resident directors are paid $500 for telephonic meetings and $2,000 for in-person meetings. If meetings of the Strategic Transactions Committee and our board of directors are held on the same day or consecutive days, only one such fee will be payable.

Indemnification of Directors and Officers

Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the corporation upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses, which such officer or director has actually and reasonably incurred.

Ramtron’s amended and restated bylaws, as amended, provide that (1) Ramtron is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions; (2) Ramtron is permitted to indemnify other employees and agents to the extent that it indemnifies its officers and directors; (3) Ramtron must advance expenses, as incurred, to its directors and officers in connection with any legal proceeding, subject to certain exceptions; and (4) the rights conferred in the bylaws are not exclusive.

Ramtron’s certificate of incorporation, as amended, includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted by the DGCL.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

Our “named executive officers” for the purposes of the disclosure in this proxy statement are Eric A. Balzer, Gery E. Richards, Ying Shiau and Peter L. Zimmer. The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for our named executive officers based on the offer and the merger, assuming that the merger closed on September 25, 2012, the named executive officers are terminated on the same day, and the vesting of all outstanding stock options, shares of restricted stock and restricted stock units is accelerated in full.

Golden Parachute Compensation

Name	Severance Pay (1) ($)	Cash Consideration for Equity (2) ($)	Perquisites/ Benefits (3) ($)	Total ($)
Eric A. Balzer	962,500	686,756	11,809	1,661,065
Gery E. Richards	262,500	149,775	11,671	423,946
Ying Shiau	360,000	176,773	2,412	539,185
Peter L. Zimmer	500,000	435,014	31,377	966,391

(1)

Assumes a qualifying termination within 60 days preceding and 12 months after a change in control and based upon a change in control on September 25, 2012; amounts generally are paid in equal monthly installments over the 12-month period commencing on the 61st day after termination of employment; amounts reflect payment annual base salary multiplied by two-and-one-half (for Mr. Balzer), by two (for Mr. Zimmer), and one-and-one-half (for Messrs. Richards and Shiau), with base salary determined as of the first day of the year in which the change in control occurs (January 1, 2012 assuming a change in control on September 25, 2012) except for Mr. Richards whose base salary for these purposes is his base salary payable in connection with his promotion to Chief Financial Officer (as set forth in the Current Report on Form 8-K filed by Ramtron with the SEC on May 9, 2012).

(2)

Assumes all outstanding equity awards vest in full. (Such vesting acceleration would occur upon a qualifying termination within 60 days preceding and 12 months after a change in control per existing change in control severance agreements.) Calculation is based on a change in control on September 25, 2012, and $3.10, which is the per share cash amount to be paid for each share of common stock in the offer and pursuant to the merger. Consists of the cash value of the stock options, shares of common stock of Ramtron restricted stock and restricted stock units that fully vest (and excludes shares of common stock covered by stock options that already had vested). The value of cash payments related to stock options is determined based on the excess, if any, of $3.10, which is the per share cash amount to be paid for each share of common stock in the offer and pursuant to the merger, over the exercise price, multiplied by the number of shares of common stock covered by each stock option that would vest upon certain terminations of employment. The value of cash payments related to shares of restricted stock and restricted stock units is $3.10 multiplied by the number of shares of restricted stock or the number of restricted stock units that would vest upon certain terminations of employment.
(3)	Assumes a qualifying termination within 60 days preceding and 12 months after a change in control based upon a change in control on September 25, 2012; consists of the cost to continue participation in Ramtron’s group health plan for 12 months (18 months for Messrs. Balzer and Zimmer) based on current costs (such costs may increase in the future).

Narrative to Golden Parachute Compensation Table

All outstanding unvested stock options and shares of restricted stock held by the Ramtron’s named executive officers fully vest, by their terms, upon a change in control of Ramtron if the successor entity does not assume or substitute such awards. In addition, each of the named executive officers is a party to a Change in Control Severance Agreement, which provides for severance and other benefits, including full vesting acceleration of stock options and restricted stock, if the executive officer’s employment is terminated by Ramtron or by a successor without cause or by the executive officer for good reason, in either case generally within 60 days preceding and 12 months after a change in control (a “qualifying termination”). Consummation of the merger, or the acquisition by Purchaser of 50% or more of the outstanding shares of common stock or the combined voting power of the Ramtron’s outstanding securities entitled to vote generally in the election of directors (which occurred in the offer), would be a change in control for purposes of potentially triggering a qualifying termination.

Dividends

The merger agreement provides that from the date of its execution to the effective time of the merger, Ramtron may not, and may not permit any of its subsidiaries to, without the consent of Cypress, and other than dividends or distributions made by any direct or indirect wholly owned subsidiary of Ramtron to Ramtron or one of its subsidiaries, set any record or payment dates for the payment of any dividends or distributions on capital stock, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock. Purchaser’s designees currently hold a majority of the seats on our board of directors and Purchaser has informed us that its designees do not intend to approve any dividend on the common stock prior to consummation of the merger.

Regulatory Matters

United States Antitrust Clearance

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”), certain acquisition transactions may not be consummated unless certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. The merger and the purchase of shares of common stock pursuant to the offer is subject to such requirements. Cypress notified Ramtron that it filed a Notification and Report Form on June 15, 2012 with respect to the merger and the offer with the FTC and the DOJ and Ramtron submitted a responsive Notification and Report Form with the FTC and the DOJ on June 25, 2012. Cypress subsequently notified Ramtron that on July 2, 2012 it voluntarily withdrew its Notification and Report Form filed on June 15, 2012, and re-filed a Notification and Report Form with respect to the merger and the offer with the FTC and the DOJ in order to begin a new waiting period pursuant to the HSR Act and provide the FTC and DOJ with additional time to review the merger and the purchase of shares of common stock pursuant to the offer. The waiting period applicable to the merger and the purchase of shares of common stock pursuant to the offer expired at 11:59 p.m., New York City time, on July 17, 2012, without any action having been taken by the FTC or the Antitrust Division.

Foreign Antitrust Considerations

Pursuant to the requirements of German merger control laws, Cypress filed a notification with respect to the merger and the offer with the German Federal Cartel Office (the “FCO”) on June 15, 2012. On July 9, 2012, Cypress received the necessary regulatory clearance from the FCO approving the merger and the purchase of shares of common stock pursuant to the offer.

Person/Assets, Retained, Employed, Compensated Or Used

We engaged Innisfree M&A Incorporated (“Innisfree”) to assist us in connection with Ramtron’s communications with its stockholders with respect to the offer. We agreed to pay customary compensation to Innisfree for such services. In addition, we agreed to reimburse Innisfree for its reasonable out-of-pocket expenses and to indemnify it and certain related persons against certain liabilities relating to or arising out of its engagement.

We retained Lippert/Heilshorn Associates (“Lippert/Heilshorn”) as our public relations advisor in connection with the offer. We agreed to pay Lippert/Heilshorn customary compensation for such services. In addition, we agreed to reimburse Lippert/Heilshorn for its out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of its engagement.

Except as set forth in this proxy statement, neither Ramtron nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to Ramtron stockholders with respect to the merger.

Appraisal Rights

If you do not vote for the adoption of the merger agreement at the special meeting of stockholders, make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of common stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of those shares, together with interest, if any, exclusive of any element of value arising from the accomplishment or expectation of the merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of shares of common stock and Section 262 of the DGCL is attached to this proxy statement as Annex C and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Ramtron, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or the Internet, without expressly directing that your shares of common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the Internet, in favor of the proposal to adopt the merger agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone or the Internet, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs Ramtron of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of common stock is entitled to assert appraisal rights for such shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a bank, brokerage firm or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

All written demands for appraisal of shares must be mailed or delivered to: Ramtron International Corporation, Attn: Corporate Secretary, 1850 Ramtron Drive, Colorado Springs, Colorado 80921, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within 10 days after the effective time of the merger, we will notify each stockholder as of the effective time of the merger who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by us or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the per share merger consideration payable in the merger are not necessarily opinions as to, and does not in any manner address, fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of common stock to the holders of such common stock who have perfected appraisal rights, together with interest, if any. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of common stock have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement by delivering a written withdrawal of the demand for appraisal to us. After this 60 day period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger.

If you desire to exercise your appraisal rights, you must not vote for adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Ramtron stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences to holders of common stock upon the exchange of shares of common stock for cash pursuant to the merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of shares of common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Code, Treasury regulations thereunder, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations to holders of common stock subject to special treatment under U.S. federal income tax law (including, for example, persons liable for the alternative minimum tax, financial institutions, dealers in securities or currencies, expatriates and certain former citizens of the United States, traders that mark to market, holders who hold their shares of common stock as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their shares of common stock by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase shares of common stock or any aspect of state, local or foreign tax law that may be applicable to any holder of common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own shares of common stock as capital assets. This summary does not address the U.S. federal income tax consequences to a holder of common stock who acquired shares through stock option plans or in other compensatory arrangements.

We urge holders of common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of shares of common stock that is an individual who is a citizen or resident of the United States, a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, any estate the income of which is subject to U.S. federal income taxation regardless of its source, and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes (a “U.S. Holder”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of common stock pursuant to the merger.

Payments with Respect to Shares of Common Stock

The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of common stock. Gain or loss will be determined separately for each block of common stock (i.e., common stock acquired at the same price in a single transaction) exchanged for cash in the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such

U.S. Holder’s holding period for the shares of common stock is more than one year at the time of the exchange of such holder’s shares of common stock for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate, currently 15%, but scheduled to increase on January 1, 2013, than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting

Payments made with respect to shares of common stock exchanged for cash in the merger will be subject to information reporting and U.S. federal backup withholding tax (currently at a rate of 28%) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a Form W-9 or substitute Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U. S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of common stock. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes), of common stock that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares of Common Stock

Gain, if any, realized by a Non-U.S. Holder with respect to shares of common stock exchanged for cash pursuant to the merger generally will not be subject to U.S. federal income tax, unless:

(a)	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under the caption “—U.S. Holders” and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty)); or

(b)	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the Non-U.S. Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of common stock net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized during the year).

Backup Withholding Tax and Information Reporting

In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of common stock exchanged for cash in the merger if you have provided the Depositary with an IRS Form W-8BEN (or other applicable Form W-8, including a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U. S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and our common stock will no longer be publicly traded.

Litigation Relating to the Merger

Dent v. Ramtron, et al.

On June 19, 2012, Paul Dent (“Plaintiff”), a purported Ramtron stockholder, filed a putative class action complaint against Ramtron and certain of its officers and directors (the “Individual Defendants” or, collectively with Ramtron, the “Ramtron Defendants”), in the District Court for El Paso County, Colorado, captioned Dent v. Ramtron International Corporation, et al., Case No. 2012-CV-3089. Plaintiff purportedly brought this action as a class action on behalf of himself and other similarly situated Ramtron stockholders. The complaint alleged that the Ramtron Defendants breached their fiduciary duties in connection with Cypress’s June 12, 2012 proposal, pursuant to which Cypress would acquire all of the outstanding shares of Ramtron for $2.48 in cash – an amount Plaintiff alleged was a premium price. Specifically, the complaint alleged that the Individual Defendants violated their fiduciary duties by rejecting all approaches by Cypress and refusing to engage in any negotiations with Cypress or by failing to seek any higher offer that could be achieved through negotiations and sought injunctive relief and monetary damages.

On September 28, 2012, Plaintiff filed an amended complaint, adding Cypress and Purchaser (collectively, the “Cypress Defendants”), as defendants to the action. The amended complaint alleged that the Ramtron Defendants breached their fiduciary duty by agreeing to enter into a merger agreement whereby Cypress would acquire all outstanding shares of Ramtron for $3.10 in cash – an amount Plaintiff alleged was inadequate. It also added a claim against the Cypress Defendants for allegedly aiding and abetting the Ramtron Defendants in their purported breach of fiduciary duties. On October 4, 2012, Plaintiff moved for a temporary restraining order to prevent completion of the tender offer, which was scheduled to close on October 9, 2012. On October 5, 2012, the court issued an order denying this motion. On or around October 11, 2012, Plaintiff voluntarily dismissed his amended complaint.

On October 15, 2012, Plaintiff filed another putative class action complaint against the Ramtron Defendants and the Cypress Defendants in the Delaware Chancery Court, captioned Dent v. Ramtron International Corporation, et al., Case No. 7950-VCP. This complaint contains allegations that are substantially similar to those in the amended complaint previously filed by Plaintiff in Colorado state court. The complaint seeks, among other things, an order declaring the action to be properly maintainable as a class action, injunctive relief preventing consummation of the merger, rescission of the merger to the extent it was already implemented, an order directing the Ramtron Defendants and the Cypress Defendants to account to the Plaintiff and the purported class for all damages suffered as a result of the Ramtron Defendants’ and the Cypress Defendants’ alleged wrongdoing, and an award of attorneys’ fees and costs. On October 23, 2012, Plaintiff filed a motion for expedited discovery, which we intend to oppose. The hearing date has not yet been set for this motion. We believe the lawsuit is without merit and intend to defend it vigorously.

Weber v. Balzer, et al.

On October 3, 2012, a complaint was filed in the District Court for El Paso County, Colorado, captioned Weber v. Balzer, et al., Docket No. 46796173. This complaint contains allegations and claims substantially similar to those in the Dent v. Ramtron action, discussed above, including claims for alleged breach of fiduciary duty against the Individual Defendants and for aiding and abetting against Cypress and Rain. The complaint seeks, among other things, an order declaring the action to be properly maintainable as a class action, injunctive relief preventing consummation of the merger, rescission of the merger or rescissory damages in the event that it is consummated prior to entry of a final judgment, an order directing the Ramtron Defendants and the Cypress Defendants to account to the Plaintiff and the purported class for all damages caused by them and profits or benefits obtained by them as a result of their alleged wrongdoing, and an award of attorneys’ fees and costs. We believe the lawsuit is without merit and intend to defend it vigorously.

THE MERGER AGREEMENT

Summary of the Merger Agreement

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A and is incorporated herein by reference. The summary of the merger agreement found in the Amendment and Supplement to the Offer to Purchase filed by Cypress with the SEC on September 19, 2012 as Exhibit (a)(1)(G) to Amendment No. 9 to the Tender Offer Statement on Schedule TO contains terms of the merger agreement that are no longer operative following the closing of the offer and such terms have been omitted from the following summary. The merger agreement is the legal document that governs the offer and the merger and should be read carefully and in its entirety for a more complete description of the matters summarized below. In reviewing the merger agreement, please remember that the merger agreement is included to provide Ramtron stockholders with information regarding its terms and is not intended to provide any other factual or disclosure information about Cypress, Purchaser or Ramtron. The merger agreement contains representations and warranties by each of the parties to the merger agreement. Those representations and warranties (i) have been made solely for the benefit of the other parties to the merger agreement, (ii) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (iii) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors or that are generally applicable pursuant to federal securities laws and (iv) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Ramtron Board Representation

After the consummation of the offer, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on our board of directors as will give Purchaser, representation on our board of directors equal to the product of (i) the total number of Ramtron’s directors (after giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (ii) the percentage that such number of shares of common stock so purchased bears to the total number of shares of common stock outstanding, and Ramtron will, upon request by Purchaser, promptly increase the size of our board of directors or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and will cause Purchaser’s designees to be so elected or appointed. Ramtron will also use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of our board of directors as the percentage of Ramtron’s entire board of directors represented by individuals designated by Purchaser.

Following the election or appointment of Purchaser’s designees to our board of directors pursuant to the merger agreement and prior to the effective time of the merger, (i) any amendment or termination of the merger agreement requiring action by our board of directors, (ii) any extension of time for the performance of any of the obligations or other acts of Cypress or Purchaser under the merger agreement, (iii) any waiver of compliance with any of the agreements or conditions under the merger agreement that are for the benefit of Ramtron, (iv) any exercise of Ramtron’s rights or remedies under the merger agreement, and (v) any action to seek to enforce any obligation of Cypress or Purchaser under the merger agreement (or any other action by our board of directors with respect to the merger agreement or the merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of shares other than Cypress or Purchaser) will require the authorization of a majority of the directors of Ramtron then in office who are directors of Ramtron on September 18, 2012 or their successors as appointed by such continuing directors, except that if there are no such directors as a result of deaths, disabilities, resignations or refusals to serve, then such actions may be effected by majority vote of the Independent Directors (as defined below), or, if no Independent Directors are then in office, by a majority vote of our board of directors.

In the event that Purchaser’s designees are elected or appointed to our board of directors pursuant to the merger agreement, until the effective time of the merger, (i) our board of directors will have at least such number of directors as may be required by the NASDAQ rules or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”) and (ii) each committee of our board of directors that is required (or a majority of which is required) by the NASDAQ rules or the federal securities laws to be composed solely of Independent Directors will be so composed.

Directors and Officers

At the effective time of the merger, the directors of Purchaser immediately prior to the effective time of the merger shall become the directors of the surviving corporation of the merger, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified. At the effective time of the merger, the officers of Purchaser immediately prior to such effective time shall become the officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly appointed.

The Merger; Merger Consideration

Upon the terms and subject to the conditions set forth in the merger agreement and the applicable provisions of the DGCL, at the effective time of the merger, Purchaser will merge with and into Ramtron and Ramtron will continue as the surviving corporation of the merger and as a wholly owned subsidiary of Cypress. At the effective time of the merger, each share issued and outstanding immediately prior to the effective time of the merger (other than those owned by Cypress or any of its subsidiaries or Ramtron or any of its subsidiaries and any shares in respect of which rights of appraisal have been properly and validly exercised) will be cancelled and extinguished and automatically converted into the right to receive the offer price in cash without interest.

Ramtron Stock Awards

At the effective time of the merger, each option to purchase shares of common stock outstanding under any of Ramtron’s option plans outstanding as of immediately prior to the effective time of the merger that is held by an employee of Ramtron whose employment is intended by Cypress to continue after the merger and who accepts an offer of continued employment from Cypress (a “continuing employee”) will be assumed by Cypress and will, by virtue of and contingent upon the merger and without any action on the part of any such continuing employee, be assumed by Cypress. Each option so assumed will continue to have, and be subject to, the same terms and conditions set forth in the applicable option plan under which it was granted and any option agreement between Ramtron and the optionee with regard to such option as in effect immediately prior to the effective time of the merger, except that (i) each such assumed option will be exercisable for that number of whole shares of Cypress’s common stock equal to the product of (x) the number of shares of common stock that were issuable upon exercise of such option immediately prior to the effective time of the merger multiplied by (y) the Exchange Ratio (as defined in the merger agreement), with the resulting number rounded down to the nearest whole number of shares of Cypress’s common stock and (ii) the per share exercise price for the shares of Cypress’s common stock issuable upon exercise of such assumed option will be equal to the quotient of (x) the exercise price per share of common stock at which such option was exercisable immediately prior to the effective time of the merger divided by (y) the Exchange Ratio, with the resulting exercise price per share rounded up to the nearest whole cent. In addition, each option so assumed shall be amended to provide for vesting acceleration in the event of resignation of employment by the continuing employee for “Good Reason.” “Good Reason” for these purposes generally means the occurrence of any of the following without the continuing employee’s consent (i) a reduction in the continuing employee’s base salary or base wage rate, as applicable, or cash incentive compensation opportunity (including commissions) from that in effect immediately prior to the closing of the merger, (ii) a relocation of the continuing employee’s principal place of employment by more than 25 miles or (iii) Cypress’s breach of its obligation under the merger agreement to continue to honor specified employment agreements and certain Ramtron policies, provided that such breach negatively impacts the continuing employee and that the continuing employee has given written notice of such Good Reason condition within 90 days of learning of the initial existence of the condition, such condition is not remedied within 30 days of such notice and the continuing employee’s termination of employment occurs within 150 days of the initial existence of the condition.

At the effective time of the merger, each option outstanding as of immediately prior to the effective time of the merger that is held by a non-employee director, or by an officer or employee of Ramtron or an affiliate of Ramtron (i) whose employment is not intended by Cypress to continue following the effective time of the merger, as determined by Cypress in its sole discretion or (ii) who does not accept Cypress’s offer of employment prior to the effective time of the merger, whether or not then vested or exercisable, will, for each share subject thereto, by virtue of and contingent upon the merger and without any action on the part of any holder of such options, be cancelled and converted into and represent the right to receive, as of the effective time of the merger, an amount of cash equal to the excess, if any, of the offer price over the applicable per share exercise price of such option, in each case subject to all applicable tax withholding requirements.

At the effective time of the merger, each share of common stock that is unvested and subject to restrictions as of immediately prior to the effective time of the merger that is held by a continuing employee will, by virtue of and contingent upon the merger and without any action on the part of any holder of such restricted stock, be assumed by Cypress and will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable option plan and any restricted stock agreement between Ramtron and the holder thereof, as in effect immediately prior to the effective time of the merger, except that such restricted stock will be converted into that number of whole shares of Cypress’s restricted common stock equal to the product of the number of shares of restricted stock outstanding immediately prior to the effective time of the merger multiplied by the Exchange Ratio, rounded down, with respect to each holder of assumed restricted stock, to the nearest whole number of shares of Cypress’s restricted common stock. Effective as of immediately prior to and contingent upon the effective time of the merger, all vesting criteria and all Ramtron’s rights of repurchase applicable to each share of restricted stock that is held by a non-continuing employee will be waived and all Ramtron’s rights of repurchase, Ramtron’s redemption rights and forfeiture provisions applicable to such shares of restricted stock will lapse and be without force or effect.

At the effective time of the merger, each restricted stock unit of Ramtron that is outstanding as of immediately prior to the effective time of the merger that is held by a continuing employee will, by virtue of and contingent upon the merger and without any action on the part of any holder of such restricted stock unit, be assumed by Cypress and will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable option plan and any restricted stock unit agreement between Ramtron and the holder thereof, as in effect immediately prior to the effective time of the merger, except that such assumed restricted stock unit will cover that number of whole shares of Cypress’s common stock equal to the product of the number of shares underlying such assumed restricted stock unit immediately prior to the effective time of the merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Cypress’s common stock. Effective as of immediately prior to and contingent upon the effective time of the merger, each restricted stock unit of Ramtron that is outstanding as of immediately prior to the effective time of the merger that is held by a non-continuing employee will, for each share subject thereto, by virtue of and contingent upon the merger and without any action on the part of any holder of such restricted stock unit, be cancelled and converted into and represent the right to receive an amount of cash equal to the offer price, subject to all applicable tax withholding requirements.

Pursuant to the merger agreement, Ramtron may not, without the prior written consent of Cypress, accelerate the vesting of any Ramtron stock awards or unvested shares of common stock held by a continuing employee.

Effective as of the effective time of the merger, Cypress will grant to certain continuing employees holding a Ramtron stock award as of the effective time of the merger (other than any option or portion thereof that is vested as of or prior to the effective time of the merger), with respect to each stock award so held by such continuing employee (other than any option or portion thereof that is vested as of or prior to the effective time of the merger), an award of restricted shares or restricted stock units (as determined by Cypress in its sole discretion) of Cypress having an aggregate fair market value no less than the aggregate fair market value of each such stock award. Each such award of restricted shares and/or units will (i) have a vesting schedule equal to the remaining vesting schedule of the Ramtron stock award in respect of which it was granted, (ii) will continue to vest during the severance period applicable to such continuing employee pursuant to any severance arrangement upon any termination of employment pursuant to which such continuing employee is entitled to severance benefits under the terms of such severance arrangement and will, to the extent exercisable as of the date of termination of employment of the holder thereof or as a result of the terms of this clause (ii), remain exercisable during such severance period and (iii) will otherwise have such terms and conditions as set forth in Cypress’s applicable equity incentive plan and form of award agreement.

Representations and Warranties

The merger agreement includes customary representations and warranties of Ramtron to Cypress and Purchaser with respect to, among other matters:

•	organization and standing;

•	corporate approvals;

•	non-contravention and required consents;

•	capitalization;

•	subsidiaries;

•	public filings;

•	financial statements and internal controls;

•	no undisclosed liabilities;

•	absence of certain changes;

•	compliance with laws and orders;

•	permits;

•	litigation, orders and regulatory agreements;

•	material contracts;

•	assets and personal property;

•	intellectual property;

•	state anti-takeover statutes and rights agreement;

•	brokers;

•	opinion of financial advisor;

•	compensation actions;

•	environmental matters;

•	taxes; and

•	employee matters.

Each of Cypress and Purchaser have made customary representations and warranties to Ramtron in the merger agreement with respect to, among other matters:

•	organization and standing;

•	corporate approvals;

•	non-contravention and required consents;

•	litigation and orders;

•	ownership of shares of common stock;

•	brokers; and

•	financing.

Conduct of Business by Ramtron Pending the Merger

The merger agreement obligates Ramtron, from the date of execution of the merger agreement to the earlier of the consummation of the offer and the effective time of the merger, to carry on its business in the ordinary course in all material respects in substantially the same manner as previously conducted and in material compliance with all applicable laws, and use commercially reasonable efforts, consistent with its past practice and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

The merger agreement also contains specific restrictive covenants as to certain activities of Ramtron prior to earlier of the consummation of the offer and the effective time of the merger which provide that Ramtron will not, and that it will cause its subsidiaries to not, take certain actions without the prior written consent of Cypress including, among other things and subject to certain exceptions:

•	amending its certificate of incorporation or bylaws;

•	issuing or selling its securities or granting options;

•	declaring or paying any dividends;

•	reclassifying or redeeming its securities;

•	proposing or adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	incurring or guaranteeing indebtedness for borrowed money;

•	making acquisitions or investments or forming joint ventures;

•	entering into or amending any employment, severance or similar agreements;

•	increasing or decreasing compensation or paying any bonus or similar compensation;

•	forgiving any loans to any employees, officers or directors;

•

acquiring, leasing or licensing property or assets in excess of $1,000,000 in the aggregate per fiscal quarter or selling, leasing, licensing or disposing of any property or assets with a net book value in excess of $1,000,000 in any individual transaction;

•	changing accounting principles or practices;

•	making or changing tax elections that would be reasonably expected to adversely affect tax liability;

•	settling any material tax liability;

•	granting or divesting any intellectual property rights;

•	settling litigation or claims;

•

making any representations or issuing any communications to current or former employees, independent contractors or directors that are inconsistent with the merger agreement and the transactions contemplated thereby;

•	taking any action that would materially impair Ramtron’s ability to consummate the transactions contemplated by the merger agreement or materially delay the consummation of the offer or the merger;

•	entering into, amending or terminating material contracts; or

•	agreeing to take any of the foregoing actions.

Separately, Cypress has agreed not to commence any action which would materially impair Cypress’s, Purchaser’s or Ramtron’s ability to consummate the transactions contemplated by the merger agreement or materially delay the consummation of the offer or the merger.

Reasonable Best Efforts

Upon the terms and subject to the provisions set forth in the merger agreement, Cypress, Purchaser and Ramtron will each use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including by: (i) using its reasonable best efforts to cause the conditions to the offer and the conditions to the merger to be satisfied or fulfilled, (ii) using its reasonable best efforts to obtain all necessary or appropriate consents, approvals or waivers from third parties and to provide all necessary notices, (iii) making all necessary registrations, declarations and filings with governmental authorities in connection with the merger agreement and the consummation of the transactions contemplated thereby, and obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from governmental authorities in connection with the merger agreement and the consummation of the transactions contemplated thereby, (iv) executing and delivering any additional mutually acceptable instruments mutually deemed necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement and (v) assisting the other parties with respect to the matters referenced in clauses (iii) and (iv) of this paragraph. Notwithstanding the foregoing, the merger agreement does not require Cypress or Ramtron or any subsidiary thereof to (i) litigate or otherwise contest any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by the merger agreement or (ii) agree to any divesture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

Employee Matters

Once Ramtron employees enroll in employee benefit plans, programs, and policies of Cypress, Cypress must provide Ramtron’s employees with substantially similar types and levels of benefits as those provided to similarly situated employees of Cypress. From and after the effective time of the merger, and to the extent permitted by applicable law, Cypress must recognize the prior service with Ramtron or its subsidiaries of each employee in connection with all employee benefit plans, programs or policies of Cypress in which Ramtron employees are eligible to participate following the effective time of the merger for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the effective time of the merger, Cypress must (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Cypress to be waived with respect to Ramtron employees and their eligible dependents to the extent such employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable employee benefit plans of Ramtron as of the time immediately preceding the closing of the merger and (ii) provide each Ramtron employee with credit for any deductibles paid under any employee benefit plan of Ramtron that provides medical, dental or vision benefits in the plan year in effect as of the closing date of the merger in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Cypress that such employees are eligible to participate in after the effective time of the merger to the same extent that such expenses were recognized under the comparable employee benefit plan of Ramtron. In addition, Cypress must continue to sponsor or maintain, as the case may be, the employee benefit plans, programs or policies of Ramtron that provide health, dental, vision, accidental death or disability and life insurance coverage for the benefit of Ramtron’s employees until such employees are enrolled in such employee benefit plans, programs or policies of Cypress. Cypress also must honor certain existing severance benefit contracts with certain of Ramtron’s employees and, for 12 months after the effective time of the merger, maintain and honor certain policies of Ramtron, including severance policies.

Directors and Officers Indemnification and Insurance

Pursuant to the merger agreement, Cypress will cause the surviving corporation in the merger and its subsidiaries to honor and fulfill in all respects the obligations of Ramtron and its subsidiaries under (i) the certificate of incorporation and bylaws (or other similar organizational documents) of Ramtron and its subsidiaries as in effect on the date of the merger agreement and (ii) any and all agreements for indemnification, exculpation of liability and/or advancement of expenses in effect as of September 18, 2012 between Ramtron or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Ramtron or any of its subsidiaries prior to the effective time of the merger. In addition, for a period of six years following the effective time of the merger, the surviving corporation in the merger and its subsidiaries will cause the certificate of incorporation (and other similar organizational documents) of the surviving corporation in the merger and its subsidiaries to contain provisions with respect to indemnification, exculpation from liability and the advancement of expenses that are at least as favorable as the indemnification, exculpation from liability and advancement of expense provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of Ramtron and its subsidiaries as of September 18, 2012, and during such six year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable law or order.

Cypress must maintain in effect for six years after the effective time of the merger the current policies of directors’ and officers’ liability insurance maintained by Ramtron and its subsidiaries on September 18, 2012 (except that Cypress may substitute therefor policies having at least the same coverage and amounts thereof and containing material terms and conditions that are no less advantageous to the persons currently covered by such policies as the insured) for acts or omissions occurring at or prior to the effective time of the merger to the extent that such liability insurance can be maintained annually at a cost to Cypress not greater than 200% of the current annual premium for the current Ramtron directors’ and officers’ liability insurance, except that if such insurance cannot be so maintained or obtained at such cost, Cypress will maintain or obtain as much of such insurance as can be so maintained or obtained at a cost not exceeding 200% of the current annual premium of Ramtron for such insurance. Ramtron is permitted to purchase a “tail policy” in respect of its current policies of directors’ and officers’ liability insurance without Cypress’s consent so long as the premium for such policy is less than 250% of the current annual premium of such insurance and the terms and conditions of such “tail policy” with respect to coverage and amounts are not more favorable, in the aggregate, than such insurance.

Other Covenants

Cypress and Ramtron have made certain other covenants to and agreements with each other regarding various other matters, including: (i) Cypress’s access to Ramtron’s information and Cypress’s agreement to keep any information provided to it confidential, (ii) an obligation to consult with each other prior to issuing a press release or making any public statement with respect to the merger agreement, the offer or the merger, except to the extent required by applicable law or judicial process and (iii) certain matters related to Cypress filing the appropriate registration statement with the SEC in respect of the Ramtron stock awards that Cypress will assume in connection with the consummation of the merger.

Conditions to the Merger

The merger agreement provides that the respective obligations of Cypress, Purchaser and Ramtron to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the holders of a majority of the outstanding shares vote in favor of the merger;

•

no governmental authority of competent jurisdiction will have (i) enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the merger or the transactions contemplated by the merger agreement any law that is in effect and has the effect of making the merger illegal, or which has the effect of prohibiting or otherwise preventing the merger or (ii) issued or granted, or threatened to issue or grant, any order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the merger; and

•

there will not be pending, nor will any governmental authority have notified Cypress or Ramtron of its intent to commence, any suit, action or proceeding by any governmental authority of competent jurisdiction against Cypress, Purchaser, Ramtron or any of their respective subsidiaries (i) seeking to restrain or prohibit the consummation of the merger or the performance of any of the other transactions contemplated by the merger agreement or (ii) seeking to prohibit or impose any limitations on the ownership or operation by Cypress (or any of its subsidiaries) of all or any portion of the businesses or assets of Ramtron or any of its subsidiaries, or to compel Cypress, Ramtron or any of their respective subsidiaries to dispose of or hold separate any portion of the businesses or assets of Ramtron or any of its subsidiaries.

Amendment

The merger agreement provides that it may be amended by the parties at any time, except that (i) after the consummation of the offer, no amendment may be made that decreases the consideration received as a result of the merger and (ii) in the event that the merger agreement is adopted by Ramtron stockholders in accordance with the DGCL, no amendment shall be made to the merger agreement that requires the approval of Ramtron stockholders under the DGCL without such approval.

Specific Performance; Enforcement

The parties to the merger agreement are each entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware). Specific performance is in addition to any other remedy to which the parties are entitled to at law or in equity.

Amendment to the Merger Agreement

Prior to the consummation of the merger, Cypress, Ramtron and Purchaser intend to amend the merger agreement to provide for the assumption by Cypress of Ramtron’s 2012 Incentive Award Plan. In addition to assuming such plan, the amendment to the merger agreement will provide that, effective as of immediately prior to and contingent upon the completion of the merger, such plan will be amended to rename it the Amended and Restated Cypress Semiconductor Corporation 2012 Incentive Award Plan (the “2012 Plan”) and to provide that, upon the effectiveness of the amendment to the 2012 Plan, shares reserved under the 2012 Plan and awards granted under the 2012 Plan following the merger will be denominated in shares of Cypress common stock. The material terms of the 2012 Plan, as amended and restated, will be as follows:

Administration Of The 2012 Plan

The 2012 plan will be administered by the board of directors of Cypress or a committee designated by the board of directors of Cypress (the “Administrator”). The Administrator will serve for a period of time as determined by the board of directors of Cypress. Subject to the terms of the 2012 Plan, the Administrator has sole and complete discretionary authority to (i) make all determinations with respect to awards to be granted under the 2012 Plan, including the form of award and the recipient of the award, (ii) prescribe, amend and rescind rules and regulations relating to the 2012 Plan, (iii) determine the terms and provisions of any agreements concerning the terms of an award and (iv) make all other determinations necessary or advisable for the administration of the 2012 Plan. All decisions, interpretations and other actions of the Administrator are final and binding on participants and other holders of any awards granted under the 2012 Plan.

Shares of Cypress Common Stock Reserved For Awards

The number of shares of Cypress common stock reserved and available for awards under the 2012 Plan will be 3,879,864 multiplied by the Exchange Ratio. The maximum number of shares of Cypress common stock that may be issued upon the exercise of incentive stock options (“ISOs”) granted under the 2012 Plan will be a number of shares of Cypress common stock equal to 3,500,000 multiplied by the Exchange Ratio. Subject to any required stockholder approval, the Administrator may adjust the number of shares of Cypress common stock reserved under the 2012 Plan to reflect any increase or decrease in the number of issued shares of Cypress common stock resulting from stock splits, stock dividends, recapitalizations and other similar events.

Under the 2012 Plan, any shares of Cypress common stock granted in connection with options and stock appreciation rights (“SARs”) will be counted against the 2012 Plan’s share limit as one share of Cypress common stock for every one option or SAR awarded. Any shares of Cypress common stock granted in connection with awards other than options and SARs will be counted against this limit as 1.53 shares for every one share of Cypress common stock granted in connection with such award.

No Liberal Share Recycling

The 2012 Plan provides that only shares of Cypress common stock with respect to awards granted under the 2012 Plan that terminate, expire or are forfeited, cancelled or settled in cash instead of shares of Cypress common stock, will again be available for issuance under the 2012 Plan. The following shares of Cypress common stock will not be added back to the aggregate share limit under the 2012 Plan: (i) shares of Cypress common stock that are subject to a stock-settled SAR that are not issued upon the net settlement or net exercise of the SAR, (ii) shares of Cypress common stock delivered to or withheld by Cypress to pay the exercise price of a stock option, (iii) shares of Cypress common stock delivered to or withheld by Cypress to pay withholding taxes related to any award or (iv) shares of Cypress common stock repurchased by Cypress on the open market with stock option proceeds.

Eligibility and Awards

Awards under the 2012 Plan may be granted to the following categories of individuals: (i) employees of Cypress or any of its subsidiaries, (ii) consultants engaged by Cypress or any of its subsidiaries and (iii) non-employee directors of Cypress (the number of persons eligible to receive awards under the 2012 Plan is presently estimated to be 150 persons); provided, in each case, that no such individual who was an employee of Cypress or any of its subsidiaries prior to the completion of the merger shall receive any awards under the 2012 Plan. Only eligible employees of Cypress or any of its subsidiaries may receive a grant of ISOs under the 2012 Plan. No determination has been made as to which eligible individuals will receive grants under the 2012 Plan and, therefore, the benefits to be allocated to any individual or to any group of employees are not presently determinable.

Individual Share Limits

Under the 2012 Plan, the maximum number of shares of Cypress common stock subject to stock options and/or SARs that may be granted to any individual during any calendar year will be a number of shares of Cypress common stock equal to 500,000 multiplied by the Exchange Ratio (the “Individual Limit”). The maximum number of shares of Cypress common stock subject to all other awards (other than stock options and SARs) that are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code that may be granted to any individual during any calendar year will be a number of shares of Cypress common stock equal to the Individual Limit. The maximum value of any performance units or other incentive awards payable in cash that are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code that may be granted to any individual during any calendar year is $1,000,000. The maximum number of shares of Cypress common stock subject to awards that may be granted to any non-employee director during any calendar year will be a number of shares of Cypress common stock equal to the Individual Limit.

Types of Awards

Subject to the terms of the 2012 Plan, the Administrator, in its discretion, may grant the following awards under the plan: Stock options, SARs, restricted stock, performance units, performance shares, phantom shares, restricted stock units, and other incentives and awards that the Administrator may, in its discretion, grant alone or in tandem with any of the foregoing awards.

Stock Options

Under the 2012 Plan, the Administrator may grant both ISOs, as defined under Section 422 of the Code and non-statutory stock options (“NSOs”). The 2012 Plan provides that options must have an exercise price per share of Cypress common stock that is at least equal to 100% of the fair market value per share of Cypress common stock on the date of grant. For ISOs granted to an employee who, at the time of the ISO grant, holds shares of Cypress common stock possessing at least 10% of the combined voting power of all classes of stock of Cypress or any subsidiary, the ISOs must have an exercise price per share of Cypress common stock that is at least 110% of the fair market value of per share of Cypress common stock on the date of grant. The term of any option granted under the 2012 Plan may be no more than seven years from the date of grant, although the term of ISOs granted to an employee who, at the time of the ISO grant, holds shares of Cypress common stock possessing at least 10% of the combined voting power of all classes of stock of Cypress or any subsidiary, may be no more than five years from the date of grant.

The consideration to be paid for shares of Cypress common stock issued upon the exercise of a stock option, including the method of payment, will be determined by the Administrator (which determination with respect to an ISO must be made on the date of grant) and may consist of (i) cash, check or promissory note, (ii) delivery to Cypress of shares of Cypress common stock having a fair market value on the date of surrender that is equal to the aggregate exercise price of the shares of Cypress common stock to which the option will be exercised,

(iii) any combination of the foregoing or (iv) any other legal consideration the Administrator may deem appropriate. Options continue to be exercisable for up to 12 months after an optionee’s association with Cypress terminates due to death or disability. If an optionee’s association with Cypress ends for other reasons (other than termination for cause), options continue to be exercisable during such period of time as determined by the Administrator on the date of grant, provided that with respect to an award of ISOs such period will not exceed 90 days after the date that such optionee’s association with Cypress ends. If an optionee’s association with Cypress ends due to termination for cause, options continue to be exercisable for up to 30 days following the date of such termination for cause.

Stock Appreciation Rights

SARs may be granted either on a stand-alone basis (“Free Standing SAR”) or in tandem with a grant of stock options (“Tandem SAR”). The consideration to be received upon the exercise of a SAR will be paid in cash, shares of Cypress common stock to which the applicable SAR relates (valued at the fair market value per share of Cypress common stock on the date of exercise), or a combination of cash and shares of Cypress common stock. The term of any SAR granted under the 2012 Plan may be no more than seven years from the date of grant.

A Free Standing SAR will be exercisable at any time, to the extent and upon the terms and conditions set forth in the award agreement. The base price of a Free Standing SAR will not be less than 100% of the fair market value of the shares of Cypress common stock on the date of grant. Subject to the limitations within the 2012 Plan, upon exercise of a Free Standing SAR, the participant will be entitled to receive, for each share of Cypress common stock with respect to which the Free Standing SAR is being exercised, consideration equal in value to the excess of the fair market value of a share of Cypress common stock on the date of exercise over the fair market value of a share of Cypress common stock on the date of the award.

A Tandem SAR will be exercisable only at the time and to the extent that the related option is exercisable. Subject to the limitations set forth in the 2012 Plan, upon exercise of a Tandem SAR, the participant will be entitled to receive, for each share of Cypress common stock with respect to which the Tandem SAR is being exercised, consideration equal to the fair market value of a share of Cypress common stock on the date of exercise over the related option exercise price per share of Cypress common stock, provided that the Administrator may provide that the appreciation realizable upon the exercise of such Tandem SAR will be measured from a base higher than the related option exercise price.

Restricted Stock

Shares of restricted Cypress common stock may be granted under the 2012 Plan either at the beginning or the end of the applicable restriction period. Restricted stock will vest and become transferable upon the satisfaction of conditions set forth in the award agreement. The Administrator will determine the price, if any, to be paid by a participant for restricted stock, provided that the issuance of restricted stock will be made for at least the minimum consideration necessary to permit such restricted stock to be deemed fully paid and assessable. In connection with any award of restricted stock, the award agreement may provide for the payment of a cash amount to the participant holding such restricted stock at any time after such restricted stock becomes vested. Any such cash awards will be payable in accordance with any additional restrictions, terms and conditions as prescribed by the Administrator in the award agreement.

Restricted stock issued at the beginning of the applicable restriction period shall constitute outstanding shares of Cypress common stock for all corporate purposes and the holder of such restricted stock generally will have the rights of a stockholder with respect to such restricted stock, including the right to vote such restricted stock and to receive and retain such dividends and distributions as the Administrator, in its sole discretion, may designate. Restricted stock issued at the end of the applicable restriction period will not constitute issued and outstanding shares of Cypress common stock for corporate purposes and the holder of such restricted stock will not have any of the rights of a stockholder with respect to such restricted stock, provided that the holder of such restricted stock will be entitled to receive dividend equivalents during the restriction period in accordance with the rules the Administrator may specify in the award agreement (except that if dividend equivalents are paid with respect to any such restricted stock that is subject to performance goals, the holder’s right to receive such dividend equivalents will be subject to the same restrictions and risk of forfeiture that apply to the underlying restricted stock units). Any restricted stock that is issuable at the end of the applicable restriction period shall be subject to the rules governing restricted stock units, described below.

Performance Units and Performance Shares

Performance units granted under the 2012 Plan will have an initial value that is established by the Administrator on or before the date of grant, which value need not relate to the fair market value of a share of Cypress common stock. Performance shares granted under the 2012 Plan will have an initial value equal to 100% of the fair market value of a share of Cypress common stock on the date of grant. Performance units and performance shares will be earned only if corporate, business division or individual performance objectives over performance cycles, established by or under the direction of the Administrator, are met. The performance objectives may vary from participant to participant, division to division and period to period, and the Administrator may modify any established performance objectives (other than awards intended to qualify as “qualified performance-based compensation” subject to Section 162(m) of the Code, which awards generally may not be modified if such modification will cause the award to no longer qualify under Section 162(m) of the Code) if the Administrator determines that such objectives are no longer suitable due to a material change in Cypress’s business, operations, corporate structure or capital structure or other conditions the Administrator deems to be material. Awards may be paid in the form of cash, shares of Cypress common stock or any combination thereof, as determined by the Administrator. The holder of performance shares may be entitled to receive dividend equivalents, as determined by the Administrator in its sole discretion, provided that the holder’s right to receive any dividend equivalents will be subject to the same restrictions and risk of forfeiture that apply to the underlying performance shares.

Phantom Shares

The value of phantom shares granted under the 2012 Plan will be determined by reference to a share of Cypress common stock. Any grant of phantom shares will be subject to the terms and conditions set forth in the 2012 Plan and subject to such other terms and conditions as are not inconsistent with the purposes and provisions of the 2012 Plan as the Administrator, in its sole discretion, may from time to time determine, including the satisfaction of any performance goal requirements that may be established by the Administrator. The holder of phantom shares may be entitled to dividend equivalents, as determined by the Administrator in its sole discretion, provided that if dividend equivalents are paid with respect to phantom shares that are subject to performance goals, the holder’s right to receive such dividend equivalents will be subject to the same restrictions and risk of forfeiture that apply to the underlying phantom shares.

Restricted Stock Units

Restricted stock units granted under the 2012 Plan will consist of an award of restricted stock, performance shares or performance units that the Administrator, in its sole discretion, permits to be paid out in installments, in accordance with rules and procedures established by the Administrator. Awards of restricted stock units may relate in whole or in part to performance or other criteria established by the Administrator at the time of grant. Restricted stock units may provide for the payment of cash consideration by the participant to whom such award is granted or such restricted stock units may be delivered without the payment of cash consideration, provided that the issuance of any shares of Cypress common stock in connection with an award of restricted stock will be for at least the minimum consideration necessary to permit the shares of Cypress common stock to be deemed fully paid and nonassessable.

Other Incentive Awards

The Administrator may, in its discretion, grant other incentive awards, which may be granted either alone, in addition to, or in tandem with, either or both of other awards granted under the 2012 Plan or other cash awards made under or outside of the 2012 Plan, and which may, but are not required to, relate to the current fair market value per share of Cypress common stock.

No Repricing of Stock Options and SARS

Except in connection with certain corporation transactions described in the 2012 Plan, the terms of any outstanding awards may not be amended to reduce the exercise price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs (i) with an exercise price above the current stock price in exchange for cash or other securities or (ii) in exchange for stock options or SARs that have an exercise price or base price that is less than the original exercise price or base price of the applicable stock options or SARs. These provisions are intended to prohibit the repricing of “underwater” stock options and SARs.

Performance Objectives Under the 2012 Plan

Performance objectives applicable to awards that are intended to be exempt from the limitations of Code section 162(m) include the achievement of one or more objective performance goals established by the Administrator, which will be based on the attainment of one or any combination of the following: return on invested capital, customer service levels, EBIT (or EBITDA or other forms of earnings on basic or diluted basis), free cash flow (or other cash flow measures), growth in the foregoing or other measures, economic profit, net income (before or after tax), specified levels of earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth) or cost control, of Cypress or any subsidiary or affiliate (or any division thereof) for or within which the participant is primarily employed, or such other goals as the Administrator will determine. Such performance goals also may be based upon the attaining of specified levels of corporate performance under one or more of the measures described above relative to the performance of other corporations.

Change in Corporate Structure

Unless provided otherwise in an award agreement, in the event of the proposed dissolution or liquidation of Cypress, the Administrator may in its discretion terminate awards outstanding under the 2012 Plan and, prior to such termination, provide participants holding stock options or SARs under the 2012 Plan the opportunity to exercise all or part of their stock options and SARs (whether or not then vested) and may accelerate the vesting of outstanding restricted stock and restricted stock units. In the event of a proposed sale of all or substantially all of the assets or stock of Cypress or the merger or consolidation of Cypress with or into another company, the Administrator will (i) make provision for the assumption or substitution of all outstanding awards by the successor company or (ii) if an award is not assumed or substituted by the successor company, the Administrator may notify the participant that all awards will be exercisable, whether or not then exercisable, and any restrictions on such awards will lapse, for a period of up to 30 days from the date of such notice (but in no event later than the expiration of the term of such award as set forth in the award agreement), and the award will terminate upon the expiration of such period.

Transferability of Awards

Generally, no award granted under the 2012 Plan may be transferred by a participant other than by will or the laws of descent and distribution. Notwithstanding the foregoing, unless provided otherwise in an award agreement, an award may be transferred (i) between spouses incident to a divorce, (ii) in the case of an award other than an ISO or related Tandem SAR, to a trust established for the exclusive benefit of one or more members of the participant’s immediate family, or to a partnership in which members of participant’s immediate family are the only partners or (iii) in the event of the death of the participant, by the estate of the participant or by a person who acquires the rights to exercise the award by bequest or inheritance.

Amendment of the 2012 Plan

The Administrator may amend the 2012 Plan from time to time in such respects as the Administrator may deem advisable, provided that without further approval of the stockholders, the Administrator may not amend the 2012 Plan to (i) increase the number of shares of Cypress common stock that may be issued under the 2012 Plan, other than to prevent dilution or in connection with a change in corporate structure, (ii) materially change the designation of the class of individuals eligible to receive awards under the 2012 Plan, (iii) remove administration of the 2012 Plan from the board of directors of Cypress or the Administrator, (iv) extend the term of the 2012 Plan or (v) violate the rules for stockholder approval under the rules of any exchange on which shares of Cypress common stock are traded or any other applicable laws, rules or regulations.

Effective Date and Termination

The 2012 Plan became effective on June 5, 2012. The 2012 Plan will continue in effect through June 5, 2022.

STOCK OWNERSHIP

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 19, 2012 by: (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of October 19, 2012, 35,493,653 shares of common stock were outstanding. The current officers and directors in the following table can be reached at our principal offices.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
Rain Acquisition Corp.
c/o Cypress Semiconductor Corporation 198 Champion Court San Jose, CA 95134-1599	27,580,523	(1)	77.7%
Eric A. Balzer	832,181	(2)	2.3%
William G. Howard, Jr.	495,000	(3)	1.4%
William L. George	200,000	(4)	*
Theodore J. Coburn	201,754	(5)	*
Peter L. Zimmer	117,827	(6)	*
Ying Shiau	73,314	(7)	*
Gery E. Richards	40,275	(8)	*
T.J. Rodgers	—		—
Brad W. Buss	—		—
Dana C. Nazarian	—		—
Neil Weiss	—		—
Cathal Phelan	—		—
Thomas Surrette	—		—
All directors and executive officers as a group (13 persons)	1,960,351	(9)	5.3%

*	Less than one percent
(1)	Information concerning stock ownership was obtained from the Schedule 13D filed with the SEC on October 19, 2012 by Cypress and Purchaser.
(2)	Includes: (i) 4,469 shares of common stock owned directly; (ii) 669,375 shares of common stock issuable to Mr. Balzer upon exercise of options that are vested and exercisable within 60 days from October 19, 2012; (iii) 75,000 shares of restricted stock with a service condition and a vesting period of three equal annual installments over three years beginning July 15, 2013; (iv) 77,504 shares of restricted stock with a service condition and vesting period of four equal annual installments over four years beginning on December 15, 2012; and (v) 5,833 shares of restricted stock with a service condition and a vesting date of January 15, 2013.
(3)	Includes: (i) 25,000 shares of common stock owned directly; (ii) 460,000 shares of common stock issuable to Dr. Howard upon exercise of options that are vested and exercisable within 60 days from October 19, 2012; and (iii) 10,000 shares of restricted stock with a service condition and a vesting date of December 15, 2012.

(4)	Includes: (i) 190,000 shares of common stock issuable to Dr. George upon exercise of options that are vested and exercisable within 60 days from October 19, 2012; and (ii) 10,000 shares of restricted stock with a service condition and a vesting date of December 15, 2012.
(5)	Includes: (i) 1,754 shares of common stock owned directly; (ii) 190,000 shares of common stock issuable to Mr. Coburn upon exercise of options that are vested and exercisable within 60 days from October 19, 2012; and (iii) 10,000 shares of restricted stock with a service condition and a vesting date of December 15, 2012.
(6)	Includes: (i) 67,500 shares of restricted stock with a service condition and vesting period of three equal annual installments over three years beginning August 15, 2013; and (ii) 50,327 shares of restricted stock with a service condition and vesting period of four equal annual installments over four years beginning on December 15, 2012.
(7)	Includes: (i) 25,000 shares of common stock issuable to Mr. Shiau upon exercise of options that are vested and exercisable within 60 days from October 19, 2012; and (ii) 48,314 shares of restricted stock with a service condition and vesting period of four equal annual installments over four years beginning on December 15, 2012.
(8)	Includes: (i) 20,900 shares of common stock issuable to Mr. Richards upon exercise of options that are vested and exercisable within 60 days from October 19, 2012; (ii) 9,375 shares of restricted stock with a service condition and vesting period of three equal annual installments over three years from the grant date of July 15, 2011; and (iii) 10,000 shares of restricted stock with a service condition and vesting period of four equal annual installments over four years from the grant date of March 15, 2012.
(9)	Includes: (i) 42,977 shares of common stock owned directly; (ii) 1,555,275 shares of common stock issuable upon exercise of options that are vested and exercisable within 60 days from October 19, 2012; and (iii) 373,853 shares of restricted stock with a service condition and a vesting period.

MARKET PRICE OF COMMON STOCK

Our common stock is currently publicly traded on the NASDAQ Global Market under the symbol “RMTR.” The following table sets forth the high and low sales prices per share of common stock on the NASDAQ Global Market for the periods indicated.

	High	Low
Calendar Year 2010:
First Quarter	$3.15	$1.74
Second Quarter	$3.59	$2.40
Third Quarter	$4.10	$2.38
Fourth Quarter	$4.17	$3.22
Calendar Year 2011:
First Quarter	$3.66	$1.95
Second Quarter	$3.47	$2.17
Third Quarter	$3.18	$1.87
Fourth Quarter	$2.54	$1.88
Calendar Year 2012:
First Quarter	$2.33	$1.82
Second Quarter	$3.05	$1.65
Third Quarter	$3.10	$2.43
Fourth Quarter (through October 25, 2012)	$3.11	$3.08

Ramtron has never paid dividends. The merger agreement provides that from the date of its execution to the effective time of the merger, Ramtron may not, and may not permit any of its subsidiaries to, without the consent of Cypress, and other than dividends or distributions made by any direct or indirect wholly owned subsidiary of Ramtron to Ramtron or one of its subsidiaries, set any record or payment dates for the payment of any dividends or distributions on capital stock, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock. Purchaser’s designees currently hold a majority of the seats on our board of directors and Purchaser has informed us that its designees do not intend to approve any dividend on shares of common stock prior to consummation of the merger. Accordingly, we do not expect to declare or pay any further dividends prior to the merger.

On September 18, 2012, the trading day prior to announcement of the signing of the merger agreement, the closing price per share was $2.87. The $3.10 per share to be paid for each share of common stock in the merger represents a 71.3% premium to the closing price of the shares of common stock on the NASDAQ Global Market on June 11, 2012 (the last trading day prior to the first public announcement of Cypress’s initial proposed offer to acquire Ramtron) and a 77.1% premium to the average closing price of the shares of common stock on the NASDAQ Global Market for the five trading days preceding June 11, 2012 (the last trading day prior to the first public announcement of Cypress’s initial proposed offer to acquire Ramtron). On October 25, 2012, the last practicable trading day before the printing of this proxy statement, the closing price per share was $3.09.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Ramtron is required to submit a proposal to Ramtron stockholders for a non-binding, advisory vote to approve the payment by Ramtron of certain compensation to the named executive officers of Ramtron that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute,” and which we refer to as the named executive officer merger-related compensation proposal, gives Ramtron stockholders the opportunity to vote on an advisory basis on the compensation that Ramtron’s named executive officers will or may be entitled to receive from Ramtron that is based on or otherwise relates to the merger.

The compensation that Ramtron’s named executive officers may be entitled to receive from Ramtron that is based on or otherwise relates to the merger is summarized in the table entitled “Golden Parachute Compensation,” which is included under the caption “Approval of the Merger Agreement—Interests of Ramtron Directors and Executive Officers in the Merger,” including the associated narrative discussion. That summary includes all compensation and benefits that may be paid or become payable to Ramtron’s named executive officers that are based on or otherwise relate to the merger.

Our board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

Our board of directors recommends that the Ramtron stockholders approve the following resolution:

“RESOLVED, that the Ramtron stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Ramtron or Cypress. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Ramtron stockholders.

Our board of directors unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters that may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the proxy holders.

STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly traded company and there will be no participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings.

If the merger is not completed, proposals of Ramtron stockholders that are intended to be presented by such stockholders at the next annual meeting of stockholders must be received by Ramtron no later than December 24, 2012 in order that they may be included in the proxy statement and form of proxy relating to such annual meeting. It is recommended that stockholders submitting proposals to direct them to the Secretary of Ramtron at 1850 Ramtron Drive, Colorado Springs, Colorado 80921 by certified mail return receipt requested, in order to ensure timely delivery.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, NE

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ramtron’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CYPRESS SEMICONDUCTOR CORPORATION

RAIN ACQUISITION CORP.

AND

RAMTRON INTERNATIONAL CORPORATION

Dated as of September 18, 2012

i

ANNEXES

Annex A Conditions to the Offer

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 18, 2012 by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), Rain Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Ramtron International Corporation, a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

WITNESSETH:

WHEREAS, each of the respective Board of Directors of Parent, Purchaser and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interests of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby.

WHEREAS, Purchaser has commenced a tender offer (the “Offer”) to purchase all outstanding shares of Company Common Stock (together with the associated Company Rights, for so long as such Company Rights are outstanding) (the “Shares”) and has raised the price per Share it is offering pursuant to the Offer to $3.10 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”).

WHEREAS, on the date of commencement of the Offer, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which contained an offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer was made (collectively with any supplements or amendments thereto prior to the date of the Amended Offer Documents, the “Offer Documents”).

WHEREAS, in furtherance of the Offer and the acquisition contemplated by this Agreement, Parent, Purchaser and the Company shall cooperate to amend the Offer Documents and the Schedule 14D-9 to reflect the terms of this Agreement.

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth herein, Purchaser shall merge with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent, Purchaser or any direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be cancelled with no consideration issued in exchange therefor, and other than Dissenting Company Shares) will be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any indication of interest, offer or proposal relating to an Acquisition Transaction from any Person other than Parent or any of its Affiliates.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than a transaction with Parent or any of its Affiliates) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) from the Company of fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company;

(ii) any direct or indirect purchase or other acquisition of fifty percent (50%) or more of any class of equity or other voting securities of one or more direct or indirect Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction) of the Company and its Subsidiaries, taken as a whole;

(iii) any merger, consolidation, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction) of the Company and its Subsidiaries, taken as a whole, pursuant to which the stockholders of the Company (as a group) or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in or voting securities of the surviving or resulting entity of such transaction;

(iv) any direct or indirect sale, transfer or disposition of assets (other than in the ordinary course of business) of the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction) of the Company and its Subsidiaries, taken as a whole; or

(v) any combination of the foregoing transactions that results in one of the effects referenced in clause (i) or (ii) above.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in the State of California are authorized or required by Law or other governmental action to close.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

(f) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2012 set forth in the Company Form 10-Q.

(g) “Company Board” shall mean the board of directors of the Company.

(h) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(i) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(j) “Company Form 10-Q” shall mean the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 (as filed with the SEC on August 3, 2012).

(k) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

(l) “Company Option” shall mean an option to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(m) “Company Option Plans” shall mean the Company 1995 Stock Option Plan, the Company 1999 Stock Option Plan, the Company Amended and Restated 2005 Incentive Award Plan, and the Company 2012 Incentive Award Plan.

(n) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

(o) “Company RSUs” shall mean all issued and outstanding units or awards issued under the Company Option Plans or otherwise pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Common Stock or the cash equivalent thereof or compensation otherwise based upon the value of a share of Company Common Stock, in each case upon such holder’s continued service with or employment by the Company or any Subsidiary of the Company and/or upon the satisfaction or attainment of one or more performance milestones.

(p) “Company Stock Awards” shall mean Company Options, Company Restricted Stock and Company RSUs.

(q) “Company Stock Award FMV” shall mean with respect to any Company Stock Award, the number of shares of Company Common Stock subject to such Company Stock Award multiplied by the Offer Price minus, in the case of a Company Stock Award of Company Options, the aggregate exercise price thereof.

(r) “Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and among Parent and the Company dated as of the date hereof.

(s) “Contract” shall mean any legally binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, or other instrument, commitment, arrangement or understanding of any kind or character, whether oral or in writing, in any such case which is executory in nature and has outstanding performance obligations or under which any liabilities of any kind or nature may exist.

(t) “Delaware Law” shall mean the DGCL and any other applicable Law of the State of Delaware.

(u) “Employee Plan” shall mean (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, independent contractor and consulting agreements, repatriation and expatriation agreements, visas, work permits, as well as all material bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, independent contractor or director of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or could have any material liability or obligation.

(v) “Environmental Laws” shall mean any and all applicable Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or any products or wastes containing any Hazardous Substances including any Laws related to product take-back or content requirements, or the investigation, clean-up or other remediation or analysis of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment and European Union Directive 2002/95/EC on the restriction on the use of hazardous substances and the Administrative Measure on the Control of Pollution Caused by Electronic Information Products, and laws of similar import, all as amended at any time.

(w) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(x) “ERISA Affiliate” shall mean any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

(y) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(z) “Exchange Ratio” shall mean the quotient obtained by dividing (x) the Offer Price by (y) the average of the closing prices of Parent Common Stock as reported on The NASDAQ Global Select Market for the ten (10) trading days ending five (5) trading days prior to the Closing Date.

(aa) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(bb) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality or self-regulatory organization (including Nasdaq), arbitrator or arbitration panel, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial or local, and whether domestic or foreign.

(cc) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos, excluding however, materials that would otherwise be deemed to be Hazardous Substances that are contained in products typically used for office or janitorial purposes that are properly and safely maintained in accordance with Environmental Laws.

(dd) “Intellectual Property Rights” shall mean rights in any or all of the following: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto including moral and economic rights of authors and inventors, however denominated; (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (v) domain names, domain name registrations and applications therefor; (vi) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), proprietary business, technical and know-how information, and non-public and confidential information; and (vii) any similar or equivalent rights to any of the foregoing (anywhere in the world).

(ee) “IRS” shall mean the Internal Revenue Service or any successor thereto.

(ff) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the directors and executive officers of the Company and those officers of the Company set forth on Schedule 1.1.

(gg) “Law” shall mean any and all applicable federal, state, provincial, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including the Code, ERISA, Environmental Laws and WARN.

(hh) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, criminal prosecution or other legal proceeding pending before any Governmental Authority.

(ii) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or other legal restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(jj) “Loan” shall mean any extension of credit (including any commitment to extend credit).

(kk) “Material Adverse Effect” shall mean, with respect to any Person, any fact, circumstance, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect, (x) is or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole or (y) is or would reasonably be expected to have a material adverse effect on such Person’s ability to consummate the Merger in accordance with the terms hereof and applicable Law; provided, however, that no Effects (by themselves or when aggregated with any other Effects) to the extent proximately resulting from the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Effects to the extent proximately resulting from the following (by themselves or when aggregated with any other Effects) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent that such Effects do not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies and operating in the same industries in which such Person operates);

(ii) changes in general conditions in the industries in which such Person and its subsidiaries operate (to the extent that such Effects do not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which such Person operates);

(iii) changes in GAAP or other accounting standards (or the interpretation thereof by a third party), Law or regulatory conditions (or the interpretation thereof by a third party);

(iv) any failure to take any action or the taking of any specific action at the written direction, or with the prior written consent, of Parent (in the case of the Company) or the Company (in the case of Parent or Purchaser);

(v) the taking of any specific action expressly required by this Agreement;

(vi) acts of war, armed hostilities or terrorism (to the extent that such Effects do not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which such Person operates);

(vii) changes in the trading price or trading volume of such Person’s common stock, in and of itself; provided, however, that the exception set forth in this clause (vii) shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Material Adverse Effect;

(viii) Effects primarily resulting from the announcement and pendency of the Merger and the transactions contemplated by this Agreement (including any loss of employees); provided, however,

that the exception set forth in this clause (viii) shall not apply to any Effects related to or caused by any Legal Proceedings resulting from the announcement and pendency of the Merger and the transactions contemplated by this Agreement;

(ix) any failure by any Person to meet any public estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any underlying cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred); or

(x) stockholder class action, derivative litigation or other Legal Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against such Person arising out of the Merger or any other transactions contemplated by this Agreement.

(ll) “Nasdaq” shall mean the Nasdaq Global Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

(mm) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Laws.

(nn) “Parent Board” shall mean the board of directors of Parent.

(oo) “Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

(pp) “Parent Common Stock Value” means the average of the closing prices of Parent Common Stock as reported on The NASDAQ Global Select Market for the ten (10) trading days ending five (5) trading days prior to the Closing Date.

(qq) “Permitted Liens” shall mean any or all of the following: (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the date of this Agreement, (ii) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established to the extent required by GAAP; (iii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business; (iv) undetermined or inchoate Liens, charges and privileges and any statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever and claimed or held by any Governmental Authority; (v) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority (vi) defects, imperfections or irregularities in title, covenants, easements and rights-of-way (unrecorded and of record) and other similar Liens (or other Encumbrances of any type) on zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (viii) Liens imposed by applicable Law (other than Tax law); (ix) Liens imposed on the underlying fee interest in leased property that are not caused by the Company or any of its Subsidiaries; and (x) non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business.

(rr) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(ss) “Representatives” shall mean, with respect to any Person, any directors, officers, employees, controlled Affiliates and any investment bankers, attorneys, advisors, representatives or other agents of such Person.

(tt) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 or any successor thereto.

(uu) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(vv) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ww) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(xx) “Superior Proposal” shall mean any offer or proposal (that has not been withdrawn) for a transaction or a series of related transactions providing for the acquisition of all of the outstanding voting securities of the Company which the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) is more favorable to the Company’s stockholders (in their capacity as such) than the Offer, the Merger and the transactions contemplated by this Agreement, in each case taking into consideration, in addition to any other factors determined by the Company Board to be relevant, (i) all financial considerations relevant thereto, including conditions in the financial and credit markets, (ii) the identity of the Person(s) making such offer or proposal and the parties providing any of the financing for the transaction contemplated thereby, and the prior history of such Person(s) and sources of financing in connection with the consummation or failure to consummate similar transactions, (iii) the anticipated timing, conditions and prospects for completion of the transaction contemplated by such offer or proposal, (iv) the other terms and conditions of such offer or proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such offer or proposal deemed relevant by the Company Board, and (v) any proposal made by Parent in connection therewith or response thereto.

(yy) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law, and including any arrangement for group or consortium relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(zz) “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments, addenda or amendments thereto.

(aaa) “WARN” shall mean the Worker Adjustment and Retraining Notification Act or any similar state or local law, including any similar law of a non-U.S. jurisdiction.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Plan	7.11(a)
Agreement	Preamble
Assumed Company Option	3.8(a)
Assumed Company Restricted Stock	3.8(c)
Assumed Company RSU	3.8(d)
Assumed Company Stock Awards	3.8(d)
Amended Offer Documents	2.1(a)(i)
Assets	4.14
Book-Entry Shares	3.9(b)(i)
Capitalization Date	4.4(a)
Certificate	3.9(b)(i)
Certificate of Merger	3.3(a)
Closing	3.2
Closing Date	3.2
Company	Preamble
Company Board Recommendation	7.7(a)
Company Board Recommendation Change	7.7(a)
Company Capitalization Representation	Annex A
Company Disclosure Schedule	Article IV
Company Form 10-K	4.1(b)
Company Insiders	7.14
Company Restricted Stock	3.8(c)
Company Rights	4.16
Company SEC Reports	4.6
Company Securities	4.4(c)
Company Severance Arrangements	7.11(c)
Company Stockholder Meeting	7.5(a)
Continuing Directors	2.4(b)
Continuing Employee	3.8(a)
Consent	4.3(b)
D&O Insurance	7.12(b)
Delaware Secretary of State	3.3(a)
DGCL	Recitals
Dissenting Company Shares	3.7(b)(iv)
Effect	1.1(kk)
Effective Time	3.3(a)
Exchange Agent	3.9(a)(i)
Exchange Fund	3.9(a)(ii)
Expiration Date	Annex A
Indemnified Parties	7.12(a)
Independent Directors	2.4(c)
Material Contract	4.13(a)
Maximum Annual Premium	7.12(b)
Merger	Recitals
Merger Agreement	Annex A
Merger Consideration	3.7(b)(i)
Merger Proposal	7.5(a)
Minimum Tender Condition	Annex A

Term	Section Reference
Non-Continuing Employee	3.8(b)
Offer	Recitals
Offer Conditions	2.1(a)(i)
Offer Documents	Recitals
Offer Price	Recitals
Parent	Preamble
Parent 10-K	5.1(b)
Permits	4.11
Promissory Note	2.5(b)
Proxy Statement	7.4(a)
Purchaser	Preamble
Purchase Time	2.1(c)
Requisite Merger Approval	4.2(c)
Retention Equity Award	3.8(g)
Rights Agreement	4.16
Schedule 14D-9	2.2(b)
Schedule TO	Recitals
Shares	Recitals
Specified Parent Representations	9.1(e)
Subsidiary Securities	4.5(d)
Surviving Corporation	3.1(a)
Tail Policy	7.12(b)
Termination Date	9.1(b)
Termination Fee Amount	9.3(b)(i)
Top-Up Option	2.5(a)
Top-Up Shares	2.5(a)
Unassumed Company Options	3.8(b)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

(f) References to “deliver,” “furnish” or “made available” shall mean that such documents or information referenced shall have been delivered to Parent or its Representatives.

(g) Unless otherwise indicated or the context otherwise requires, when reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person.

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) (i) Provided that this Agreement shall not have been terminated in accordance with Article IX, Purchaser shall, and Parent shall cause Purchaser to, promptly (but in no event later than five (5) Business Days following the date hereof) file with the SEC amended Offer Documents to reflect the terms of this Agreement (as so amended, including any amendments thereto, the “Amended Offer Documents”). The Amended Offer Documents shall include the Offer to purchase all outstanding Shares at the Offer Price. The expiration date of the Offer pursuant to the Amended Offer Documents shall be the tenth Business Day following (and including the day of) the initial filing of the Amended Offer Documents with the SEC. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Annex A (the “Offer Conditions”). Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Annex A), (D) add to the conditions set forth on Annex A, (E) modify the conditions set forth on Annex A in a manner adverse to the holders of Shares, (F) extend the expiration of the Offer except as required or permitted by Section 2.1(a)(ii) or (iii), or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

(ii) Subject to the satisfaction or waiver by Purchaser of the Offer Conditions as of the time of any scheduled expiration of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration and Purchaser shall, and Parent shall cause Purchaser to, immediately accept and promptly pay for all Shares as they are validly tendered during any subsequent offer period. Purchaser may, without the consent of the Company, (A) extend the Offer for one or more periods of time of up to ten Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived or (B) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act; provided, however, that Purchaser shall not extend the Offer pursuant to clause (A) of this Section 2.1(a)(ii) beyond the Termination Date without the consent of the Company.

(iii) Subject to the terms and conditions of this Agreement, Purchaser shall extend the Offer at the request of the Company on one or more occasions for periods determined by Purchaser of up to ten Business Days per extension (x) if at any scheduled expiration of the Offer all of the Offer Conditions have been satisfied or waived as of any scheduled expiration of the Offer; provided, however, that Purchaser shall not be obligated to extend the Offer pursuant to this clause (x) past the Termination Date; or (y) if required by any Law, rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer.

(b) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Amended Offer Documents prior to their filing with the SEC. Parent and Purchaser agree (i) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Amended Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) to provide the Company with any comments or responses thereto.

(c) Prior to the acceptance for payment of Shares pursuant to the Offer (the “Purchase Time”), Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer and Purchaser shall maintain such funds exclusively for such purpose.

2.2 Company Consent; Schedule 14D-9.

(a) The Company hereby approves of and consents to the Offer.

(b) On the date the Amended Offer Documents are filed with the SEC, the Company shall file with the SEC an amended Schedule 14D-9 (such Schedule 14D-9 as amended on the date of the Amended Offer Documents, together with all amendments and supplements thereto, the “Schedule 14D-9”) reflecting the terms of this Agreement and containing, subject to Section 7.7, the Company Board Recommendation. The Company hereby consents to the inclusion of the Company Board Recommendation in the Amended Offer Documents (it being understood that such consent shall not be deemed to limit the Company Board’s rights under Section 7.7)) and to the inclusion of a copy of the Schedule 14D-9 with the Amended Offer Documents mailed or furnished to the Company’s stockholders. Parent and Purchaser shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees (i) to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and (ii) to provide Parent and Purchaser with any comments or responses thereto.

2.3 Stockholder Lists. In connection with the Offer, if not already provided to Parent and Purchaser, the Company shall cause its transfer agent to, promptly (but in any event on or before two days following the date hereof), furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Amended Offer Documents and otherwise to perform its obligations hereunder, Purchaser shall hold all information and documents provided to it under this Section 2.3 in confidence in accordance with the provisions of the Confidentiality Agreement, and shall use such information and documents only in connection with the Offer, and if this Agreement shall have been terminated, Parent and Purchaser shall deliver to the Company all such information and documents (and all copies thereof); provided, however, that in the event of such termination, the foregoing shall not require Parent, Purchaser or any of their respective Representatives to deliver to the Company, or otherwise restrict Parent’s or Purchaser’s right to use, any similar information provided to Parent, Purchaser or any of their respective Representatives prior to the date of this Agreement, which information is subject to the terms of the confidentiality agreement, dated June 21, 2012, between Parent and the Company.

2.4 Directors.

(a) On and after the Purchase Time Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 2.4) and (y) the percentage that such number of Shares so purchased bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. The Company shall also use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Purchaser. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. The Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.

(b) Following the election or appointment of Purchaser’s designees pursuant to Section 2.4(a) and prior to the Effective Time, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement, any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors as appointed by such continuing directors (the “Continuing Directors”); provided, however, that if there shall be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusals to serve, then such actions may be effected by majority vote of the Independent Directors, or, if no Independent Directors are then in office, by a majority vote of the Company Board.

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a), until the Effective Time, (i) the Company Board shall have at least such number of directors as may be required by the Nasdaq rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities Laws to be composed solely of Independent Directors shall be so composed; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the Nasdaq rules and the federal securities Laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

2.5 Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 2.5, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the number of shares of Company Common Stock authorized and unissued (treating shares held in the treasury of the Company as unissued) and not reserved for issuance at the time of exercise of the Top-Up Option and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Order. The Top-Up Option shall be exercisable at any one time following the Purchase Time and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms. The obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject only to the conditions that (i) no Legal Restraint (other than any listing requirement of any national securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares in respect of such exercise shall be in effect and (ii) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned by Parent and Purchaser constitutes at least one share more than ninety percent (90%) of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares. The parties hereto acknowledge and agree that, notwithstanding anything to the contrary herein, the failure to obtain approval of the Company’s stockholders of the issuance of Company Common Stock pursuant to the Top-Up Option as a result of applicable stock exchange listing requirements shall not cause any condition of the Offer not to be met. Upon Parent’s written request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option after giving effect to the issuance of the Top-Up Shares.

(b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall give the Company prior written notice, specifying (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying, based on the information provided by Purchaser in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by Purchaser to the Company therefor shall be paid to the Company by (i) paying in cash, by wire transfer of immediately available funds to an account designated by the Company, an amount equal to not less than the aggregate par value of the Top-Up Shares and (ii) issuance by Purchaser to the Company of a non-negotiable and non-transferable promissory note (the “Promissory Note”). The Promissory Note shall (i) be secured by the Top-Up Shares, (ii) bear compounding interest at three percent (3%) per annum, with principal and interest due one year after the purchase of the Top-Up Shares, (iii) be prepayable in whole or in part without premium or penalty, (iv) be full recourse to Purchaser, (v) shall provide that the unpaid principal amount and accrued interest under the Promissory Note shall immediately become due and payable if Purchaser fails to make any payment of interest on the Promissory Note as provided therein and such failure continues for a period of thirty (30) days or Purchaser files or has filed against it any petition under bankruptcy or insolvency law or makes a general assignment of the benefit of creditors and (vi) have no other material terms.

(c) Parent and Purchaser acknowledge that the Top-Up Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Purchaser hereby represents and warrants to the Company that Purchaser is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) Any dilutive impact on the value of shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair market value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.7(b)(iv).

ARTICLE III

THE MERGER

3.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company in the Merger, the separate corporate existence of Purchaser shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is referred to herein as the “Surviving Corporation.”

(b) If, following the Offer and any subsequent offering period, Parent, Purchaser, or any other direct or indirect Subsidiary of Parent, shall hold at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

3.2 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA, on a date and at a time to be agreed upon by Parent, Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

3.3 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent, Purchaser and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Purchaser and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Ramtron International Corporation”

(b) At the Effective Time, the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation (except that such bylaws shall be amended to reflect that the name of the surviving corporation will be “Ramtron International Corporation”) until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

3.6 Directors and Officers. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Purchaser immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7 Effect of Merger on Capital Stock of Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, or the holders of any shares of Company Common Stock:

(a) Purchaser Capital Stock. Each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, whereupon each certificate evidencing ownership of such shares of common stock of Purchaser shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Company Capital Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive the Offer Price in cash without interest (the “Merger Consideration”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, the Merger Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time (it being understood and agreed that the inclusion of this clause (B) shall not be deemed to amend or modify the restrictions set forth in Article VI).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, or the holders of any shares of Company Common Stock, each share of Company Common Stock owned by Parent, any Subsidiary of Parent, the Company or any of its Subsidiaries, in each case as of immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised such stockholder’s statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.7. Any such stockholder shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of

Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s statutory right to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 3.9. The Company shall give Parent (x) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in respect of Dissenting Company Shares and (y) the opportunity and right (at Parent’s election) to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent or as required by an Order of a Governmental Authority of competent jurisdiction, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

3.8 Company Stock Awards.

(a) At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time that is not held by a Non-Continuing Employee (each such employee, a “Continuing Employee”) shall be assumed by Parent and shall, by virtue of and contingent upon the Merger and without any action on the part of any such Continuing Employee, be assumed by Parent. Each Company Option so assumed (each, an “Assumed Company Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option Plan under which it was granted and any option agreement between the Company and the optionee with regard to such Company Option as in effect immediately prior to the Effective Time, except that (i) each such Assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, with the resulting number rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Option will be equal to the quotient of (x) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by (y) the Exchange Ratio, with the resulting exercise price per share rounded up to the nearest whole cent. Each Assumed Company Option shall have the additional terms and conditions set forth on Schedule 3.8(a). It is intended that the Assumed Company Options shall qualify following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent that such Assumed Company Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 3.8(a) shall be applied in a manner consistent with such intent. The conversion and assumption of the Company Options is intended to comply with the regulations and other binding guidance under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(5)(v)(D), and such converted options to purchase Parent Common Stock shall be subject to the same terms and conditions (including vesting schedule, expiration date, exercise provisions and transfer restrictions) as were applicable to the corresponding Company Options immediately prior to the Effective Time.

(b) At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time that is held by a non-employee director, or by an officer or employee of the Company or an Affiliate of the Company (i) whose employment is not intended by Parent to continue following the Effective Time, as determined by Parent in its sole discretion and communicated to the Company in writing no less than five (5) business days prior to the initial scheduled expiration of the Offer or (ii) who does not accept Parent’s offer of employment prior to the Effective Time (the “Non-Continuing Employees”), whether or not then vested or exercisable (“Unassumed Company Options”), shall, for each share of Company Common Stock subject thereto, by virtue of and contingent upon the Merger and without any action on the part of any holder of such Company Options, be cancelled and converted into and represent the right to receive, as of the Effective Time, an amount of cash equal to the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, in each case subject to all applicable Tax withholding requirements. For the avoidance of doubt, if the per share exercise price of an Unassumed Company Option is equal to or greater than the Offer Price, the Unassumed Company Option shall be cancelled at the Effective Time for no consideration.

(c) At the Effective Time, each share of Company Common Stock that is unvested and subject to restrictions as of immediately prior to the Effective Time (“Company Restricted Stock”) that is held by a Continuing Employee shall, by virtue of and contingent upon the Merger and without any action on the part of any holder of such Company Restricted Stock (“Assumed Company Restricted Stock”), be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Option Plan and any restricted stock agreement between the Company and the holder thereof, as in effect immediately prior to the Effective Time, except that such Assumed Company Restricted Stock shall be converted into that number of whole shares of restricted Parent Common Stock equal to the product of the number of shares of Company Restricted Stock outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down, with respect to each holder of Assumed Company Restricted Stock, to the nearest whole number of shares of restricted Parent Common Stock, and, solely with respect to the terms of this sentence. Effective as of immediately prior to and contingent upon the Effective Time, all vesting criteria and all Company rights of repurchase applicable to each share of Company Restricted Stock that is held by a Non-Continuing Employee shall be waived and all Company rights of repurchase, Company redemption rights, and forfeiture provisions applicable to such shares of Company Restricted Stock shall lapse and be without force or effect.

(d) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time that is held by a Continuing Employee shall, by virtue of and contingent upon the Merger and without any action on the part of any holder of such Company RSU (“Assumed Company RSU,” and collectively with the Assumed Company Options and Assumed Company Restricted Stock, the “Assumed Company Stock Awards”), be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Option Plan and any restricted stock unit agreement between the Company and the holder thereof, as in effect immediately prior to the Effective Time, except that such Assumed Company RSU shall cover that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying such Assumed Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. Effective as of immediately prior to and contingent upon the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time that is held by a Non-Continuing Employee shall, for each share of Company Common Stock subject thereto, by virtue of and contingent upon the Merger and without any action on the part of any holder of such Company RSU, be cancelled and converted into and represent the right to receive an amount of cash equal to the Offer Price, subject to all applicable Tax withholding requirements.

(e) Prior to the Closing, and subject to prior review and approval by Parent (which approval shall not be unreasonably withheld or delayed), the Company shall use its reasonable best efforts to take all actions necessary to effect the transactions anticipated by this Section 3.8 under all Contracts relating to Company Options, Company RSUs and Company Restricted Stock, including obtaining any required consents and delivering all required notices.

(f) Notwithstanding anything herein to the contrary, the Company may not, without the prior written consent of Parent, accelerate the vesting of any Company Stock Awards or unvested shares of Company Common Stock held by a Continuing Employee.

(g) Effective as of the Effective Time, Parent shall grant to each Continuing Employee (other than the Continuing Employees listed on Schedule 3.8(g), if any) holding a Company Stock Award as of the Effective Time (other than any Company Option or portion thereof that is vested as of or prior to the Effective Time), with respect to each Company Stock Award so held by such Continuing Employee (other than any Company Option or portion thereof that is vested as of or prior to the Effective Time), an award of restricted shares or restricted stock units (as determined by Parent in its sole discretion) of Parent Common Stock having an aggregate fair market value (determined by reference to the Parent Common Stock Value) no less than the aggregate Company Stock Award FMV of each such Company Stock Award (each such award of restricted shares and/or stock units a “Retention Equity Award”). Each such Retention Equity Award shall (i) have a vesting schedule equal to the remaining vesting schedule of the Company Stock Award in respect of which it was granted, (ii) shall continue to vest during the severance period applicable to such Continuing Employee pursuant to any Company Severance Arrangement upon any termination of employment pursuant to which such Continuing Employee is entitled to severance benefits under the terms of such Company Severance Arrangement as in effect on the date hereof and shall, to the extent exercisable as of the date of termination of employment of the holder thereof or as a result of the terms of this clause (ii), remain exercisable during such severance period, and (iii) shall otherwise have such terms and conditions as set forth in Parent’s applicable equity incentive plan and form of award agreement.

(h) The holders of Company Stock Awards and Assumed Company Stock Awards are intended to be third party beneficiaries of the applicable provisions of this Section  3.8, with full rights of enforcement as if a party hereto.

3.9 Exchange Fund; Exchange of Shares.

(a) Exchange Fund.

(i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”) pursuant to an agreement reasonably acceptable to the Company entered into prior to the earlier of (i) date on which, if necessary, Parent and the Company disseminate the Proxy Statement or (ii) the Closing.

(ii) At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with the terms and conditions of this Article III, cash in an amount sufficient to pay the Merger Consideration payable pursuant to Section 3.7(b)(i). All cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former stockholders of the Company who are entitled thereto pursuant to Section 3.7.

(b) Exchange Procedures.

(i) Promptly following the Effective Time, Parent and Purchaser shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time (a “Certificate”), and each holder of record of uncertificated shares of Company Common Stock represented by book-entry shares (“Book-Entry Shares”) as of immediately prior to the Effective Time, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (B) instructions for use in effecting the surrender of Certificates (or Book-Entry Shares) in exchange for the Merger Consideration payable in respect thereof (in accordance with Section 3.7(b)).

(ii) Upon surrender of Certificates for cancellation to the exchange Agent (or upon receipt of an appropriate agent’s message in the case of Book-Entry Shares), together with a letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates and Book-Entry Shares shall be entitled to receive in exchange therefor the cash amounts such holders are entitled to receive pursuant to Section 3.7(b), and any Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash amounts payable upon the surrender of such Certificates or Book-Entry Shares pursuant to this Section 3.9. Until so surrendered, outstanding Certificates and Book-Entry Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof. Exchange of Book-Entry Shares shall be effected in accordance with the customary procedures in respect of shares represented by book entry on the stock ledger of the Company.

(c) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options, and/or Company RSUs such amounts that are required to be deducted or withheld therefrom under United States federal or state, local or foreign Tax law. Parent shall timely pay the amounts withheld to the appropriate Tax authority. To the extent that such amounts are so deducted or withheld and paid out to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, Purchaser, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(e) Termination of Exchange Fund. At the request of Parent, any portion of the Exchange Fund which remains undistributed or unclaimed on the date that is six (6) months immediately following the Effective Time shall be delivered to Parent or its designee, and any holders of the Certificates who have not theretofore surrendered Certificates in compliance with this Section 3.9 shall thereafter look only to Parent for payment of the Merger Consideration payable in respect thereto pursuant to Section 3.7(b).

3.10 No Further Ownership Rights in Company Common Stock. Subject to the provisions of Section 3.7, from and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect thereof pursuant to Section 3.7(b) upon the surrender thereof in accordance with the provisions of Section 3.9. The Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

3.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration that is payable in respect thereof pursuant to Section 3.7(b); provided, however, that Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct (consistent with market practice) as an indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.12 Tax Treatment. The Merger is intended to constitute a taxable transaction for U.S. federal income tax purposes.

3.13 Taking of Necessary Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the directors and officers of the Company and Purchaser shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed with the SEC prior to the date hereof (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein) and only to the extent reasonably apparent from the disclosure therein, the Company hereby represents and warrants to Parent and Purchaser as follows:

4.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. The Company is not in violation of its certificate of incorporation or bylaws, and the Company has not been in violation of its certificate of incorporation or bylaws at any time in the past five (5) years.

(b) The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The copies of (i) the certificate of incorporation of the Company that is filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Company Form 10-K”) and (ii) the bylaws of the Company that are filed as an exhibit to the Current Report on Form 8-K filed by the Company on June 18, 2012 are complete and correct copies thereof as in effect on the date hereof.

4.2 Corporate Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to obtaining the Requisite Merger Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company other than, in the case of the consummation of the Merger, (i) the filing with the SEC of a proxy statement with respect to and obtaining the Requisite Merger Approval and (ii) the filing of the Certificate of Merger as required by the DGCL, and no additional corporate or other actions or proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) At a meeting duly called and held on or prior to the date hereof, the Company Board unanimously (i) determined that this Agreement, the Offer and the Merger are advisable, (ii) determined that this

Agreement is fair to, and in the best interests of, the Company’s stockholders, (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations set forth herein and the consummation of the Merger and the transactions contemplated hereby upon the terms and conditions set forth herein, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and approve the Merger Proposal at the Company Stockholder Meeting. As of the date hereof, the Company Board has not rescinded or modified in any way the foregoing determinations and actions.

(c) Assuming that the representations of Parent and Purchaser set forth in Section 5.5 are accurate, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class, in favor of the Merger Proposal (the “Requisite Merger Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Laws or otherwise) to adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement and consummate the Merger.

4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation of the Offer, the consummation by the Company of the Merger and the compliance by the Company with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or other equivalent charter documents of any of the Company’s Subsidiaries, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) subject to obtaining the Requisite Merger Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the rules and regulations of Nasdaq, (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with any applicable requirements of any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) fifty million (50,000,000) shares of Company Common Stock, and (ii) ten million (10,000,000) shares of Company Preferred Stock. As of the close of business on August 31, 2012 (the “Capitalization Date”): (A) thirty-five million four hundred six thousand six hundred three (35,406,603) shares of Company Common Stock were issued and outstanding, of which one million two hundred six thousand five hundred eighty-one (1,206,581) were unvested and subject to a right of repurchase as of such date, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. As of the close of business on the Capitalization Date, with respect to the Company Option Plans, there were (A) outstanding Company Options to purchase or otherwise acquire four million six thousand five hundred ninety-six (4,006,596) shares of Company Common Stock, of which three million one hundred six thousand seven hundred eleven (3,106,711) were exercisable or vested as of such date, and (B) outstanding Company RSUs with respect to one hundred sixty-four thousand eight hundred forty-eight (164,848) shares of Company Common Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock, other than as permitted by Section 6.2(b). Since the close of business on the Capitalization Date, the Company has not issued or authorized the issuance of any shares of Company Capital Stock, other than as permitted by Section 6.2(b). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.

(b) The Company has reserved three million eight hundred seventy thousand seventy-six (3,870,076) shares of Company Common Stock for issuance under the Company Option Plans. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option. All grants of Company Options and shares of Company Restricted Stock were validly issued and properly approved by the Company Board in accordance with all applicable Laws and the Company Option Plans and have been properly accounted for in accordance with GAAP on the Company’s audited financial statements.

(c) Except as set forth in this Section 4.4, as permitted by Section 6.2(b) or as related to the Top-Up Option, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no commitments or agreements of any character to which the Company is bound obligating Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Stock as a result of the Offer or the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

4.5 Subsidiaries.

(a) A complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company is set forth in Exhibit 21.1 to the Company Form 10-K. Except for the Subsidiaries, securities and other interests held in a fiduciary capacity and beneficially owned by third parties, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Company’s Subsidiaries has the requisite corporate or other applicable power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable charter governing documents.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized and validly issued and are fully paid, nonassessable and are free of preemptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business in substantially the same manner as such businesses are presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.6 SEC Reports; Other Reports.

(a) The Company has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Laws since January 1, 2007 (all such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) complied as of its filing date, in all material respects as to the form of the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to any of the Company SEC Reports.

(b) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007, with any Governmental Authority (other than the SEC) and have paid all fees and assessments due and payable in connection therewith, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

4.7 Financial Statements and Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and they have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

(b) The Company has established, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance that prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company’s financial statements. Except as disclosed in Company SEC Reports filed with the SEC from and after the filing of the Company 10-K, neither the Company nor any of its Subsidiaries (including any employee thereof) nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as defined in Rule 13a-15-15(f) promulgated under the Exchange Act) in the system of internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any claim or allegation regarding any of clauses (A) and (B).

(c) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported to the Company Board or any committee thereof or to any director or executive officer of the Company (i) evidence of a material violation of securities laws or (ii) breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(e) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act that apply to the Company and the applicable listing and corporate governance rules of Nasdaq, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent, matured, unmatured or otherwise) that are required to be set forth on a balance sheet (including the notes thereto) pursuant to GAAP, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet as filed with the Company Form 10-Q, (b) liabilities incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (c) liabilities contemplated by this Agreement, or (d) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

4.9 Absence of Certain Changes. Since the date of the Company Balance Sheet through the date of this Agreement there has not been or occurred any Material Adverse Effect on the Company.

4.10 Compliance with Laws and Orders. The Company and its Subsidiaries are in compliance in all respects with all applicable Laws and Orders, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.11 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspension or cancellation that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.12 Litigation; Orders; Regulatory Agreements.

(a) Except for Legal Proceedings described in the Schedule 14D-9, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Neither the Company nor any of its Subsidiaries is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.13 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean any Contract by which the Company or any of its Subsidiaries is a party or is bound and which is required to be disclosed in the Company SEC Reports pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.14 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all respects as presently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens (other than Permitted Liens), except for defects in title that would not, individually or in the aggregate, result in a Material Adverse Effect on the Company. Nothing in this Section 4.14 will be deemed to be a representation or warranty by the Company with respect to any intellectual property or Intellectual Property Right.

4.15 Intellectual Property.

(a) The Company and its Subsidiaries own all right, title and interest in all Company Intellectual Property, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

(b) To the Knowledge of the Company, neither the Company or any of its Subsidiaries nor any of their respective businesses, operations, products or services is infringing or violating the Intellectual Property Rights of any third Person, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.16 State Anti-Takeover Statutes; Rights Agreement. Assuming that the representations of Parent and Purchaser set forth in Section 5.5 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Merger or the Offer. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the Offer. The Company has taken all action necessary to render the rights (“Company Rights”) issued pursuant to the Rights Agreement dated as of April 19, 2001 and amended as of March 2, 2011, between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”) inapplicable to the Offer, the Merger and this Agreement and the transactions contemplated hereby.

4.17 Brokers. Except for Needham & Company, LLC (a true and correct copy of whose engagement letter will be made available to Parent prior to the Purchase Time), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s brokerage, finder’s or any other fee or commission in connection with the transactions contemplated by this Agreement.

4.18 Opinion of Financial Advisor. The Company has received the written opinion of Needham & Company, LLC to the effect that as of the date of this Agreement and based upon and subject to the matters set forth in such opinion, the Offer Price and the Merger Consideration to be received by holders of shares of Company Common Stock (other than Parent, Purchaser and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders and such opinion has not been withdrawn, revoked or modified in any respect.

4.19 Compensation Actions. All compensatory and similar arrangements that the Company or any of its Subsidiaries have made or entered into on or prior to the date hereof, including any such arrangements whereby payments have been, or may be or become, payable, and any benefits that have been or may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements have been made or entered into solely in consideration of, and any such payments are or may become payable solely for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) and any such payments have not been and will not be calculated based on the number of Shares tendered or to be tendered in the Offer. The (A) adoption, approval, amendment or modification of each arrangement described above since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (B) “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Compensation Committee of the Company Board or its independent directors.

4.20 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has (i) received any written notice or other communication of any alleged material claim, material violation of or material liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws or the Hazardous Substances related activities of the Company or its Subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there are no Hazardous Substances in, on, or under any properties owned, leased or used at any time by the Company or each of its Subsidiaries.

4.21 Taxes. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company, (a) the Company and each of its Subsidiaries have filed all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them, and such Tax Returns are true and correct and have been completed in accordance with applicable law; (b) the Company and each of its Subsidiaries have paid (or withheld and paid over to the appropriate Governmental Authority), or have reserved for the payment of in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports, all Taxes required to be paid (or withheld and paid over), whether or not shown on any Tax Returns; (c) no deficiencies for Taxes have been asserted, assessed, or proposed in writing against the Company or any of its Subsidiaries that have not been paid or reserved for in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports; and (d) no audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

4.22 Employee Matters.

(a) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); (iii) a “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, except, in each case, which would not have a Material Adverse Effect on the Company.

(b) No Employee Plan provides post-retirement health insurance or life insurance benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Laws, except as would not be material to the Company.

(c) There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code, except as would not have a Material Adverse Effect on the Company.

(d) Except as disclosed in the Company SEC Reports, there is no Contract, agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries, is or any successor to the Company or any of its Subsidiaries, would be bound to compensate any current or former employee or consultant of the Company or any of its Affiliates for excise taxes paid pursuant to Section 4999 of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND PURCHASER

Except as disclosed in the Parent SEC Reports filed with the SEC prior to the date hereof (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein) and only to the extent reasonably apparent therefrom, Parent and Purchaser hereby represent and warrant to the Company as follows:

5.1 Organization and Standing.

(a) Parent and Purchaser are each duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has the requisite corporate, limited liability or other power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Parent and Purchaser are not in violation of their respective certificate of incorporation, bylaws or other equivalent charter documents, as applicable.

(b) Each of Parent and Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. The copies of the certificate of incorporation and bylaws of Parent that are filed as exhibits to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Parent Form 10-K”) are complete and correct copies thereof as in effect on the date hereof.

5.2 Corporate Approvals.

(a) Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their respective obligations hereunder, and, assuming the accuracy in all respects of the representations and warranties of the Company set forth in Section 4.4 and the compliance in all respects by the Company with the restrictions set forth in Section 6.2(b), the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no additional corporate or other actions or proceedings (including a vote of Parent’s stockholders) on the part of Parent or Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The Parent Board has determined that this Agreement is advisable and in the best interests of the stockholders of Parent and approved this Agreement and the transactions contemplated hereby. As of the date hereof, the Parent Board has not rescinded or modified in any way the foregoing determinations and actions. The board of directors of Purchaser unanimously determined that this Agreement is advisable and in the best interests of, the sole stockholder of Purchaser and approved this Agreement and the transactions contemplated hereby. As of the date hereof, the board of directors of Purchaser has not rescinded or modified in any way the foregoing determinations and actions.

5.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Purchaser of this Agreement, the consummation by Parent and Purchaser of the transactions contemplated hereby and the compliance by Parent and Purchaser with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation, bylaws or other equivalent constituent documents (as applicable) of Parent or Purchaser, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their properties or assets are bound, (iii) assuming compliance with the matters referred to in Section 5.3(b), violate or conflict with any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) No consent of any Governmental Authority is required on the part of Parent, Purchaser or any of their Affiliates in connection with the execution, delivery and performance by Parent or Purchaser of this Agreement and the consummation by Parent or Purchaser of the transactions contemplated hereby, except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the rules and regulations of Nasdaq, (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with any applicable requirements of any applicable foreign antitrust, competition or merger control laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent and the Company to consummate the Merger.

5.4 Litigation; Orders. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened, against Parent, any of its Subsidiaries or any of their respective properties that would, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

5.5 Ownership of Company Capital Stock. Prior to the date hereof, neither Parent nor Purchaser, alone or together with any other Person, was at any time during the last three (3) years an “interested shareholder” within the meaning of Section 203 of the DGCL.

5.6 Brokers. Except for Greenhill & Co., LLC, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finders’ or other similar fee or commission in connection with the transactions contemplated by this Agreement whose fees will not be paid by Parent.

5.7 Financing. Parent has, and will have available to it upon the consummation of the Offer and the Merger, sufficient funds to consummate the transactions contemplated hereby, including payment in full of the aggregate consideration in respect of Shares purchased in the Offer and of the aggregate Merger Consideration.

ARTICLE VI

INTERIM CONDUCT OF BUSINESS

6.1 Affirmative Obligations of the Company. Except (a) as expressly contemplated or permitted by this Agreement, (b) as required by applicable Law, or (c) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Purchase Time and the Effective Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the ordinary course in all material respects in substantially the same manner as heretofore conducted and in material compliance with all applicable Laws and (ii) use commercially reasonable efforts, consistent with its past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

6.2 Negative Obligations of the Company. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law or the terms of any Employee Plan (copies of which have been provided to Parent), or (iii) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Purchase Time and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of shares of Company Common Stock pursuant to Company Stock Awards outstanding prior to the date hereof;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except to the extent that such acquisition or redemption is pursuant to the terms of any Employee Plan (as then in effect) or any agreement subject to any such Employee Plan;

(d) other than dividends or distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, set any record or payment dates for the payment of any dividends or distributions on capital stock, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(f) (i) incur or assume any long-term or short-term indebtedness for borrowed money or issue any debt securities, except for loans or advances to or from direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) except for advances made in the ordinary course of business consistent with past practice, make any loans or advances to employees of the Company or any of its Subsidiaries, (iv) acquire, or make any capital contributions to or investments in any other Person (other than direct or indirect wholly-owned Subsidiaries of the Company), by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), whether by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or (v) mortgage or pledge any of its or its Subsidiaries assets, tangible or intangible, or create or suffer to exist any Lien (other than Permitted Liens) thereupon;

(g) increase or decrease the compensation or fringe benefits of any employee or director of the Company or any of its Subsidiaries (except for normal increases of cash compensation in the ordinary course of business consistent with past practice) or pay any bonus or special remuneration (whether in cash, equity or otherwise) to any employee, consultant, independent contractor or director (other than bonuses made in the ordinary course of business consistent with past practice);

(h) forgive any Loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;

(i) (i) acquire, lease (as lessee) or license (as licensee) any property or assets with a fair market value in excess of $1,000,000 in the aggregate per fiscal quarter, except transactions required pursuant to existing Contracts as in effect on the date hereof; or (ii) sell, lease (as lessor), license (as licensor) or dispose of any property or assets with a net book value in excess of $1,000,000 in any individual transaction, except (A) transactions required pursuant to existing Contracts as in effect on the date hereof or (B) transactions in the ordinary course of business consistent with past practice;

(j) except as may be required as a result of a change in applicable Laws or in GAAP, make any change in any of the accounting principles or practices used by it;

(k) (i) make or change any Tax election that, individually or in the aggregate, would be reasonably expected to adversely affect in any material respect the Tax liability of the Company or any of its Subsidiaries, (ii) change any material Tax accounting method, (iii) settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability or (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(l) other than in the ordinary course of business consistent with past practice, (i) enter into, renew, extend or terminate (other the termination of a Material Contract pursuant to its terms as in effect as of the date hereof) any Material Contract (or any Contract that would have been a Material Contract if it had been in effect on the date hereof); or (ii) make any material amendment or change in any such Material Contract;

(m) enter into a Contract to do any of the foregoing or make any formal or informal arrangement or understanding, whether or not binding, with respect to any of the foregoing;

(n) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other liabilities that (i) are reflected or reserved against in full in the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) are covered by existing insurance policies, or (iii) otherwise do not involve the payment of money in excess of $500,000 in the aggregate, in each case where the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $500,000 in the aggregate above the amounts reflected or reserved in the Balance Sheet in respect of such Legal Proceeding) to be performed by the Company or its Subsidiaries following the Effective Time;

(o) grant any exclusive rights with respect to any Company Intellectual Property or divest any Company Intellectual Property;

(p) make any representations or issue any communications to any current or former employee, independent contractor or director that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent, any Subsidiary of the Parent, or the Surviving Corporation; or

(q) take any action which would (i) materially impair the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law or (ii) materially delay the consummation of the Offer or the Merger and the other transactions contemplated by this Agreement.

6.3 Negative Obligations of Parent. Except as approved in advance by the Company in writing, neither Parent nor any of its Subsidiaries shall, directly or indirectly, acquire or agree to acquire (whether by merger, consolidation, stock or asset purchase, tender or exchange offer, recapitalization, reorganization or any other form of transaction) any other Person if and to the extent that such transaction would reasonably be expected to (a) impair the ability of the parties hereto to consummate the Merger, or (b) delay the consummation of the Merger in any material respect.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the provisions set forth in this Agreement, each of Parent, Purchaser and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including by:

(i) using its reasonable best efforts to cause the conditions to the Offer set forth in Annex A and the conditions to the Merger set forth in Article VIII to be satisfied or fulfilled;

(ii) using its reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals, and to provide all necessary notices, under Material Contracts so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement; provided, however, that in the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent;

(iii) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby;

(iv) executing and delivering any additional mutually acceptable instruments mutually deemed necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and

(v) assisting the other parties in (A) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its Affiliates and their respective operations as may be requested in connection with a filing by it or any of its Subsidiaries, (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and (C) delivering any additional mutually acceptable instruments mutually deemed required to be made, obtained or delivered to consummate the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 7.1 or elsewhere in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to (i) litigate or otherwise contest any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement or (ii) agree to any divesture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

7.2 Regulatory Filings.

(a) Without limiting the generality of the provisions of Section 7.1 and to the extent required by applicable Laws, as promptly as practicable following the execution and delivery of this Agreement, each of Parent and the Company shall make or submit all applications, notices, petitions and filings, file or submit all documentation, and use their respective reasonable best efforts to obtain as promptly as practicable all clearances, permits, consents, approvals and authorizations of all Governmental Authorities, in each case which are necessary or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and to comply with the terms and conditions of all such clearances, permits, consents, approvals and authorizations of all Governmental Authorities. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws and Orders, all the documentation and information relating to either party and any of its respective Subsidiaries, that appears in any application, notice, petition, filing and documentation made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose clearance, consent or approval is required to consummate the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any clearance, consent or approval required in order to consummate the transactions contemplated by this Agreement will not be obtained or that the receipt of any such clearance, consent or approval will be materially delayed or conditioned.

(b) Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making and submitting the applications, notices, petitions and filings contemplated by this Section 7.2, (ii) subject to applicable Laws and Orders, supply the other with any information that may be required in order to effectuate such applications, notices, petitions and filings, and (iii) supply any additional information that may be required or reasonably requested by any Governmental Authority in connection with such applications, notices, petitions and filings. Subject to applicable Laws and Orders, each party hereto shall (A) promptly inform the other party hereto of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement, (B) permit the other party hereto the opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any application, notice, petition or filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby, (C) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning the transactions contemplated hereby unless and until such party has consulted with the other party, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend such meeting or discussion, and (D) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated hereby. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

7.3 Anti-Takeover Laws. In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, and Parent, at the direction of the Parent Board, each shall use its reasonable best efforts to provide that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the provisions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

7.4 Proxy Statement; Amended Schedule TO; Schedule 14D-9.

(a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 3.1(b), as soon as practicable after the consummation of the Offer, Parent and the Company shall prepare, and the Company shall file with the SEC a letter to stockholders, notice of meeting, proxy statement and form of proxy, or information statement, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented from time to time, the “Proxy Statement”). Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Proxy Statement, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the consummation of the Offer, Parent and the Company shall cause the Proxy Statement to be disseminated to the stockholders of the Company.

(b) The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time, Parent and the Company shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Parent and/or the Company. Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Proxy Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings. Prior to mailing the Proxy Statement to stockholders (or filing or mailing any amendment thereof or supplement thereto), each of Parent and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably and timely proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) The Schedule 14D–9 will not, at the time the Schedule 14D–9 is filed with the SEC and at any time prior to the Purchase Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company shall not be responsible under this Section 7.4(c) with respect to information supplied in writing by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser expressly for inclusion in the Schedule 14D-9. The Schedule 14D–9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time it is mailed to the stockholders of the Company and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(d) None of the information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Schedule 14D-9 will, at the times such documents are filed with the SEC and when mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) None of the Amended Offer Documents will, at the times such documents are filed with the SEC and at any time prior to the Purchase Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent or Purchaser will not be responsible under this Section 7.4(d) with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company expressly for inclusion therein. The Amended Offer Documents will, at the time the Amended Offer Documents are filed with the SEC and, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(f) None of the information supplied by or on behalf of the Company for inclusion in the Amended Offer Documents will, at the time such documents are filed with the SEC, when mailed to stockholders and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act.

7.5 Company Stockholder Meeting.

(a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 3.1(b), the Company shall establish a record date for, call, give notice of, convene, hold, and take a vote of stockholders on the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement in accordance with the DGCL (the “Merger Proposal”) at a meeting of the Company’s stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the consummation of the Offer (which shall be within forty five (45) days following the date on which the Proxy Statement is first disseminated to Company’s stockholders unless Parent shall otherwise consent to a different date). The Company shall use its reasonable best efforts to solicit proxies from the Company’s stockholders and, unless the Company Board has effected a Company Board Recommendation Change pursuant to and in accordance with the terms of Section 7.7, the Company Board shall use its reasonable best efforts to obtain the Requisite Merger Approval at the Company Stockholder Meeting or any postponement or adjournment thereof. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall submit the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement to the Company’s stockholders for adoption at the Company Stockholder Meeting, and the Company’s obligations under this Section 7.5 shall not be terminated, superseded, limited, modified or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Acquisition Transaction, or by any Company Board Recommendation Change (whether or not in compliance with the terms hereof). Parent and Purchaser each agree that at the Company Stockholder Meeting, all of the Shares acquired pursuant to the Offer and all other shares of Company Common Stock otherwise owned by Parent, Purchaser or their respective controlled affiliates will be voted in favor of the Merger. For the avoidance of doubt, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated in accordance with Section 9.1.

(b) Prior to the Purchase Time, the Company shall not establish a record date for, call, give notice of, convene or hold any meeting of the Company’s stockholders.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting solely (i) for up to ten (10) Business Days, if the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to (A) give the Company’s stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company’s stockholders or otherwise made available to the Company’s stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change) or (B) to enable the additional time to solicit proxies from the Company’s stockholders or (ii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff.

7.6 No Solicitation.

(a) The Company and its Subsidiaries shall, and shall cause each of their respective Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Purchase Time, the Company shall not, shall cause its Subsidiaries not to, and shall not authorize or permit any of its, any of its Subsidiaries or any of their respective Representatives to, directly or indirectly:

(i) solicit, initiate, facilitate or knowingly encourage or induce any inquiry with respect to, or the making, submission or announcement of, an Acquisition Proposal or an Acquisition Transaction;

(ii) subject to Section 7.6(c), furnish to any Person (other than Parent, Purchaser or any designees of Parent or Purchaser) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Purchaser or any designees of Parent or Purchaser), or take any other action, in each case in a manner that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal or an Acquisition Transaction;

(iii) subject to Section 7.6(c), participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or an Acquisition Transaction;

(iv) approve, endorse or recommend an Acquisition Proposal or an Acquisition Transaction;

(v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Proposal or an Acquisition Transaction (other than a confidentiality agreement pursuant to and in accordance with Section 7.6(c));

(vi) terminate, amend or waive any material rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the material terms of) any confidentiality or “standstill” or other similar agreement between the Company or any of its Subsidiaries and any other Person;

(vii) (x) take any action to exempt any Person, other than Parent and Purchaser, from Section 203 of the DGCL or any other applicable anti-takeover Laws, or (y) other than as contemplated by this Agreement, redeem, amend or waive any of the Company Rights or amend, terminate or waive the Rights Agreement; or

(viii) agree with a third party to do any of the foregoing, or propose to third parties (including the Company’s stockholders) to do any of the foregoing, other than pursuant to Section 7.6(c), Section 7.7(b) or Section 9.1(h) in accordance with the terms thereof.

(c) Notwithstanding the foregoing terms of Section 7.6(b) or any other provision in this Agreement, at any time prior to the Purchase Time, the Company Board may, directly or indirectly through its Representatives, (x) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) an unsolicited Acquisition Proposal in writing after the date hereof and/or (y) furnish or make available to any Person that has made (and not withdrawn) an unsolicited Acquisition Proposal in writing after the date hereof, any non-public information relating to the Company or any of its Subsidiaries; provided, however, that the Company may take any action contemplated by the foregoing clauses (x) or (y) if and only if all of the following conditions have been satisfied prior to taking such action:

(i) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action is reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under Delaware Law;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of this Section 7.6 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company shall have entered into a confidentiality agreement no less favorable in the aggregate to the Company than the Confidentiality Agreement with such Person;

(iv) the Company shall have given Parent at least forty-eight (48) hours prior written notice of (x) its intent to take any action permitted by this Section 7.6(c), (y) the identity of the Person(s) making the Acquisition Proposal forming the basis for taking the action permitted by this Section 7.6(c) and (z) all of the material terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, prior to taking any action with respect to such Person, the Company shall have given Parent a copy of such Acquisition Proposal); and

(v) prior to or contemporaneously with furnishing any non-public information to such Person, the Company shall have furnished or made available such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent).

(d) In addition to the obligations of the Company set forth in Section 7.6(c), the Company shall promptly, and in all cases within forty-eight (48) hours, advise Parent in writing of the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. At all times from and after the Company’s, any of its Subsidiaries’ or any of their respective Representatives’ receipt thereof, the Company shall keep Parent reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry (including by giving Parent a copy of any materials provided by such Person if in written form).

(e) The Company shall provide Parent with at least forty-eight (48) hours prior written notice (or any shorter period of advance notice provided to members of the Company Board) of a meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction.

7.7 Company Board Recommendation.

(a) Subject to the terms of this Section 7.7, the Company Board shall recommend that the Company’s stockholders accept the Offer and adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement in accordance with the applicable provisions of the DGCL at the Company Stockholder Meeting (together, the “Company Board Recommendation”). Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation or (y) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal or agreement pursuant to which an Acquisition Transaction would be consummated (any of the actions referred to in the preceding clauses (x) and (y) being a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change if it is accompanied by a statement of the Company Board expressly and publicly reaffirming the Company Board Recommendation issued or made in connection with such communication.

(b) Notwithstanding the foregoing terms of Section 7.7(a) but subject to Section 7.7(e), at any time prior to the Purchase Time, the Company Board may effect a Company Board Recommendation Change (and disclose to the Company’s stockholders that the Company Board has effected a Company Board Recommendation Change) if the conditions set forth below have been satisfied prior to effecting such Company Board Recommendation Change:

(i) the Company Board shall have received an Acquisition Proposal (which has not been withdrawn) in writing after the date hereof;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of Section 7.6 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company Board shall have given Parent prompt, and in all cases within forty-eight (48) hours of its receipt, written notice of the identity of the Person(s) making such Acquisition Proposal and all of the material terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, a copy of such Acquisition Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Acquisition Proposal in connection therewith) (it being agreed that in the event that there is any material revision to the terms of an Acquisition Proposal, including any revision in price, the Company shall promptly, and in any event within one (1) Business Day, notify Parent of any such material revision and provide copies of any material written documents provided by such Person(s), if in written form); and

(iv) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) in light of such Acquisition Proposal, the failure to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law.

(c) Notwithstanding the foregoing terms of Section 7.7(a) but subject to Section 7.7(e), at any time prior to Purchase Time, the Company Board may effect a Company Board Recommendation Change (and disclose to the Company’s stockholders that the Company Board has effected a Company Board Recommendation Change) for a reason unrelated to an Acquisition Proposal (it being agreed that any

Company Board Recommendation Change proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 7.7(b)) if events, facts, developments, circumstances or occurrences that affect the business, assets or operations of the Company or its Subsidiaries that were not known by the Company as of the date hereof become known and as a result thereof the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law.

(d) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that (i) any such statement or other disclosure shall be subject to the terms and conditions of this Agreement, including the provisions of Article IX, and (ii) any such statement or disclosure (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Company Board Recommendation Change unless it is accompanied by a statement of the Company Board expressly and publicly reaffirming the Company Board Recommendation issued or made in connection with such communication.

(e) Notwithstanding the foregoing terms of Section 7.7(b) or Section 7.7(c), no Company Board Recommendation Change may be made unless:

(i) the Company Board shall have first provided three (3) Business Days prior written notice to Parent that it is prepared to effect a Company Board Recommendation Change pursuant to Section 7.7(b) or Section 7.7(c), which notice shall specify the basis for such Company Board Recommendation Change;

(ii) prior to making such Company Board Recommendation Change, the Company and its Representatives, during such three (3) Business Day period, shall have (A) given Parent and its Representatives the opportunity to meet with the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto so that the Company Board shall no longer determine that the failure to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law and (B) permitted Parent and its Representatives to make one presentation to the Company Board (which may be by conference call or other remote communication) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any change to the material terms of such Acquisition Proposal (it being understood that any change in price or type of consideration shall be deemed to be a change of a material term) or such events, facts, developments, circumstances or occurrences, the Company Board shall deliver to Parent written notice thereof and shall comply with this Section 7.7(e) with respect to such new notice, except that if the only change is a change in price, then the notice period shall be two (2) Business Days (rather than the three (3) Business Days otherwise contemplated by this Section 7.7(e)); and

(iii) after the foregoing three (3) Business Day period and any extensions and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such period, the Company Board shall have again determined in good faith (after consultation with its financial advisor and its outside legal counsel), and after good faith consideration of all proposals by Parent, the failure to make such Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law.

7.8 Access; Notice and Consultation.

(a) Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access at reasonable times and during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would reasonably be likely to jeopardize any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information of the Company or any of its Subsidiaries; provided, however, that in such circumstances the parties shall use reasonable best efforts to make appropriate substitute disclosure arrangements that would not so jeopardize such privilege; provided, further, however, that nothing in this Section 7.8(a) or elsewhere in this Agreement shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 7.8(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Parent and the Company shall promptly notify the other upon obtaining Knowledge that any representation or warranty made by such party in this Agreement has become untrue or inaccurate, or that such party has breached or failed to comply with or satisfy in any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement, in each case, with respect to the Company, as would, individually or in the aggregate, reasonably be expected to cause the conditions set forth in Annex A to fail to be satisfied, and with respect to Parent and Purchaser, as would, individually or in the aggregate, reasonably be expected to give rise to a termination event as provided in Section 9.1(e).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall promptly advise Parent in writing of any litigation commenced after the date hereof against the Company or any of its directors or executive officers by any Company’s stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall, and shall cause its Subsidiaries to, make available to Parent a copy of each annual and quarterly report on 10-K or 10-Q (as applicable), and each registration statement and other document, proposed to be filed by the Company with the SEC during such period a reasonable period of time prior to the filing of such reports or registration statements (and in any event, at least two (2) Business Days prior to the filing thereof with the SEC).

(e) Notwithstanding anything to the contrary set forth in this Agreement, no information obtained pursuant to the access granted or notification provided pursuant to this Section 7.8 shall be deemed to amend or otherwise modify in any respect any representation or warranty of the party hereto providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice. Parent will hold, and will direct its Representatives to hold, any and all information received from the Company pursuant to this Section 7.8 as confidential in accordance with the Confidentiality Agreement as though such information constitutes “Evaluation Material” under the Confidentiality Agreement.

7.9 Reserved.

7.10 Public Disclosure. Except with regard to any press releases or public statements made or proposed to be made by the Company pursuant to Section 7.7, each of Parent and the Company shall consult with the other before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Parent or the Company may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of Nasdaq if such party first notifies and (if practicable) consults with the other regarding the timing and substance of such public announcement or statement.

7.11 Employee Matters.

(a) From and after the enrollment of Company employees in the employee benefit plans, programs and policies of Parent, Parent shall provide the Company employees with substantially similar types and levels of benefits as those provided to similarly situated employees of Parent. Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions reasonably necessary in furtherance of terminating such Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date. If, in accordance with this Section 7.11, Parent requests in writing that the Company not terminate any 401(k) Plan, the Company shall take such actions as Parent may reasonably require in furtherance of the assumption of any such 401(k) Plan by Parent, including by adopting such amendments as Parent may deem necessary or advisable in connection with such assumption; provided, however, Parent provides written notice to the Company of such actions (identifying each action) no later than three (3) Business Days prior to the Closing Date.

(b) From and after the Effective Time, and to the extent permitted by applicable Law, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Company employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Company employees and their eligible dependents to the extent such Company employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Employee Plans as of the time immediately preceding the Closing, and (ii) provide each Company employee with credit for any deductibles paid under any Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Parent, the Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Employee Plan. The provisions of this Section 7.11(b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 7.11(b). Notwithstanding the foregoing, Parent shall continue to sponsor or maintain, as the case may be, the employee benefit plans programs or policies of the Company that provide health, dental, vision, accidental death or disability and life insurance coverage for the benefit of Company employees until such Company employees are enrolled in such employee benefit plans, programs or policies of Parent. Nothing contained in this Section 7.11 shall in any way alter the at-will employment of any employees of the Company or any of its Subsidiaries.

(c) Notwithstanding anything herein to the contrary, Parent shall, or shall cause the Surviving Corporation to, continue to honor all existing Contracts with directors, officers and employees that provide for severance benefits and that are either disclosed in the Company SEC Reports or set forth on Schedule 7.11(c)(A) attached hereto (the “Company Severance Arrangements”). In addition, for twelve (12) months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, continue to maintain and honor the Company policies set forth on Schedule 7.11(c)(B) attached hereto (in accordance with the conditions, if any, set forth on Schedule 7.11(c)(B)).

(d) Except as specifically set forth in Section 3.8, Section 7.11(c) and Section 7.12 of this Agreement, the documents and instruments and other agreements among the parties discussed hereto are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, employee (including any Continuing Employee) or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns, and shall not be construed as amending any employee benefit or compensation plan, agreement or arrangement of Parent, the Surviving Corporation the Company or any of their respective Affiliates.

7.12 Directors and Officers Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof and (ii) any and all agreements for indemnification, exculpation of liability and/or advancement of expenses in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation from liability and the advancement of expenses that are at least as favorable as the indemnification, exculpation from liability and advancement of expense provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Law or Order.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officer’s liability insurance (“D&O Insurance”) in respect of acts or omissions occurring or existing at or prior to the Effective Time; provided, however, that Parent and the Surviving Corporation may, at their option, substitute policies of Parent, the Surviving

Corporation or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to the Indemnified Parties than the D&O Insurance. In satisfying their obligations under this Section 7.12(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”); provided, however, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance, which Tail Policy shall (i) be on terms and conditions with respect to coverage and amounts no less favorable, in the aggregate, than the D&O Insurance, (ii) be for an amount not to exceed the Maximum Annual Premium and (iii) name Parent as a successor-in-interest of such Tail Policy; provided, however, that the Company must obtain Parent’s written consent to obtain a Tail Policy if (x) the premium exceeds two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last fiscal year or (y) the terms and conditions of the Tail Policy with respect to coverage and amounts are more favorable, in the aggregate, than the D&O Insurance. In the event that the Company purchases the Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.12(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) If Parent, the Surviving Corporation, any Subsidiaries of the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation and/or any such Subsidiaries, as applicable, shall assume all of the obligations of Parent, the Surviving Corporation or its Subsidiaries, as applicable, under this Section 7.12.

(d) The obligations under this Section 7.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party or any other person who is a beneficiary under the D&O Insurance or the Tail Policy (and their heirs and representatives) without the prior written consent of such person. Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.12, with full rights of enforcement as if a party hereto. The rights of the Indemnified Parties and other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives) under this Section 7.12 shall be in addition to, and not in substitution for, any other rights that such persons may have at the Effective Time under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Laws (whether at law or in equity).

7.13 Resignation of Officers and Directors of Company Subsidiaries. At or prior to the Closing, upon the request of Parent delivered to the Company at least ten (10) Business Days prior to the Closing, the Company shall use its reasonable best efforts to obtain the resignations of all directors and officers of its Subsidiaries, in each case to be effective as of the Effective Time.

7.14 Section 16 Resolutions. The Parent Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution prior to the Purchase Time providing that the receipt by Company Insiders of options to purchase Parent Common Stock upon assumption and conversion of the Company Stock Awards pursuant to the transactions contemplated by this Agreement is intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) promulgated under the Exchange Act) shall adopt a resolution prior to the Purchase Time providing that the disposition by Company Insiders of Company Common Stock or Company Stock Awards in exchange for cash, and the disposition of their Company Stock Awards which will be deemed to occur upon the assumption of those awards and their resulting conversion into awards to purchase Parent Common Stock, pursuant to the transactions contemplated hereby are also intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. For purposes of this Agreement, and the term “Company Insiders” shall mean those directors and officers of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

7.15 Approval of Compensation Actions. All compensatory and similar arrangements that the Company or any of its Subsidiaries may make or enter into prior to the Expiration Date, including any payments that may be or become payable, and any benefits that may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements, shall (a) be made or entered into in consideration of, or paid or granted as compensation for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) and (b) shall not be in respect of or calculated based on the number of Shares tendered or to be tendered in the Offer. Moreover, the Company (acting through the Compensation Committee of the Company Board) shall take such steps as may be required so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions to such Rule and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act shall otherwise be applicable to such arrangement and any amendment or modification thereof as a result of the taking by the Company Board, the Compensation Committee of the Company Board or its independent directors prior to the Expiration Date of all necessary actions.

7.16 Obligations of Purchaser. Parent shall cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.17 Registration Statements for Assumed Company Stock Awards. Promptly following the Effective Time (and in any event within ten (10) Business Days), Parent shall file a registration statement under the Securities Act on Form S-8 (and use reasonable best efforts to maintain the effectiveness thereof) relating to the shares of Parent Common Stock issuable with respect to the Assumed Company Stock Awards, in each case to the extent eligible for registration on Form S-8, and shall use reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Company Stock Awards remain outstanding.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Laws) prior to the Closing, of each of the following conditions:

(a) Purchase of Shares. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

(b) Requisite Merger Approval. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 3.1(b), the Requisite Merger Approval shall have been obtained.

(c) Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement any Law that is in effect and has the effect of making the Merger illegal, or which has the effect of prohibiting or otherwise preventing the Merger, or (ii) issued or granted, or threatened to issue or grant, any Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the Merger.

(d) Governmental Actions. There shall not be pending, nor has any Governmental Authority notified Parent or the Company of its intent to commence, any suit, action or proceeding by any Governmental Authority of competent jurisdiction against Parent, Purchaser, the Company or any of their respective Subsidiaries (i) seeking to restrain or prohibit the consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of the businesses or assets of the Company or any of its Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of the Company or any of its Subsidiaries.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be validly terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time only as follows (it being agreed (i) that this Agreement may not be terminated for any other reason or on any other basis and (ii) that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if the Purchase Time has not occurred prior to 11:59 p.m. (California time) on December 31, 2012 (the “Termination Date”); provided, however, that, if the Offer Conditions set forth in Paragraph 2(a) or Paragraph 2(b) of Annex A have not been satisfied as of the Termination Date, but all other Offer Conditions set forth in Annex A would be satisfied if the Purchase Time were to occur on such date, then the Termination Date shall be extended to March 31, 2013, provided, further, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to take any action has been the cause of, or resulted in, any of the Offer Conditions having failed to be satisfied on or before the Termination Date, as applicable, or in the Purchase Time not occurring prior to the Termination Date, as applicable, in either case and if such action or failure to take action constituted a material breach of this Agreement;

(c) by either Parent or the Company, at any time prior to the Purchase Time, if any Governmental Authority of competent jurisdiction (i) shall have enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Merger any Law that is in effect at the time of such termination and renders the Merger illegal in the United States or any state thereof, or (ii) shall have issued or granted any final, non-appealable Order that is in effect and has the effect of making the consummation of the Merger illegal in the United States or any state thereof, or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States or any state thereof;

(d) by either Parent or the Company, if the Offer shall have expired in accordance with its terms without the Purchase Time having occurred;

(e) by the Company, at any time prior to the Purchase Time, provided that the Company is not then in material breach of any covenant or agreement of the Company set forth in this Agreement, in the event (i) Parent or Purchaser shall not have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent and Purchaser to be performed or complied with by them under this Agreement prior to the Purchase Time or (ii) (A) the representations and warranties of Parent and Purchaser set forth in Section 5.1(a) (Organization and Standing), Section 5.2

(Corporate Approvals) and Section 5.3(b) (Non-contravention; Required Consents) (the “Specified Parent Representations”) (1) shall not have been true and correct as of the date of this Agreement or (2) shall not be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of the Expiration Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date) or (B) the representations and warranties of Parent and Purchaser set forth in this Agreement (other than the Specified Parent Representations) (1) shall have been true and correct in all respects as of the date of this Agreement (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date) without giving effect to any qualification as to “Material Adverse Effect”) and (2) shall be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date) without giving effect to any qualification as to “Material Adverse Effect”, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Purchaser or such inaccuracies in the representations and warranties of Parent or Purchaser are curable by Parent or Purchaser through the exercise of commercially reasonable efforts within thirty (30) calendar days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the expiration of such thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if such breach or inaccuracy by Parent or Purchaser is cured within such thirty (30) calendar day period);

(f) by Parent, at any time prior to the Purchase Time, provided that Parent is not then in material breach of any covenant or agreement of Parent set forth in this Agreement, in the event of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that were such time a scheduled expiration of the Offer, the Offer Conditions set forth in Paragraph 2(d) or 2(e) of Annex A would not be satisfied; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts within thirty (30) calendar days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) until the expiration of such thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(f) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period);

(g) by Parent, at any time prior to the Purchase Time (whether or not the Requisite Merger Approval has been obtained), in the event that:

(i) the Company shall have breached or violated the terms of Section 7.6 (other than an inadvertent breach that does not result in an Acquisition Proposal), Section 7.5 or Section 7.7 in any material respect;

(ii) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change (whether or not in compliance with the terms of this Agreement);

(iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9;

(iv) a tender offer or exchange offer for Company Common Stock is commenced by a Person unaffiliated with Parent or Purchaser and (A) within the ten (10) business day period specified in Rule 14e-2 promulgated under the Exchange Act, the Company shall have failed to issue a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company’s stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer, or (B) at any time after the foregoing ten (10) business day period, the Company shall issue a press release or file a Schedule 14D-9, in any such case relating to such tender or exchange offer that fails to reaffirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer; or

(v) the Company Board shall fail to reaffirm (publicly, if requested by Parent) the Company Board Recommendation within five (5) Business Days following Parent’s request in writing that such recommendation be reaffirmed; or

(h) by the Company, at any time prior to the Purchase Time, if the following conditions are satisfied:

(i) the Company shall have received an Acquisition Proposal in writing after the date hereof and the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of Section 7.6 in connection with such Superior Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that, in light of such Superior Proposal, the failure to terminate this Agreement pursuant to this Section 9.1(h) is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law;

(iv) the Company Board shall have given Parent prompt written notice (1) of the identity of the Person(s) making such Superior Proposal and all of the material terms and conditions of such Superior Proposal (and if such Superior Proposal is in written form, a copy of such Superior Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Superior Proposal in connection therewith) (it being agreed that in the event that there is any material revision to the terms of a Superior Proposal, including any revision in price, the Company shall promptly, and in any event within one (1) Business Day, notify Parent of any such material revision and provide copies of any material written documents provided by such Person(s), if in written form) and (2) that the Company Board intends to terminate this Agreement pursuant to this Section 9.1(h) in response to such Superior Proposal;

(v) during the three (3) Business Day period following such notice, the Company Board shall have (A) given Parent and its Representatives the opportunity to meet with the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto and (B) permitted Parent and its Representatives to make one presentation to the Company Board (which may be by conference call or other remote communication) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any change to the material terms of such Superior Proposal (it being understood that any change in price or type of consideration shall be deemed to be a change of a material term), the Company Board shall deliver to Parent a written notice thereof and shall comply with this Section 9.1(h) with respect to such new notice, except that if the only change is a change in price, then the notice period shall be two (2) Business Days (rather than the three (3) Business Days otherwise contemplated by this Section 9.1(h));

(vi) after the foregoing three (3) Business Day period and any extensions and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such period, (1) Parent shall not have made a proposal at least as favorable or more favorable to the Company’s stockholders as such Acquisition Proposal and (2) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal continues to constitute a Superior Proposal, and (B) in light of such Superior Proposal and after good faith consideration of all proposals by Parent, the failure to terminate this Agreement pursuant to this Section 9.1(h) is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law; and

(vii) concurrently with the termination of this Agreement pursuant to this Section 9.1(h) (and as a condition to the effectiveness of such termination), the Company (A) enters into a definitive agreement for the Superior Proposal referenced in this Section 9.1(h) and (B) pays the Termination Fee Amount to Parent as provided in Section 9.3(b)(ii).

9.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any intentional breach of, or fraud in connection with, this Agreement.

9.3 Fees and Expenses.

(a) General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to Five Million Dollars ($5,000,000) (the “Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the valid termination of this Agreement pursuant to Section 9.1(b), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (B) this Agreement is validly terminated pursuant to Section 9.1(b), and (C) within twelve (12) months following the valid termination of this Agreement pursuant to Section 9.1(b), either (1) an Acquisition Transaction (whether or not related to the Acquisition Proposal referenced in the preceding clause (A)) is consummated, or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction (whether or not related to the Acquisition Proposal referenced in the preceding clause (A)) and such Acquisition Transaction is consummated (whether or not within the preceding twelve (12) month period). The fee amount payable pursuant to this Section 9.3(b)(i) shall be paid within one (1) Business Day of the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C).

(ii) In the event that this Agreement is validly terminated pursuant to Section 9.1(g), the Company shall promptly (and in any event with two (2) Business Days) following such termination pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is validly terminated pursuant to Section 9.1(h), as a condition to such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Certain Definitions. Solely for purposes of this Section 9.3, the terms “Acquisition Proposal” and “Acquisition Transaction” shall have the same meaning as an “Acquisition Proposal” and “Acquisition

Transaction”, respectively, except that all references therein to fifteen percent (15%) shall be deemed to be references to fifty percent (50%) and the reference therein to eighty five percent (85%) shall be deemed to be a reference to fifty percent (50%).

(d) Enforcement. Each of Parent and the Company acknowledges and hereby agrees that the provisions of this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner any amounts due and payable pursuant to Section 9.3, and, in order to obtain such payment, Parent shall make a claim against the Company and such claim results in a judgment against the Company, the Company shall pay to Parent an amount in cash equal to Parent’s costs and expenses (including its attorney’s fees and expenses) incurred in connection with such claim, together with interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee Amount on more than one occasion, whether or not the Termination Fee Amount may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages. Subject to Section 9.2, in the event that Parent shall receive the Termination Fee Amount, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

9.4 Amendment. Subject to applicable Laws and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Purchaser and the Company; provided, however, that in the event that this Agreement has been adopted by the Company’s stockholders in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of the Company’s stockholders under the DGCL without such approval; provided, further, however, that after the Purchase Time, no amendment may be made that decreases the Merger Consideration.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Purchaser set forth in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. The Confidentiality Agreement shall survive any termination of this Agreement, and subject to the proviso to Section 2.3 the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, by facsimile or by electronic mail (with a written or electronic confirmation of delivery), in each case to the intended recipient, at the following addresses, telecopy numbers or electronic mail address (or at such other address, telecopy numbers or electronic mail address for a party as shall be specified by like notice):

(a) if to Parent or Purchaser, to:

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

Attention: Brad W. Buss, Chief Financial Officer

Telecopy No.: (408) 943-4730

E-mail: bib@cypress.com

and

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

Attention: Victoria Valenzuela, General Counsel

Telecopy No.: (408) 943-4730

E-mail: vtd@cypress.com

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Larry W. Sonsini and Bradley L. Finkelstein

Telecopy No.: (650) 493-6811

E-mail: lsonsini@wsgr.com and bfinkelstein@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, New York 10019

Attention: Selim Day

Telecopy No.: (212) 999-5899

E-mail: sday@wsgr.com

(b) if to the Company (prior to the Effective Time), to:

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

Attention: Eric Balzer

Telecopy No.: (719) 481-9294

E-mail: eric.balzer@ramtron.com

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, California 94111

Attention: Steve L. Camahort and Dana C.F. Kromm

Telecopy No.: (415) 616-1199

E-mail: steve.camahort@shearman.com and

dana.kromm@shearman.com

10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and any Exhibits, Annexes and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement. Each party hereto agrees that, except for the representations and warranties set forth in this Agreement, neither Parent or Purchaser, on the one hand, nor the Company, on the other hand, makes any representations or warranties, express or implied, as to the accuracy or completeness of any other information made (or made available) by itself or any of its Representatives with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery of disclosure to the other or the other’s Representatives of any documentation of any other information with respect to any one or more of the foregoing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall relieve any party hereto for liability arising out of fraud or intentional misrepresentation.

10.5 Third Party Beneficiaries. Except (a) as set forth in or contemplated by the provisions of Section 3.8, Section 7.11(c) and Section 7.12, (b) from and after the Purchase Time, the rights of holders of Shares validly tendered and not withdrawn pursuant to the Offer and accepted for payment by Purchaser pursuant to the Offer to receive the Offer Price pursuant to Article II and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the Merger Consideration set forth in Article III, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the requirement of having to post a bond.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the exclusive jurisdiction and venue in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such party and (c) waives and covenants not to assert or plead any objection which such party might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

10.11 Counterparts. This Agreement may be executed in one or more counterparts (including by fax and .pdf), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Brad W. Buss
Name: Brad W. Buss
Title: Executive Vice President and Chief Financial Officer

RAIN ACQUISITION CORP.

By:	/s/ Brad W. Buss
Name: Brad W. Buss
Title: Secretary

RAMTRON INTERNATIONAL CORPORATION

By:	/s/ Eric A. Balzer
Name: Eric A. Balzer
Title: Chief Executive Officer

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the expiration of the initial offering period for the Offer, as the same may (or, to the extent required by the Merger Agreement, shall) be extended from time to time (the “Expiration Date”):

(a) there shall have been validly tendered in the Offer (not including Shares tendered pursuant to procedures for guaranteed delivery) and not properly withdrawn that number of Shares which, together with the number of shares of Company Common Stock, if any, then owned beneficially by Parent, Purchaser or their controlled Affiliates, constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares (if any) which the Company would be required to issue pursuant to the exercise or conversion of any then-outstanding Company Stock Awards, but only to the extent that such Company Stock Awards are vested and exercisable or may become vested and exercisable prior to or within four (4) months of the Purchase Time), and excluding any Top-Up Shares and the Company Rights (the “Minimum Tender Condition”).

2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer if any of the following conditions exist and are continuing immediately prior to the Expiration Date:

(a) a Governmental Authority of competent jurisdiction shall have (i) enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the transactions contemplated by this Agreement any Law that is in effect and has the effect of making the Offer or the Merger illegal, or which has the effect of prohibiting or otherwise preventing the Offer or the Merger, or (ii) issued or granted, or threatened to issue or grant, any Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Offer or the Merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger;

(b) there shall be pending, or any Governmental Authority shall have notified Parent or the Company of its intent to commence, any suit, action or proceeding by any Governmental Authority of competent jurisdiction against Parent, Purchaser, the Company or any of their respective Subsidiaries (i) seeking to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or (ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of the businesses or assets of the Company or any of its Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of the Company or any of its Subsidiaries;

(c) a Material Adverse Effect on the Company shall have occurred following the execution and delivery of the Merger Agreement that is continuing;

(d) (i) the representations and warranties of the Company set forth in Section 4.4(a) and 4.4(c) (Capitalization) of the Merger Agreement (the “Company Capitalization Representation”) (A) shall not have been true and correct in all respects as of the date of this Agreement, or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date), other than inaccuracies that would not result in the payment of an aggregate value of consideration in the Offer plus Merger Consideration in the Merger that equals or exceeds 101% of the aggregate value of consideration in the Offer and Merger Consideration in the Merger otherwise payable in the Offer and the Merger in the absence of such breach or inaccuracy; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(i), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded;

(ii) all representations and warranties of the Company set forth in the Merger Agreement (other than the Company Capitalization Representation) which are qualified by “Material Adverse Effect”, and the representation and warranty set forth in Section 4.9, (A) shall not have been true and correct in all respects as of the date of the Merger Agreement or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct in all respects as of such date); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(ii), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded;

(iii) all representations and warranties of the Company set forth in the Merger Agreement (other than the Company Capitalization Representation) which are not qualified by “Material Adverse Effect” (A) shall not have been true and correct in all respects as of the date of the Merger Agreement or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date), except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(iii), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded; or

(e) the Company shall not have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of the Company to be performed or complied with by it under the Merger Agreement prior to any scheduled expiration of the Offer any scheduled expiration of the Offer.

The conditions set forth in Paragraphs 1 and 2 of this Annex A are for the benefit of Parent and Purchaser and, regardless of the circumstances, may be asserted by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Annex B

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

September 18, 2012

Board of Directors

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

Gentlemen:

We understand that Cypress Semiconductor Corporation (“Cypress”), Ramtron International Corporation (the “Company”), and Rain Acquisition Corp., a wholly-owned subsidiary of Cypress (“Purchaser”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for Purchaser to amend its pending tender offer (as amended, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) and the associated preferred stock purchase rights to reflect a revised price of $3.10 per share, net to the seller in cash, without interest. We also understand that, pursuant to the Merger Agreement, following consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”) and each outstanding share of Company Common Stock (other than shares held in the treasury of the Company or owned by Cypress or any direct or indirect wholly owned subsidiary of the Company or Cypress or as to which appraisal rights have been properly exercised) will be converted into the right to receive $3.10 per share in cash (the per share consideration to be received in the Offer and the Merger, the “Consideration”). The terms and conditions of the Offer and the Merger (collectively, the “Transaction”) will be set forth more fully in the Merger Agreement.

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Cypress, Purchaser and their respective affiliates (collectively, the “Cypress Parties”)) of the Consideration to be received by such holders pursuant to the Merger Agreement.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated September 18, 2012; (ii) reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of Company Common Stock; (iv) held discussions with members of management of the Company concerning the current operations of and future business prospects for the Company; (v) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company; (vii) reviewed the financial terms of certain business combinations that we deemed generally relevant; and (viii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed

Boston Office: One Federal Street, Boston, MA 02110 (617) 457-0910

California Offices: 3000 Sand Hill Road, Building 1, Menlo Park, CA 94025 (650) 854-9111

100 Spear Street, San Francisco, CA 94105 (415) 262-4860

Board of Directors

Ramtron International Corporation

September 18, 2012

Needham & Company, LLC

by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Transaction will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated September 18, 2012 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. With respect to the financial forecasts for the Company provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. We express no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company, Cypress or any of their respective subsidiaries nor have we evaluated the solvency or fair value of the Company, Cypress or any of their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Cypress Parties) of the Consideration to be received by such holders pursuant to the Merger Agreement and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender shares of Company Common Stock in connection with the Offer or how such stockholder should vote or act on any matter relating to the Transaction.

We have been engaged by the Company as financial advisor in connection with the Transaction and to render this opinion and will receive fees for our services, a portion of which is payable upon delivery of this opinion, and a substantial portion of which is contingent on the consummation of the Offer. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our out-of-pocket expenses. We have, in the past, provided investment banking and financial advisory services to the Company for which we have received compensation, including, within the past two years, acting as financial advisor in connection with strategic planning and merger and acquisition activities, including Cypress’s previous acquisition proposal in 2011, and acting as sole book-running manager for the Company’s public offering of Company Common Stock in July 2011. We have not in the past two years provided investment banking or financial advisory services to the Cypress Parties. We may in the future provide investment banking and financial advisory services to the Company, Cypress and their respective affiliates unrelated to the Transaction, for which services we would expect to receive compensation. In

Board of Directors

Ramtron International Corporation

September 18, 2012

Needham & Company, LLC

the ordinary course of our business, we may actively trade the equity securities of the Company and Cypress for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy, information or solicitation/recommendation statement used in connection with the Transaction provided that this letter is quoted in full in such proxy, information or solicitation/recommendation statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the Cypress Parties) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours, NEEDHAM & COMPANY, LLC

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

RAMTRON

Proxy — Ramtron International Corporation

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 20, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints T.J. Rodgers, Brad W. Buss and Neil H. Weiss, or any of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Ramtron International Corporation (“Ramtron”) held of record by the undersigned on October 19, 2012, at the Special Meeting of Stockholders to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, at 8:00 a.m., Pacific time, on November 20, 2012 and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE.

CYPRESS SEMICONDUCTOR CORPORATION OWNS APPROXIMATELY 78% OF THE SHARES OF COMMON STOCK AND HAS ADVISED US THAT IT WILL VOTE SUCH SHARES IN FAVOR OF BOTH PROPOSALS AT THE SPECIAL MEETING. THUS, THE APPROVAL OF BOTH PROPOSALS IS ASSURED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the Reverse Side)

RAMTRON

IMPORTANT SPECIAL MEETING INFORMATION 000004 C123456789

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MR A SAMPLE

DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends you vote “FOR” each of the following proposals:

For Against Abstain

1. To approve and adopt the Agreement and Plan of Merger, dated as of September 18, 2012, by and among Cypress Semiconductor Corporation, Rain Acquisition Corp. and Ramtron.

For

Against

Abstain

2. To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Ramtron to its named executive officers that is based on or otherwise relates to the merger.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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